Exhibit 2.1

Execution Version

CONTRIBUTION AGREEMENT

among

MATTHEWS INTERNATIONAL CORPORATION,

LOGO HOLDINGS II CORPORATION

and

PENINSULA PARENT LLC

Dated as of January 7, 2025

-i-

-ii-

-iii-

-iv-

Section 11.13	No Admission	114
Section 11.14	Counterparts	114
Section 11.15	Local Transfer Agreements	114
Section 11.16	Debt Financing Sources	115

List of Exhibits and Schedules

•	Exhibit A: Accounting Principles

•	Exhibit B-1: SGK Estimated Signing Statement

•	Exhibit B-2: SGS Estimated Signing Statement

•	Exhibit C: Form of LLC Agreement

•	Exhibit D: Form of Transition Services Agreement

•	Exhibit E: SGK Restructuring Plan

•	Exhibit F: SGS Restructuring Plan

-v-

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), dated as of January 7, 2025 (the “Effective Date”), is entered into among Matthews International Corporation, a Pennsylvania corporation (“Matthews”), Logo Holdings II Corporation, a Delaware corporation (“Logo”), and Peninsula Parent LLC, a Delaware limited liability company (the “Company”). Matthews, Logo and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, following the SGK Restructuring, the SGK Seller will be the direct and indirect record and beneficial owner of all of the Equity Interests of the entities comprising the SGK Business (collectively, the “SGK Equity”);

WHEREAS, as of the Effective Date, Logo is (a) the direct record and beneficial owner of 60,000,000 Company Common Units and 75,000,000 Company Preferred Units (each as defined below), which represent all of the outstanding Equity Interests of the Company as of the Effective Date and (b) the indirect record and beneficial owner of all of the Equity Interests of Southern Graphics, Inc. (the “SGS Equity”), which is the record and ultimate beneficial owner of the other SGS Entities;

WHEREAS, the SGK Seller desires to contribute, assign, transfer and convey the SGK Equity to the Company in exchange for certain Company Preferred Units, Company Common Units and the other consideration set forth in Article II, subject to the terms and conditions of this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Defined Terms. For the purposes of this Agreement, the following terms will have the following meanings:

“Accounting Principles” means the accounting principles, methodologies, practices, procedures, classifications and policies set forth on Exhibit A.

“Action” means any claim, action, suit, arbitration, litigation or proceeding.

“Additional Approvals” is defined in Section 5.3(f).

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person; provided that, from and after the Closing, (a) the Matthews Group Entities will not be considered Affiliates of any Logo Group Entity or of the Company or any of its Subsidiaries, (b) (i) the Logo Group Entities and SGS Entities will not be considered Affiliates of any Matthews Group Entity and (ii) the Matthews Group Entities and SGK Entities will not be considered Affiliates of any Logo Group Entity and (c) Logo and its Affiliates (other than the SGS Entities) and direct and indirect equityholders will not be considered Affiliates of any Matthews Group Entity or of the Company or any of its Subsidiaries.

“AI Technologies” means any and all deep learning, machine learning, and other artificial intelligence technologies, including without limitation any and all: (a) proprietary algorithms, software, or systems that make use of or employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, or k-means clustering), or reinforcement learning; and (b) proprietary embodied artificial intelligence and related hardware or equipment.

“Allocation Statement” is defined in Section 7.6.

“Allocation Statement Objections” is defined in Section 7.6.

“Alternative Financing” is defined in Section 5.5(e).

“Ancillary Agreements” means the Transition Services Agreement, the Local Transfer Agreements, the Equity Transfer Form and the LLC Agreement.

“Anti-Corruption Laws” means all applicable Laws concerning or relating to bribery or corruption, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and the Corruption of Foreign Public Officials Act (Canada), and the Criminal Code (Canada).

“Anti-Corruption Prohibited Activity” means directly or indirectly, giving, making, offering, promising, authorizing, or agreeing to give, make, offer, promise, or authorize any payment, contribution, expense, reward, facilitation payment, or gift of any money, property or anything of value to any person for the purpose of (i) influencing any official act, decision or omission of a public or political official, political party or candidate for political office, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act, decision or omission of a Governmental Entity, or (iii) securing any improper business advantage, or otherwise engaging in any activity or conduct which would violate any Anti-Corruption Laws.

“Anti-Money Laundering Laws” means all applicable laws, rules, and regulations concerning or relating to money laundering administered by any Governmental Entity, including, without limitation: (i) the Money Laundering Control Act administered by the United States; (ii) Directive (EU) 2015/849 of the European Parliament and of the Council of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing; (iii) the Proceeds of Crime Act administered by the United Kingdom; and (iv) the Criminal Code (Canada) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Asset Allocation” is defined in Section 7.6.

“Basket” is defined in Section 10.6.

“Benefit Plan” means each U.S. Benefit Plan and Foreign Benefit Plan.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Canada Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c.1 (5th Supp) and the regulations promulgated thereunder.

“Canadian Disclosure Requirements” is defined in Section 7.10.

“Cash at Closing” means the aggregate of all cash and cash equivalents (including cash on hand and deposits in transit), in each case maturing less than 30 days after the Closing Date of the SGK Entities or SGS Entities, as applicable, and in the case of (i) SGK, after giving effect to the SGK Restructuring and the transfers made pursuant to the applicable Local Transfer Agreements and (ii) SGS, after giving effect to the SGS Restructuring and the transfers made pursuant to the applicable Local Transfer Agreements, and calculated in accordance with the Accounting Principles. Cash at Closing shall be reduced for any outstanding checks, wires, ACH payments to the extent excluded from current liabilities in Working Capital and shall be increased for any deposits-in-transit to the extent excluded from current assets in Working Capital. Cash at Closing shall exclude cash security deposits made or held by the SGK Entities or SGS Entities, cash collateralizing any obligation or cash in reserve or escrow accounts.

“Cash at Signing” means the aggregate of all cash and cash equivalents (including cash on hand and deposits in transit), in each case maturing less than 30 days after the Effective Date of the SGK Entities or SGS Entities, as applicable, and calculated in accordance with the Accounting Principles. Cash at Signing shall be reduced for any outstanding checks, wires, ACH payments to the extent excluded from current liabilities in Working Capital and shall be increased for any deposits-in-transit to the extent excluded from current assets in Working Capital. Cash at Signing shall exclude cash security deposits made or held by the SGK Entities or SGS Entities, cash collateralizing any obligation or cash in reserve or escrow accounts.

“Cash Incentive Compensation” is defined in Section 6.6.

“Claim” is defined in Section 10.4.

“Clean Team Confidentiality Agreement” means that certain Clean Team Confidentiality Agreement entered into between Matthews and Logo on July 24, 2024.

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.5(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Tax Return” is defined in Section 7.1(a).

“Company” is defined in the Recitals.

“Company Common Units” means the Class A Units of the Company, which Class A Units will be subject to the terms and conditions of the LLC Agreement after Closing.

“Company Preferred Units” means the Preferred Units of the Company, which Preferred Units will be subject to the terms and conditions of the LLC Agreement after Closing.

“Competition and Foreign Investment Expenses” means any filing fees with respect to the notifications required under the HSR Act and any other Competition and Foreign Investment Laws incurred by a Party or any of their respective Affiliates in connection with the Transactions.

“Competition and Foreign Investment Laws” means any Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade and all Laws with respect to inbound or outbound investment (including foreign investment and national security).

“Confidential Information” is defined in Section 5.2.

“Confidentiality Agreement” means the Amended and Restated Mutual Non-Disclosure Agreement, dated as of July 24, 2024, between Matthews and Logo.

“Contract” means any oral or written and legally binding lease, contract, license, arrangement, option, instrument or other agreement, other than an Order or a Permit.

“Contribution” is defined in Section 2.1(a).

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or equity interests, by Contract or otherwise (and the terms “Controlled by” and “under common Control with” will have correlative meanings).

“Covered Former SGK Employee” is defined in the definition of “SGK Liabilities”.

“Current Representation” is defined in Section 11.12(a).

“Damages” means losses, Liabilities, damages, deficiencies, Taxes, costs and expenses incurred or suffered (and, if applicable, reasonable attorneys’ fees associated therewith), but excluding punitive or exemplary Damages other than as actually awarded and owed to a third party.

“Data” means, with respect to any Person, all data of any kind or character contained in the IT Systems or any databases owned or controlled by or on behalf of such Person or its designees (including any and all trade secrets), and all other information and data compilations collected, generated, obtained, licensed or received in connection with the business as operated by such

Person, or that is used in or necessary to the conduct of such business, including Personal Information.

“Debt Commitment Letter” means any debt financing commitment letter and debt fee letter entered into between the Company and any Debt Financing Sources, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Debt Financing” means the debt financing provided to the Company and its Subsidiaries on terms reasonably satisfactory to each of the Parties by Debt Financing Sources in an aggregate principal amount of at least $325,000,000 for purposes of consummating the Transactions (including amounts funded at Closing sufficient to pay the Logo Transaction Expenses, Matthews Cash Payment and Matthews Transaction Expenses at Closing).

“Debt Financing Sources” means any Person that has committed to provide the Debt Financing together with each other Person that commits to provide or otherwise provides the Debt Financing (including, for the avoidance of doubt, any Alternative Financing), whether by joinder to the Debt Commitment Letter or, in the absence thereof, the Highly Confident Letter, or otherwise, in each case together with their respective Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their respective successors and permitted assigns.

“Designated Person” is defined in Section 11.12(a).

“Deviation Excess” is defined in Section 2.4(a).

“Deviation Threshold” means $5,000,000.

“D&O Indemnified Persons” is defined in Section 5.11(b).

“Domain Names” is defined within the definition of Intellectual Property.

“DPA” is defined in Section 3.8(f).

“Effective Date” is defined in the introductory paragraph.

“Employee Representative” means any union, works council, or other employee representative body of any SGK Employee or SGS Employee.

“Employee Retention Credit Amount” is defined in Section 7.11.

“Enforceability Exceptions” means the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

“Environment” means soil, sediments, land, surface water, groundwater, vegetation, wetland, natural resource or air.

“Environmental Condition” means a condition resulting from a presence or Release of a Regulated Substance into the Environment on, in, under or within any property.

“Environmental Laws” means any Law relating to the pollution or protection of the environment, occupational health and safety, public health and safety (as it relates to exposure to Regulated Substances), and natural resources, including the use, handling, transportation, treatment, storage, disposal, management or Release of Regulated Substances.

“Environmental Liabilities” means the following Liabilities arising under any Environmental Law or related to or arising out of any Environmental Condition: (a) any duty imposed by a breach or violation of any Environmental Law; (b) any Remedial Action required by Environmental Law; (c) any bodily injury, property damage or other Liabilities of any other Person arising from any Environmental Condition; or (d) any injury to, destruction of or loss of natural resources, or costs of any natural resource damage assessments arising from any Environmental Condition. “Environmental Liabilities” does not include any Liabilities related to or arising out of the sale, distribution, use or misuse of products manufactured, serviced or distributed by the SGK Entities or SGS Entities, as applicable.

“Environmental Permit” means any material Permit required to operate the SGK Business or SGS Business, as applicable, or occupy and use the SGK Real Property or SGS Real Property, as applicable, under any applicable Environmental Law.

“Equity Interest” means any share, unit, capital stock, partnership, limited partnership, limited liability company, membership or similar equity interest in any Person, and any option, share of restricted stock, restricted stock unit, stock appreciation right, phantom stock, performance share or unit, warrant, right or other security (including debt securities) convertible, exchangeable or exercisable into or for any such share, unit, capital stock, partnership, limited liability company, membership or similar equity interest in any Person.

“Equity Transfer Form” means the equity transfer form, in form and substance reasonably acceptable to the Parties, pursuant to which the transfer of the SGK Equity or SGS Equity, as applicable, will be effected.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls administered by a Governmental Entity, including without limitation the Export Administration Regulations administered by the Bureau of Industry and Security within the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls within the U.S. Department of State, and the customs and import Laws administered by U.S. Customs and Border Protection, export, re-export, transfer, and import control and regulatory Laws administered by Global Affairs Canada, the Canada Border Services Agency, and the Royal Canadian Mounted Police.

“Final Allocation Statement” is defined in Section 7.6.

“Final Employee Census Deadline” is defined in the definition of “SGK Employee”.

“Final Signing Statement” means the SGK Final Signing Statement and/or the SGS Final Signing Statement, as the context requires.

“Financial IOCs” means Section 5.4(a)(ii)(C), Section 5.4(a)(iv), Section 5.4(a)(v), Section 5.4(a)(vii), Section 5.4(a)(ix), Section 5.4(a)(x), Section 5.4(a)(xi), Section 5.4(a)(xii), Section 5.4(a)(xiii), Section 5.4(a)(xiv), Section 5.4(a)(xv), Section 5.4(a)(xvi), Section 5.4(a)(xvii) and, as it related to the foregoing, Section 5.4(a)(xviii).

“Financial Statements” means the SGK Financial Statements and/or the SGS Financial Statements, as the context requires.

“Foreign Benefit Plan” means each compensation and each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) program, policy, agreement or arrangement, including any employment agreement, cash or equity-based bonus or incentive arrangement, severance or retention arrangement, change in control, option, equity, phantom equity, vacation or paid time off policy, pension or retirement plan, or health and welfare plan, in each case (a) whether or not subject to ERISA, and (b) that is subject to the Laws of a jurisdiction outside of the United States other than any governmental or statutorily mandated program that is maintained by a Governmental Entity.

“Fraud” means an act, committed by a Party, that constitutes common law fraud under the Law of the State of New York and involves a false representation of material fact made by such Party in Article III or Article IV (a) with actual knowledge of such Party that such representation is false, (b) with an express intention to induce the other Party to whom such representation is made to act or refrain from acting in justifiable reliance upon it, (c) causing the other Party, in justifiable reliance upon such false representation and with no actual knowledge of the falsity of such representation, to take or refrain from taking action and (d) causing such other Party to suffer actual damage as a result thereof. For the avoidance of doubt, “Fraud” does not include constructive fraud, equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness. The Party alleging Fraud will have the burden of proof with respect to such allegation.

“Fundamental Breach” means any (i) Willful Breach of the Financial IOCs set forth in Section 5.4(a)(ii)(C), Section 5.4(a)(iv)(A), Section 5.4(a)(ix)(A)-(C), Section 5.4(a)(xiv), Section 5.4(a)(xvii) and, as it relates to the foregoing, Section 5.4(a)(xviii), (ii) any breach of the covenant set forth in Section 5.8(a) or (iii) any Willful Breach of any covenant or agreement of Logo or Matthews, as applicable, under this Agreement (other than those in Section 5.4(a) identified in clause (i) of this definition or Section 5.8(a)), but, in the case of either Party, only to the extent that Damages arising under clauses (i), (ii) or (iii) (measured cumulatively) exceed $1,000,000, individually or in the aggregate.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“General Information Schedule” means the series of schedules corresponding to certain Sections contained in this Agreement and containing the information described in the applicable corresponding Section of this Agreement, which are delivered by the Parties concurrently with the execution and delivery of this Agreement and incorporated herein.

“Governmental Entity” means any supranational, foreign, federal, state, local, county, municipal, provincial, multinational government or other governmental or quasi-governmental authority or regulatory body, court, tribunal, arbitrating body, governmental department, commission, board, bureau or agency, as well as any other instrumentality or entity designated to act for or on behalf of any of the foregoing.

“GST” means all goods and services tax and harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada), R.S.C. 1985, c. E-13.

“Guarantee” means any guarantee, indemnity, surety bond, letter of credit, letter of comfort, commitments or other similar obligation.

“Highly Confident Letter” means that certain letter dated January 5, 2025 from Citizens Bank, N.A. (“Citizens”), pursuant to which, among other things, Citizens contemplates providing or arranging debt financing to the Company and its Subsidiaries in amount up to $325,000,000 in connection with the Transactions.

“Holdings” means Peninsula Intermediate LLC, a Delaware limited liability company and wholly owned subsidiary of the Company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, without duplication, in each case calculated in accordance with the Accounting Principles: (a) indebtedness for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or similar instruments (including a purchase money obligation); (c) all obligations under sureties, bankers’ acceptances, performance bonds, direct pay and (to the extent that they are drawn or that any SGK Transferred Entity or SGS Entity, as applicable, has any reimbursement obligations which are outstanding or due and payable as of Measurement Time for Signing or the Measurement Time for Closing, as applicable, or as a result of the Closing) standby letters of credit issued for the account of any SGK Transferred Entity or SGS Entity, as applicable; (d) all obligations in respect of any interest rate swap, hedge or cap agreement (based on the actual, not notional, amounts due or receivable); (e) all obligations to pay the deferred purchase price of property, business, asset, equipment, services, purchase price settlement or adjustment obligations and contingency payments (excluding trade accounts payable in the ordinary course of business that are included as current liabilities in Working Capital, as finally determined, but including seller notes, earn-outs and similar obligations, in each case, at the maximum amount payable in respect thereof); (f) all obligations owed by any of the Parties to their respective Affiliates (excluding employment obligations and any liabilities owing to any such Person in the ordinary course of business to the extent included as a current liability in Working Capital, as finally determined), including all obligations to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus dividends or distributions declared or payable by any SGK Transferred Entity or SGS Entity, as applicable; (g) all obligations secured by a Lien on any of the assets or properties of an SGK Transferred Entity or SGS Entity, as applicable; (h) all obligations under conditional sale or other title retention agreements; (i) any non-current obligations associated with: (A) all SGK Accrued Employee Liabilities and all SGS Accrued Employee Liabilities; (B) all obligations incurred in respect of any severance, deferred compensation, non-compete payments or similar post-termination obligations, including the employer portion of payroll and other Taxes (determined without regard to any deferrals thereof) and any other out-of-pocket employer expenses, including any 401(k) match or similar obligations or expenses (if any) that are incurred by any SGK Transferred Entity or SGS Entity, as applicable, in connection with such obligations; and (C) all obligations of an SGK Transferred Entity or SGS Entity, as applicable, with respect to any unfunded or underfunded “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) with respect to current or former employees and their dependents maintained by any of the applicable Transferred Entities, including any pension or retiree health plan or program; (j) all obligations in respect of any finance leases calculated in accordance with the Accounting Principles; (k) all legal expense obligations related to ongoing or pending litigation, including obligations related to unpaid legal settlements, in each case, whether or not accrued; and (l) accrued but unpaid interest expense, default interest and unpaid penalties, fees, charges and prepayment premiums, make-whole payments, success fees, termination fees and similar payments that are payable with respect to any of such Indebtedness (including in connection with the prepayment or repayment of any Indebtedness as of the Effective Date or at the Closing, as applicable); provided, that Indebtedness will not include (i) any intercompany indebtedness or obligations owing by one Transferred Entity to another Transferred Entity, (ii) any Matthews Retained Liabilities, (iii) obligations arising under the Matthews Credit Facilities or the Logo Credit Facility or (iv) any items included in (A) Cash at Signing or Cash at Closing, (B) Logo Transaction Expenses, (C) Matthews Transaction Expenses; (D) SGK Working Capital or SGS Working Capital, as applicable (as finally determined), or (E) any Liability for Taxes except as specifically provided in this definition of Indebtedness.

“Indebtedness at Closing” means Indebtedness as of the Measurement Time for Closing.

“Indebtedness at Signing” means Indebtedness as of the Measurement Time for Signing.

“Indemnified Party” is defined in Section 10.4.

“Indemnifying Party” is defined in Section 10.4.

“Independent Accounting Firm” is defined in Section 2.3(d)(i).

“Initial Signing Statements” means the SGK Initial Signing Statement and/or the SGS Initial Signing Statement, as the context requires.

“Insurance Policies” is defined within the definition of Matthews Retained Assets.

“Intellectual Property” means any and all statutory and/or common law intellectual property and proprietary rights throughout the world, including any of the foregoing in, arising out of, or associated with the following: (a) all issued or pending United States and foreign patents, statutory invention registrations, industrial design registrations or similar rights anywhere in the world in inventions and designs (“Patents”); (b) trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and registrations and applications for registration thereof (“Marks”); (c) World Wide Web addresses, social media account names, and domain names and applications and registrations therefor (“Domain Names”); (d) copyrights, registrations and applications for registration thereof, and any equivalent rights in works of authorship; (e) trade secrets and other rights in know-how that derives independent economic value, whether actual or potential, from not being known to other Persons; (f) computer software, source code, object code, firmware, algorithms, databases, data structures, data compilations, user interfaces, documentation, specifications, and related materials (“Software”); (g) any rights in or to any data, information, content, or materials; (h) any rights in or to any designs, drawings, models, prototypes, samples, patterns, processes, methods, techniques, tools, devices, systems, or apparatuses that embody, incorporate, or utilize any of the foregoing; (i) any rights in or to any moral rights, publicity rights, privacy rights, or other personal or proprietary rights of any Person that are implicated or affected by any of the foregoing; and (j) together with, in each of subsections (a) through (i) above, all claims for damages by reason of past infringement thereof, with the right to sue for, and collect the same.

“Interested Shareholder” shall have the meaning set forth in the Matthews Charter.

“Interim Date” means September 30, 2024.

“Interim Period” means the period beginning on the Effective Date and ending as of the earlier of the Closing or the termination of this Agreement.

“IT Systems” means all information technology and computer systems (including software, software development kits, hardware, databases, firmware, middleware, servers, systems, sites, circuits, networks, data communications lines, workstations, routers, hubs, switches, interfaces, websites, platforms and cloud services (including software as a service, platform as a service and infrastructure as a service), automated networks and control systems, and all other computer, telecommunications and information technology systems, assets and equipment (whether or not local or outsourced)) whether owned and operated by a party or any other Person for the party’s benefit.

“Knowledge of Logo” means the actual knowledge of Matthew Gresge and Sandra Ramsey.

“Knowledge of Matthews” means the actual knowledge of Gary R. Kohl and Ben Collins.

“Law” means any applicable constitutional provision, treaty, statute, ordinance or other law (including common law), rule, regulation, or interpretation of any Governmental Entity and any decree, injunction, stay, judgment, order, ruling, decision, assessment or writ of any Governmental Entity.

“Legal Restraints” is defined in Section 8.1(b).

“Liability” means all Indebtedness, obligations and other liabilities, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements.

“Liens” means all liens, pledges, charges, claims, security interests, purchase agreements, options, restrictions on transfer or other encumbrances.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company to be entered into at the Closing in substantially the form attached hereto as Exhibit C.

“Local Transfer Agreements” means instruments of conveyance, assignment and assumption to (A) vest in the Company or its designated Affiliate(s) all of Matthews’ or Logo’s right, title and interest in and to the SGK Entities or SGS Entities, as applicable, and (B) effect the assumption by the Company or its designated Affiliate(s) of the SGK Liabilities or SGS Business, as applicable (each of which will be in form and substance reasonably acceptable to the Parties and containing terms not inconsistent with this Agreement except to the extent required to comply with applicable Law or are otherwise customary in the applicable jurisdiction and reasonably agreed to by the Parties (subject to Section 11.15)).

“Logo” is defined in the introductory paragraph.

“Logo Credit Facility” means that certain First Lien Credit Agreement, dated as of November 17, 2021, as amended, by and among Holdings, Southern Graphics Inc., the lenders from time to time party thereto, and HPS Investment Partners, LLC, as collateral agent and administrative agent.

“Logo Disclosure Schedule” means the series of schedules corresponding to the Sections contained in Article IV and containing the information disclosed pursuant to, and certain exceptions to, the representations and warranties in such Article, which are delivered by Logo concurrently with the execution and delivery of this Agreement and incorporated herein.

“Logo Group” means Logo and its Subsidiaries, but excluding the SGS Entities.

“Logo Group Entity” means any entity within the Logo Group.

“Logo Indemnifiable Amounts” means, with respect to any fiscal year of the Company, the aggregate amount of Actual Damages which any Matthews Indemnitee may incur or suffer in such fiscal year in connection with any of the indemnifiable matters set forth in Section 10.3 (other than Section 10.3(i) or Section 10.3(j)).

“Logo Indemnitees” is defined in Section 10.2.

“Logo Information Schedule” means the series of schedules corresponding to the Sections contained in this Agreement (other than Article IV) and containing the information described in the applicable corresponding Section of this Agreement, which are delivered by Logo concurrently with the execution and delivery of this Agreement and incorporated herein.

“Logo Legal Advisor” means Orrick, Herrington & Sutcliffe LLP.

“Logo Mezz” means the Company Preferred Units owned by Logo or one of its Affiliates with an aggregate value of $75,000,000 as of the Effective Date, which will be subject to adjustment in accordance with the terms and conditions of this Agreement. For the avoidance of doubt, if the Logo Mezz is calculated to be a negative number as a result of such adjustments, then it will be deemed to equal $0.

“Logo Review Returns” is defined in Section 7.1(a).

“Logo Transaction Expenses” means, without duplication, all liabilities incurred by the Logo Group or SGS Entities for fees, expenses, costs or charges as a result of the contemplation, negotiation, efforts to consummate or consummation of the Transactions, including any fees and expenses of consultants, investment bankers, brokers, financial advisors, attorneys, accountants or other advisors, Transfer Taxes and any fees payable by such parties to any Governmental Entity or other third parties, in each case, in connection with the consummation of the Transactions, including the Competition and Foreign Investment Expenses incurred solely by Logo or the SGS Entities in connection with the Transaction and the SGS D&O Tail and all liabilities or obligations incurred in connection with the SGS Restructuring including Restructuring Transfer Taxes, but excluding (i) the portion of any such liabilities, fees, expenses, costs or charges incurred in connection with the SGS Restructuring to the extent that such items are included in the Matthews SGS Restructuring Costs; and (ii) any Taxes other than Transfer Taxes or Restructuring Transfer Taxes described in the foregoing provisions of this definition.

“Lookback Date” means January 1, 2021.

“MAE” means any event, change, development or effect that has a material adverse effect on the business, financial condition or results of operations of the SGK Business and the SGK Entities or SGS Business and the SGS Entities, as applicable, taken as a whole; provided, that no such event, change, development or effect resulting or arising from or in connection with any of the following matters will be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, an MAE: (a) the general conditions and trends in the industries or businesses in which the SGK Business or SGS Business, as applicable, is operated or in which any of the SGK Entities or SGS Entities, as applicable, operate, including competition in geographic or product areas, (b) general political, economic, financial or capital markets conditions (including interest rates, exchange rates, commodity prices, costs of goods, tariffs, trade wars and credit markets), (c) any act of civil unrest, war, sabotage, cyberattacks, terrorism or military actions, or the escalation thereof, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, (d) any conditions resulting from natural or manmade disasters, weather conditions, epidemics, pandemics or disease outbreaks or public health emergencies (as declared by the World Health Organization, the Health and Human Services Secretary of the United States, Public Health England or the European Centre for Disease Prevention and Control), or other acts of God, (e) compliance with applicable Law or with the applicable covenants and agreements contained in this Agreement (including the impact thereof on the relationships, contractual or otherwise, of the SGK Business or the SGK Entities or the SGS Business or the SGS Entities, as applicable, with their respective customers, employees, suppliers or partners), (f) the failure of the financial or operating performance of (i) the SGK Entities to meet internal or published, Matthews’ or analyst projections, forecasts, estimates, predictions or budgets for any period or (ii) the SGS Entities to meet internal or published, Logo’s or analyst projections, forecasts, estimates, predictions or budgets for any period (provided that, in either case, the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to an MAE; provided, further, that this clause (f) will not be construed as implying that Matthews or Logo is making any representation or warranty hereunder with respect to any internal, Matthews or Logo, as applicable, or analyst projections, forecasts or budgets), (g) any matter disclosed in the Matthews Disclosure Schedule or Logo Disclosure Schedule, as applicable, (h) any action taken or omitted to be taken by or at the written request or with the written consent of Matthews or Logo, as applicable, or that is required or permitted by this Agreement, (i) the execution, announcement or pendency of any Transaction Document or the terms thereof (including the identity of Matthews or Logo, as applicable), compliance with or performance under the terms thereof or the announcement, pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the SGK Business or the SGS Business with their respective employees, labor unions, works councils, financing sources, customers, suppliers, partners or other business relationships, (j) changes in any Laws or GAAP or other applicable accounting principles or standards or any authoritative interpretations thereof or (k) in the case of Matthews, the Matthews Retained Business, Matthews Retained Assets or Matthews Retained Liabilities except to the extent such event, change, development or effect impacts the ability of the Matthews Group to perform its obligations under the Transition Services Agreement; provided, further, that any such event, change, development or effect resulting from clauses (a), (b), (c), (d) or (j) immediately above will be taken into account in determining whether an MAE has occurred or would reasonably be expected to occur to the extent (and only to the extent) that such event, change, development or effect has a disproportionate effect on the SGK Business and the SGK Entities or the SGS Business and the SGS Entities, as applicable, taken as a whole, compared to other participants in the industries in which the SGK Business and the SGK Entities or the SGS Business and SGS Entities, as applicable, conduct their businesses.

“Marks” is defined within the definition of Intellectual Property.

“Matthews” is defined in the introductory paragraph.

“Matthews Cash Payment” is defined in Section 2.7(a).

“Matthews Charter” means those certain Matthews International Corporation Restated Articles of Incorporation filed with the Department of State of the Commonwealth of Pennsylvania on July 20, 1994, as the same may be amended, modified, restated or supplemented from time to time.

“Matthews Credit Facilities” means the agreements and indebtedness listed on Section 1.1(a) of the Matthews Information Schedule.

“Matthews Disclosure Schedule” means the series of schedules corresponding to the Sections contained in Article III and containing the information disclosed pursuant to, and certain exceptions to, the representations and warranties in such Article, which are delivered by Matthews concurrently with the execution and delivery of this Agreement and incorporated herein.

“Matthews Group” means, collectively, Matthews and its Subsidiaries, including the SGK Seller but excluding the SGK Entities.

“Matthews Group Benefit Plan” means each SGK Benefit Plan that is not an SGK Entity Benefit Plan.

“Matthews Group Entity” means any entity within the Matthews Group.

“Matthews Indemnifiable Amounts” means, with respect to any fiscal year of the Company, the aggregate amount of Actual Damages which any Logo Indemnitee may incur or suffer in such fiscal year in connection with any of the indemnifiable matters set forth in Section 10.2 (other than Section 10.2(d), Section 10.2(k), Section 10.2(l) or Section 10.2(m)).

“Matthews Indemnitees” is defined in Section 10.3.

“Matthews Information Schedule” means the series of schedules corresponding to the Sections contained in this Agreement (other than Article III) and containing the information described in the applicable corresponding Section of this Agreement, which are delivered by Matthews concurrently with the execution and delivery of this Agreement and incorporated herein.

“Matthews Legal Advisor” means K&L Gates LLP.

“Matthews Mezz” means Company Preferred Units with an aggregate value of $50,000,000 as of the Effective Date, which will be subject to adjustment in accordance with the terms and conditions of this Agreement. For the avoidance of doubt, if the Matthews Mezz is calculated to be a negative number as a result of such adjustments, then it will be deemed to equal $0.

“Matthews Names” means any Marks of Matthews or any of its Affiliates, including the marks listed on Section 1.1(b) of the Matthews Information Schedule or any variations or derivatives thereof or any names, trademarks, service marks or logos of Matthews or any of its Affiliates, or any name, trademark, service mark or logo that is substantially similar to any of the foregoing, but excluding any Marks that are either (a) SGK Intellectual Property and owned by the SGK Entities or (b) used primarily in or primarily relating to the SGK Business.

“Matthews Retained Assets” means,

(a) the assets listed on Section 1.1(c) of the Matthews Information Schedule;

(b) all cash and cash equivalents of Matthews and its Subsidiaries (other than Cash at Closing held by the SGK Entities);

(c) except for the SGK Real Property, all of Matthews’s and its Subsidiaries’ right, title and interest in owned and leased real property and other interests in real property including all such right, title and interest under each real property lease pursuant to which any of them leases, subleases (as sub-landlord or sub-tenant) or otherwise occupies any such leased real property, including all improvements, fixtures and appurtenances thereto and rights in respect thereof;

(d) except for the SGK Contracts and the Contracts with respect to SGK Leased Real Property, all Contracts of Matthews;

(e) (i) all causes of action (including counterclaims) and defenses against third parties to the extent not primarily relating to the SGK Business, as well as any books, records and privileged information relating thereto and (ii) all causes of action (including counterclaims) and defenses against third parties to the extent not related to the SGK Business (A) relating to any period prior to Closing, and (B) reasonably necessary in defending any claim that is reasonably anticipated as of the Closing Date to be asserted against Matthews or any of Affiliates;

(f) except for the SGK Intellectual Property, all Intellectual Property (including rights to the Matthews Names);

(g) all nontransferable Permits, including such Permits held by Matthews or any of its Subsidiaries that are not required for or primarily related to the SGK Business;

(h) all Tax Returns (other than Tax Returns exclusively of an SGK Entity), and all refunds of or credits relating to any Tax of Matthews and its Subsidiaries or any of their Affiliates (other than the SGK Entities) for the Pre-Closing Tax Period (or portions thereof);

(i) without limiting the SGK Business’ rights expressly provided under Section 5.11, all policies and programs of or agreements for insurance and interests in insurance pools and programs (in each case including self-insurance and insurance from Affiliates) (collectively, “Insurance Policies”) and all rights of any nature with respect to any Insurance Policy, including any recoveries thereunder and any rights to assert claims seeking any such recoveries;

(j) all interests of Matthews and its Subsidiaries (other than the SGK Entities) under any Transaction Document;

(k) all personnel and employment records for employees and former employees of Matthews and its Subsidiaries or the SGK Entities who are (or were, as applicable) not SGK Employees or Covered Former SGK Employees;

(l) any other assets, properties, rights, agreements, Contracts, instruments and claims of Matthews and its Subsidiaries or the SGK Entities to the extent not primarily related to the SGK Business, wherever located, whether tangible or intangible, real, personal or mixed;

(m) (i) all corporate minute books (and other similar corporate records) and stock records of Matthews and its Subsidiaries (other than the SGK Entities), (ii) any books and records not primarily relating to the SGK Business, (iii) any books and records or other materials of or in the possession of Matthews and its Subsidiaries that (A) any of Matthews and its Subsidiaries (other than the SGK Entities) are required by Law to retain (copies of which, to the extent primarily related to the SGK Business and as permitted by Law, will be made available to the Company upon the Company’s reasonable request), (B) are reasonably necessary to enable Matthews and its Subsidiaries to prepare and/or file Tax Returns (copies of which, to the extent related to the SGK Business and as permitted by Law, will be made available to the Company upon the Company’s request) or (C) any of Matthews and its Subsidiaries are prohibited by Law from delivering to the Company (including by transfer of equity of the SGK Entities), including any books and records, reports, information or other materials that disclose in any manner the contents of any other books and records, reports, information or other materials that Matthews or any of its Affiliates (including the SGK Entities) is prohibited by Law from delivering to the Company (including by transfer of equity of the SGK Entities) or (iv) any copies of any books and records that Matthews and its Affiliates retain pursuant to Section 5.1(d);

(n) (i) all records and reports prepared or received by Matthews or any of its Affiliates in connection with the contribution of the SGK Business or the Transactions, including all analyses relating to the SGK Business so prepared or received (other than any records, reports or analyses prepared in connection with the Transactions by AlixPartners), (ii) all confidentiality agreements with prospective purchasers of the SGK Business or any portion thereof, and all bids and expressions of interest received from third parties with respect thereto and (iii) all privileged communications described in Section 11.12; and

(o) all assets of and all assets with respect to the Matthews Group Benefit Plans (except to the extent the Company is deemed to have assumed any obligations thereunder, or Liabilities with respect thereto, or received any right or interest in any trusts relating thereto, in each case pursuant to Article VI).

“Matthews Retained Business” means the businesses of the Matthews Group (other than the SGK Business).

“Matthews Retained Liabilities” means any and all (a) Liabilities of Matthews and its Subsidiaries to the extent relating to a Matthews Retained Asset or the Matthews Retained Business or otherwise not related to or arising from the SGK Business (or the operation or conduct thereof) and (b) any Liability referred to in Section 1.1(d) of the Matthews Information Schedule.

“Matthews Review Returns” is defined in Section 7.1(a).

“Matthews SGS Restructuring Costs” is defined in the definition of “Matthews Transaction Expenses”.

“Matthews Transaction Expenses” means, without duplication, (a) all liabilities incurred by the SGK Entities and the Matthews Group for fees, expenses, costs or charges as a result of the contemplation, negotiation, efforts to consummate or consummation of the Transactions, including any fees and expenses of consultants, investment bankers, brokers, financial advisors, attorneys, accountants or other advisors, Transfer Taxes and any fees payable by such parties to any Governmental Entity or other third parties, in each case, in connection with the consummation of the Transactions, including the Competition and Foreign Investment Expenses incurred solely by Matthews or the SGK Entities in connection with the Transaction and the SGK D&O Tail, all liabilities or obligations incurred in connection with the SGK Restructuring and (b) all out-of-pocket third-party costs and Restructuring Transfer Taxes incurred by the SGS Entities in respect of the SGS Restructuring (not including any such costs or Restructuring Transfer Taxes relating to or resulting from the transfer, assignment, modification or any other action taken with respect to the Logo Credit Facility) in an aggregate amount not to exceed $100,000 (such amounts described in this clause (b) referred to herein as the “Matthews SGS Restructuring Costs”); provided, however, that Matthews Transaction Expenses shall not include any Taxes other than Transfer Taxes that are described in the foregoing provisions of this definition.

“Maximum Matthews Transaction Expenses Amount” means an amount equal to (i) 0.67 multiplied by (ii) the Logo Transaction Expenses.

“Measurement Time for Closing” means 12:01am Eastern Time on the Closing Date.

“Measurement Time for Signing” means 11:59pm Eastern Time on November 30, 2024.

“New Company Plan” is defined in Section 6.4.

“Notice of Disagreement” is defined in Section 2.3(d)(i).

“Order” means any outstanding order, judgment, writ, injunction, stipulation, award or decree, in each case of any court of competent jurisdiction.

“Organizational Documents” means (a) any certificate or articles of incorporation, organization or formation and bylaws, articles of associations, memorandum of association or partnership, limited liability company or operating agreement; (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law; and (c) any amendment or modification to any of the foregoing.

“Outside Date” is defined in Section 9.1(b)(i).

“Parachute Payment Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code) solely to the extent required to avoid the imposition of a tax by virtue of the operation of Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the stockholders of the Logo in a manner that complies with Section 280G(b)(5)(B) of the Code.

“Patents” is defined within the definition of Intellectual Property.

“Payoff Indebtedness” means the Indebtedness of the SGK Business set forth on Section 1.1(e) of the Matthews Information Schedule and the Indebtedness of the SGS Business set forth on Section 1.1(a) of the Logo Information Schedule, as applicable.

“Permits” means all licenses, permits, franchises, approvals, registrations, authorizations, consents or orders of or from, or filings with, any Governmental Entity.

“Permitted Liens” means (a) statutory Liens of landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (b) Liens for Taxes, assessments or other governmental charges or levies that are not due or payable or that are being contested by appropriate Actions or that may thereafter be paid without material penalty, and in each case, with respect to which adequate reserves have been established in accordance with GAAP, (c) Liens disclosed on or reflected in the SGK Financial Statements or SGS Financial Statements as applicable, (d) defects or imperfections of title or other Liens not materially interfering with the ordinary conduct of the SGK Business or SGS Business, as applicable, as a whole, (e) leases, subleases and similar agreements with respect to the SGK Real Property or SGS Real Property, as applicable, (f) Liens listed in Schedule B of the applicable title insurance policies, and any easements, covenants, rights-of-way, restrictions of record and other similar charges not materially interfering with the ordinary conduct of the SGK Business or SGS Business, as applicable as a whole, (g) any matters or conditions that would be shown by a current, accurate survey or physical inspection of any SGK Real Property or SGS Real Property, as applicable, (h) zoning, building and other similar restrictions, (i) Liens that have been placed by any developer, landlord or other third party on property owned by third parties or Liens in favor of the landlords and licensors under leases and licenses, not materially interfering with the ordinary conduct of the SGK Business or SGS Business, as applicable, as a whole, (j) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security, (k) Liens not created by Matthews, Logo or any of their respective Subsidiaries that affect the underlying fee interest of any SGK Leased Real Property or SGS Leased Real Property, as applicable, (l) Liens created under federal, state or foreign securities Laws, and (m) non-exclusive licenses or other non-exclusive rights granted to Intellectual Property.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity or works council.

“Personal Information” means any data or information relating to an identified or identifiable natural individual, or any other data or information that constitutes “personal data,” “personal information,” “personally identifiable information,” or the like under applicable Privacy Obligations.

“Post-Closing Representation” is defined in Section 11.12(a).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Straddle Period” means the portion of any Straddle Period beginning on the first day of such Straddle Period and ending on, and including, the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Privacy Laws” means any applicable Laws, rule, or guidance, standard or framework, in each case, to the extent legally binding on the Company, as amended, consolidated, re-enacted or replaced from time to time, governing the privacy, Processing, protection or security of Personal Information.

“Privacy Obligations” means all applicable Privacy Laws, contractual obligations, legally binding self-regulatory standards, and Privacy Policies, and any consents obtained (or required to be obtained) that are related to and in each case, to the extent governing the privacy, security, data protection, or Processing of Personal Information.

“Privacy Policies” mean internal or external privacy policies governing the privacy, protection, security or Processing of Personal Information.

“Process” or “Processing” means any operation or set of operations which is performed on Data, or on sets of Data, including Personal Information, whether or not by automated means, such as the receipt, access, acquisition, arrangement, collection, copying, creation, maintenance, modification, recording, organization, processing, compilation, selection, structuring, storage, visualization, adaptation, alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction, or instruction, training or other learning relating to such data or combination of such data.

“QST” means the Quebec sales tax imposed under an Act respecting the Quebec sales tax, CQLR c T-0.1.

“Regulated Substance” means any hazardous substances, pollutants or contaminants, wastes, or materials (including petroleum (including crude oil or any fraction thereof), petroleum wastes, radioactive material, hazardous wastes, per- and polyfluoroalkyl substances, toxic substances, or asbestos or any materials containing asbestos) designated, regulated, or defined under or with respect to which any requirement may be imposed pursuant to any Environmental Law.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Regulated Substances.

“Remedial Action” means any and all actions to (a) investigate, clean up, remediate, remove, treat, monitor, contain or in any other way address any Regulated Substance in the environment, (b) prevent the Release or threat of Release or minimize the further Release of a Regulated Substance so it does not migrate or endanger public health or welfare or the environment, and (c) perform pre-remedial studies and investigations and post-remedial monitoring, maintenance and care. The term “Remedial Action” includes any action that constitutes a “removal,” “remedial action” or “response” (or equivalent terms) as defined by applicable Environmental Laws; and a “corrective action” (or equivalent term) as defined in applicable Environmental Laws.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and its Affiliates’ respective directors, managers, officers, employees, members, owners, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Approval” is defined in Section 8.1(a).

“Resolution Period” is defined in Section 2.3(d)(i).

“Restructuring Transfer Taxes” means any sales, use, transfer, real property transfer, registration, documentary, stamp, value added or similar Taxes and related fees and costs imposed on or payable in connection with the Restructurings.

“Restructurings” is defined in Section 5.16(a).

“RWI Expenses” is defined in Section 11.6(b).

“RWI Policies” is defined in Section 11.6(b).

“Sanctioned Person” means at any time any Person (a) listed on any Sanctions-related list of designated or blocked persons; (b) resident in, located in or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (as of the Effective Date, Belarus, Cuba, Iran, North Korea, Syria, the Crimea region the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, the Kherson and Zaporizhzhia oblasts of Ukraine that are illegally occupied by the Russian Federation); or (c) owned or controlled by, acting for or on behalf of, or whose property is deemed to be owned by, a Person so listed or designated or blocked.

“Sanctions” means economic or financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) His Majesty’s Treasury of the United Kingdom, (e) Canada or (f) any other Sanctions authority relevant to the SGK Business or the SGS Business.

“Schedule Date” means November 30, 2024.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Breach” means any (a) accidental or unlawful destruction, loss, alteration, corruption, or other misuse of Data, including Sensitive Data, transmitted, stored, or otherwise Processed, (b) unauthorized or unlawful acquisition, sale, disclosure, loss, or rental of, access or availability to, or any other Processing of Data, including Sensitive Data, or (c) intrusion into or breach of the security of IT Systems, or (d) other act or omission that compromises the security, integrity, or confidentiality of Data, including Sensitive Data, including any “personal data breach” as such concept is defined by the European Union General Data Protection Regulation (Regulation (EU) 2016/679) or “breach of security safeguards” or “confidentiality incident” as such concepts are defined under Canadian federal and provincial Privacy Laws.

“Sensitive Data” means (a) all Personal Information, and (b) all trade secrets and confidential or proprietary information or data of a Person.

“SGK” means Matthews’ SGK Brand Solutions division owned by the SGK Seller.

“SGK Accrued Employee Liabilities” means, with respect to any SGK Employee or Covered Former SGK Employee, all accrued but unused vacation and paid time off, all accrued wages, prorated bonuses, commissions, fees and other accrued but unpaid compensation and benefits, and all incurred but not reported claims under a self-insured Matthews Group Benefit Plan that is a group health and welfare plan, in each case excluding any Matthews Retained Liabilities.

“SGK Assets” means, as the same will exist immediately prior to the Closing, all SGK Contracts, SGK Intellectual Property, SGK IT Systems, SGK Real Property and the rights, assets and properties listed on Section 1.1(f) of the Matthews Information Schedule or otherwise primarily related to the SGK Business, in each case excluding the Matthews Retained Assets.

“SGK Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to or by Matthews or any of its Affiliates for the benefit of any SGK Employee.

“SGK Business” means the brand, packaging, and related services (including brand management, pre-media services, manufacture of printing plates and cylinders, imaging services, digital asset management, creation of merchandising display systems, and marketing and design services) that SGK provides to its customers.

“SGK Cash” means Cash at Signing of SGK (assuming as though the SGK Restructuring has been completed).

“SGK Closing Consideration” is defined in Section 2.7(a).

“SGK Closing Statement” is defined in Section 2.6(a)(i).

“SGK Consideration” means an amount equal to (a) the SGK Enterprise Value, plus (b) SGK Cash, minus (c) SGK Indebtedness at Signing, plus (d) SGK Working Capital.

“SGK Contract” means (a) any Contract to which an SGK Entity is a party (and to which neither Matthews nor any of its Subsidiaries, other than any SGK Entity, is a party), other than any Contract listed on Section 1.1(g)(i) of the Matthews Information Schedule and (b) any Contract that is listed on Section 1.1(g)(ii) of the Matthews Information Schedule.

“SGK D&O Tail” is defined in Section 5.11(b).

“SGK Employee” means each individual listed on Section 1.1(h)(i) of the Matthews Information Schedule; provided that, no individual whose services are not at least 66% dedicated to the SGK Business shall be listed on Section 1.1(h)(i) of the Matthews Information Schedule unless otherwise mutually agreed in writing between Matthews and Logo. No later than three Business Days prior to the Closing (the “Final Employee Census Deadline”), Section 1.1(h)(i) of the Matthews Information Schedule shall be updated to (i) remove each individual who terminates employment with a Matthews Group Entity or SGK Entity, as applicable, for any reason after the Effective Date but prior to the Final Employee Census Deadline, (ii) remove any additional individuals to the extent mutually agreed in writing between Matthews and Logo and (iii) add any additional individual to the extent mutually agreed in writing between Matthews and Logo.

“SGK Enterprise Value” means $513,000,000.

“SGK Entity” means each Subsidiary of Matthews listed on Section 3.1 of the Matthews Disclosure Schedule.

“SGK Entity Benefit Plan” means each Benefit Plan that is (a) sponsored, maintained or contributed to solely by one or more SGK Entities, or (b) maintained exclusively for the benefit of the SGK Employees and/or former employees of the SGK Business. For the avoidance of doubt, the Benefit Plans described in subsection (b) of the preceding sentence are listed on Section 1.1(i) of the Matthews Information Schedule.

“SGK Equity” is defined in the Recitals.

“SGK Estimated Signing Consideration” is defined in Section 2.2(a)(i).

“SGK Estimated Signing Statement” is defined in Section 2.2(a)(i).

“SGK Final Signing Consideration” is defined in Section 2.3(d)(i).

“SGK Final Signing Statement” is defined in Section 2.3(d)(i).

“SGK Financial Advisor” means J.P. Morgan Chase.

“SGK Financial Statements” is defined in Section 3.5(a).

“SGK Indebtedness at Closing” means Indebtedness at Closing of the SGK Entities.

“SGK Indebtedness at Signing” means Indebtedness at Signing of the SGK Entities (assuming as though the SGK Restructuring has been completed).

“SGK Indemnified Taxes” means, without duplication, (a) all Taxes of the SGK Entities with respect to (i) Pre-Closing Tax Periods, and (ii) Pre-Closing Straddle Periods (determined in accordance with Section 7.7), (b) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any SGK Entity (or any predecessor of an SGK Entity) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation; (c) all Taxes for which any SGK Entity is liable as a transferee or successor or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing, (d) all Taxes for which any SGK Entity is liable by Contract entered into prior to the Closing (other than any customary commercial Contract, the principal subject matter of which is not Taxes); (e) any Taxes relating to or resulting from the SGK Restructuring; provided, that SGK Indemnified Taxes shall not include (A) any amounts taken into account in the calculation of Matthews Transaction Expenses or (B) any amounts taken into account in the calculation of SGK Working Capital.

“SGK Initial Signing Statement” is defined in Section 2.3(a).

“SGK Intellectual Property” means (a) the Intellectual Property owned by the SGK Entities and (b) any Intellectual Property used or held for use by any Matthews Group Entity or any SGK Entity and primarily related to the SGK Business, including any Intellectual Property set forth on Section 1.1(j) of the Matthews Information Schedule.

“SGK IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the SGK Business.

“SGK Leased Real Property” is defined in Section 3.12(b).

“SGK Liabilities” means,

(a) all Liabilities of Matthews and its Subsidiaries, to the extent arising from or to the extent related to the SGK Assets or the SGK Business, as the same will exist on or after the Closing Date and irrespective of whether the same will arise prior to, on or following the Closing Date;

(b) all Liabilities of a type reflected in SGK Working Capital on the SGK Closing Statement, but only to the extent related to the SGK Assets or the SGK Business, as the same will exist on or after the Closing Date and irrespective of whether the same will arise prior to, on or following the Closing Date;

(c) all Liabilities to the extent relating to the SGK Business arising under any of the SGK Contracts;

(d) all Liabilities for Taxes imposed in respect of any SGK Assets, the SGK Business or any SGK Entity for any taxable period (or portion thereof);

(e) all Liabilities, whether arising prior to, on or after the Closing Date, in each case to the extent relating to the SGK Business (i) (A) under Environmental Laws, including those relating in any way to the environment or natural resources, human health and safety or Regulated Substances and (B) arising from or to the extent relating any SGK Asset or the operation of the SGK Business or (ii) relating to the use, application, malfunction, defect, design, operation, performance or suitability of any product sold or distributed prior to the Closing by, or service rendered prior to the Closing by Matthews and its Subsidiaries to the extent related to the SGK Business (including any such products for which a current or future owner or operator of the SGK Assets or the SGK Business may be alleged to be responsible as a matter of Law, contract or otherwise); and

(f) all Liabilities, whether arising prior to, on or after the Closing Date, (i) relating to, arising out of, or resulting from the employment or services, or termination of employment or services of each SGK Employee (and each former employee of any SGK Entity who would have qualified as an SGK Employee at the time the applicable Liability arose as determined in good faith by Logo and Matthews jointly (each, a “Covered Former SGK Employee”)) and (ii) with respect to each SGK Entity Benefit Plan.

Notwithstanding anything to the contrary herein, SGK Liabilities will not include any Liabilities to the extent arising from or related to the Matthews Retained Assets, the Matthews Retained Business or Matthews Retained Liabilities, including those identified in Section 1.1(d) of the Matthews Information Schedule.

“SGK Material Customer” is defined in Section 3.15(c).

“SGK Material Jurisdiction” means each of Germany, the United Kingdom and the United States.

“SGK Material Supplier” is defined in Section 3.15(d).

“SGK Minimum Cash Amount” means $10,000,000 (of which at least $5,000,000 shall be cash held in the United States) plus the amount of any extraordinary cash actually received and attributable to the SGK Business during the Interim Period.

“SGK Owned Real Property” is defined in Section 3.12(a).

“SGK Permits” is defined in Section 3.9.

“SGK Real Property” means the SGK Leased Real Property and the SGK Owned Real Property.

“SGK Reference Balance Sheet” is defined in Section 2.2(a)(ii).

“SGK Restructuring” is defined in Section 5.15(a).

“SGK Restructuring Agreements” is defined in Section 5.15(c).

“SGK Seller” means Schawk Holdings Inc.

“SGK Signing Deviation” means the amount (if any) by which the SGK Estimated Signing Consideration set forth in the SGK Estimated Signing Statement exceeds the SGK Final Signing Consideration set forth in the SGK Final Signing Statement. For the avoidance of doubt, the SGK Signing Deviation will be equal to $0 if the SGK Final Signing Consideration is greater than the SGK Estimated Signing Consideration.

“SGK Working Capital” means (a) current assets of the SGK Entities (assuming as though the SGK Restructuring has been completed) minus (b) current liabilities of the SGK Entities (assuming as though the SGK Restructuring has been completed), in each case determined in accordance with the Accounting Principles, and using only the type and kind of line items (and adjustments thereto) listed under the column titled SGK Working Capital as set forth on the SGK Reference Balance Sheet in Part III of Exhibit A; provided, however, that SGK Working Capital shall not include any item included in (i) Cash at Signing, (ii) Indebtedness at Signing, (iii) obligations arising under the Matthews Credit Facilities or the Logo Credit Facility, (iv) Matthews Transaction Expenses, (v) Logo Transaction Expenses or (vi) current or deferred income Tax assets or liabilities.

“SGS” means Southern Graphics, Inc.

“SGS Accrued Employee Liabilities” means, with respect to any SGS Employee or former employee of the SGS Business, all accrued but unused vacation and paid time off, all accrued wages, prorated bonuses, commissions, fees and other accrued but unpaid compensation and benefits, and all incurred but not reported claims under a self-insured SGS Entity Benefit Plan that is a group health and welfare plan.

“SGS Business” means the services that SGS and its Subsidiaries provides to its customers.

“SGS Cash” means Cash at Signing of the SGS Entities (assuming as though the SGS Restructuring has been completed).

“SGS Closing Statement” is defined in Section 2.6(b)(i).

“SGS Consideration” means an amount equal to (a) the SGS Enterprise Value, plus (b) SGS Cash, minus (c) SGS Indebtedness at Signing, plus (d) SGS Working Capital.

“SGS D&O Tail” is defined in Section 5.11(b).

“SGS Employee” means each Transferred Entity Employee of the SGS Business.

“SGS Enterprise Value” means $387,000,000.

“SGS Entity” means, prior to Closing, each Subsidiary of Logo and, from and after Closing, SGS and its Subsidiaries.

“SGS Entity Benefit Plan” means each Benefit Plan that is (a) sponsored, maintained or contributed to by one or more SGS Entities, or (b) maintained for the benefit of the SGS Employees and/or former employees of the SGS Business. For the avoidance of doubt, the Benefit Plans described in subsection (b) of the preceding sentence are listed on Section 1.1(b) of the Logo Information Schedule.

“SGS Equity” is defined in the Recitals.

“SGS Estimated Signing Consideration” is defined in Section 2.2(b)(i).

“SGS Estimated Signing Statement” is defined in Section 2.2(b)(i).

“SGS Final Signing Consideration” is defined in Section 2.3(d)(i).

“SGS Final Signing Statement” is defined in Section 2.3(d)(i).

“SGS Financial Statements” is defined in Section 4.5(a).

“SGS Indebtedness at Closing” means Indebtedness at Closing of the SGS Entities.

“SGS Indebtedness at Signing” means Indebtedness at Signing of the SGS Entities (assuming as though the SGS Restructuring has been completed).

“SGS Indemnified Taxes” means, without duplication, (a) all Taxes of the SGS Entities with respect to (i) Pre-Closing Tax Periods, and (ii) Pre-Closing Straddle Periods (determined in accordance with Section 7.7), (b) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any SGS Entity (or any predecessor of an SGS Entity) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation; (c) all Taxes for which any SGS Entity is liable as a transferee or successor or pursuant to any law, rule or regulation which Taxes relate to an event or transaction occurring on or before the Closing, (d) all Taxes for which any SGS Entity is liable by Contract entered into prior to the Closing (other than any customary commercial Contract, the principal subject matter of which is not Taxes); and (e) all Taxes relating to or resulting from the SGS Restructuring; provided, that SGS Indemnified Taxes shall not include (x) any amounts taken into account in Logo Transaction Expenses, (y) any

Restructuring Transfer Taxes included in the Matthews SGS Restructuring Costs or (z) any amounts taken into account in the calculation of SGS Working Capital.

“SGS Initial Signing Statement” is defined in Section 2.3(b).

“SGS Intellectual Property” means the Intellectual Property owned by the SGS Entities.

“SGS IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the SGS Business.

“SGS Leased Real Property” is defined in Section 4.12(b).

“SGS Material Contracts” is defined in Section 4.15(a).

“SGS Material Customer” is defined in Section 4.15(c).

“SGS Material Jurisdiction” means each of Canada, France, the United Kingdom and the United States.

“SGS Material Supplier” is defined in Section 4.15(d).

“SGS Minimum Cash Amount” means (a) $20,000,000 (of which at least $10,000,000 shall be cash held in the United States), plus (b) an amount equal to the aggregate Employee Retention Credit Amount received by an SGS Entity prior to Closing, plus (c) without duplication of any amounts included in clause (b), the amount of any extraordinary cash actually received and attributable to the SGS Business during the Interim Period.

“SGS Owned Real Property” is defined in Section 4.12(a).

“SGS Permits” is defined in Section 4.9.

“SGS Real Property” means the SGS Leased Real Property and the SGS Owned Real Property.

“SGS Reference Balance Sheet” is defined in Section 2.2(b)(ii).

“SGS Restructuring” is defined in Section 5.16(a).

“SGS Restructuring Agreements” is defined in Section 5.16(b).

“SGS Signing Deviation” means the amount (if any) by which the SGS Estimated Signing Consideration set forth in the SGS Estimated Signing Statement exceeds the SGS Final Signing Consideration set forth in the SGS Final Signing Statement. For the avoidance of doubt, the SGS Signing Deviation will be equal to $0 if the SGS Final Signing Consideration is greater than the SGS Estimated Signing Consideration.

“SGS Working Capital” means (a) current assets of the SGS Entities (assuming as though the SGS Restructuring has been completed) minus (b) current liabilities of the SGS Entities (assuming as though the SGS Restructuring has been completed), in each case determined in accordance with the Accounting Principles, and using only the type and kind of line items (and adjustments thereto) listed under the column titled SGS Working Capital as set forth on the SGS Reference Balance Sheet in Part II of Exhibit A; provided, however, that SGS Working Capital shall not include any item included in (i) Cash at Signing, (ii) Indebtedness at Signing, (iii) obligations arising under the Matthews Credit Facilities or the Logo Credit Facility, (iv) Matthews Transaction Expenses, (v) Logo Transaction Expenses or (vi) current or deferred income Tax assets or liabilities.

“Shared Contract” means any Contract that includes both terms and conditions that relate to the operation or conduct of the SGK Business and terms and conditions that relate to the operation or conduct of the Matthews Retained Business.

“Signing Deviation Difference” is defined in Section 2.4(a).

“Specified Policy” is defined in Section 5.21 of the Logo Information Schedule.

“Specified Remediation Costs” has the meaning set forth on Section 10.3(g) of the Logo Information Schedule.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Stub Period” means the period beginning January 1, 2024, and ending on the Interim Date.

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or Controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or managers or others performing similar functions or (b) such first Person is a general partner or managing member with Control over decision-making.

“Tax” means any tax of any kind, including any federal, state, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, unclaimed property, escheat, estimated, stamp, alternative or add-on minimum, environmental or withholding tax, and any other duty, assessment or governmental charge, together with all interest and penalties imposed with respect to such amounts or other additions thereto.

“Tax Claim” is defined in Section 7.2(a).

“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with or against any taxing authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any taxing authority relating to Taxes, including any amendment thereof.

“Tax Sharing Agreement” means any Tax sharing, Tax indemnity, Tax allocation or similar agreement or Contract, excluding customary commercial agreements the primary purpose of which does not relate to Taxes.

“Third-Party Consents” is defined in Section 5.6(a).

“Training Data” means training data, validation data, and test data or databases used to train or improve an algorithm.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” means any sales, use, transfer, real property transfer, registration, documentary, stamp, value added or similar Taxes and related fees and costs imposed on or payable in connection with the Transactions (excluding any such Taxes attributable to the Restructuring).

“Transferred Business Employee” is defined in Section 6.1.

“Transferred Entities” means the SGK Entities and the SGS Entities.

“Transferred Entity Benefit Plan” means each SGK Entity Benefit Plan and SGS Entity Benefit Plan.

“Transferred Entity Employee” means each SGK Employee or SGS Employee (including any such employee on an approved leave of absence) employed by a Transferred Entity as of immediately prior to the Closing.

“Transition Services Agreement” means the Transition Services Agreement to be entered into at the Closing substantially in the form of Exhibit D.

“U.S. Benefit Plan” means, other than any Foreign Benefit Plan, each compensation and each “employee benefit plan” (as defined in Section 3(3) of ERISA), program, policy, agreement or arrangement, including any employment agreement, cash or equity-based bonus or incentive arrangement, severance or retention arrangement, change in control, option, equity, phantom equity, vacation or paid time off policy, pension or retirement plan, or health and welfare plan, in each case whether or not subject to ERISA, other than other than any plan, program or arrangement sponsored by a Governmental Entity.

“VAT” means (i) within the U.K., any value added Tax imposed by the VAT Act 1994, (ii) within the European Union, such taxation as may be levied in accordance with (but subject to derogations from) EU Directive 2006/112/EC, (iii) outside the U.K. and the European Union, any similar taxation levied by reference to added value of sales and (iv) within Canada, the GST and QST.

“WARN” means the Worker Adjustment and Retraining Notification Act or any similar state or local Law, each as amended.

“Willful Breach” means any breach of this Agreement that is the consequence of an action or omission by any Party that knew or would reasonably be expected to have known that the taking of such action or the failure to take such action would be a breach of this Agreement and, after having received written notice of such breach, such Party failed to cure or take substantial steps toward a cure within a reasonable time period after receiving such notice. For the avoidance of doubt, a Party shall not be deemed to have committed a Willful Breach hereunder in the case of a reasonable and good faith dispute regarding such Party’s obligations giving rise to such potential Willful Breach.

“Working Capital” means SGK Working Capital and/or SGS Working Capital, as applicable.

ARTICLE II

THE TRANSACTIONS

Section 2.1 Contribution to the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the Transactions (the “Closing”):

(a) Matthews will, and will cause the SGK Seller to, contribute, transfer, convey, assign and deliver to the Company, and the Company will acquire and accept from the SGK Seller, free and clear of all Liens (other than Permitted Liens), all of the SGK Seller’s right, title and interest in and to the SGK Equity (the “Contribution”).

(b) Immediately following the Contribution, the Company will borrow amounts pursuant to the Debt Financing and will use such borrowed amounts to pay or cause to be paid to Matthews as a special distribution the Matthews Cash Payment.

Section 2.2 Estimated Signing Statements; Estimated Signing Consideration.

(a) SGK Estimated Signing Statement:

(i) Attached as Exhibit B-1 is a statement of Matthews (the “SGK Estimated Signing Statement”), which shall be provided together with reasonable supporting documents, setting forth Matthews’ good faith estimate of the SGK Consideration (the “SGK Estimated Signing Consideration”), comprised of the following estimates, in each case, as of the Measurement Time for Signing:

(A) SGK Enterprise Value;

(B) plus, SGK Cash;

(C) minus, SGK Indebtedness at Signing; and

(D) plus, SGK Working Capital.

(ii) The SGK Estimated Signing Statement will be prepared in good faith in accordance with the applicable provisions of this Agreement and the Accounting

Principles. For illustrative purposes only, Part III of Exhibit A (“SGK Reference Balance Sheet”) sets forth a calculation of SGK Cash, SGK Indebtedness at Signing, and SGK Working Capital, in each case as of the Interim Date.

(b) SGS Estimated Signing Statement:

(i) Attached as Exhibit B-2 is a statement of Logo (the “SGS Estimated Signing Statement”), which shall be provided together with reasonable supporting documents, setting forth Logo’s good faith estimate of the SGS Consideration (the “SGS Estimated Signing Consideration”), comprised of the following estimates, in each case, as of the Measurement Time for Signing:

(A) SGS Enterprise Value;

(B) plus, SGS Cash;

(C) minus, SGS Indebtedness at Signing;

(D) plus, SGS Working Capital.

(ii) The SGS Estimated Signing Statement will be prepared in good faith in accordance with the applicable provisions of this Agreement and the Accounting Principles. For illustrative purposes only, Part II of Exhibit A (“SGS Reference Balance Sheet”) sets forth a calculation of SGS Cash, SGS Indebtedness at Signing, and SGS Working Capital, in each case as of the Interim Date.

Section 2.3 Initial Signing Statements.

(a) SGK Initial Signing Statement. Within 45 days after the Effective Date, Matthews will deliver to Logo a statement (the “SGK Initial Signing Statement”), together with reasonable supporting documents, setting forth the following, in each case as of the Measurement Time for Signing (A) SGK Consideration; (B) SGK Cash, (C) SGK Indebtedness at Signing and (D) SGK Working Capital. The SGK Initial Signing Statement will be accompanied by a cover letter that sets forth Matthews’ determination of the SGK Consideration, SGK Cash, SGK Indebtedness at Signing and SGK Working Capital as of the Measurement Time for Signing. The SGK Initial Signing Statement will be prepared in good faith in accordance with the applicable provisions of this Agreement and the Accounting Principles, applied consistently with their application in connection with the preparation of the SGK Estimated Signing Statement.

(b) SGS Initial Signing Statement. Within 45 days after the Effective Date, Logo will deliver to Matthews a statement (the “SGS Initial Signing Statement”), together with reasonable supporting documents, setting forth the following, in each case as of the Measurement Time for Signing (A) SGS Consideration; (B) SGS Cash, (C) SGS Indebtedness at Signing and (D) SGS Working Capital. The SGS Initial Signing Statement will be accompanied by a cover letter that sets forth Logo’s determination of the SGS Consideration, SGS Cash, SGS Indebtedness at Signing and SGS Working Capital as of the Measurement Time for Signing. The SGS Initial Signing Statement will be prepared in good faith in accordance with the applicable provisions of this Agreement and the Accounting Principles, applied consistently with their application in connection with the preparation of the SGS Estimated Signing Statement.

(c) Access. Following the Effective Date through the date that the applicable Initial Signing Statement has become final and binding in accordance with Section 2.3(d)(i), the Parties will permit the others and their respective Representatives access and review the books, records and work papers, and will be permitted access to the underlying assets and premises, of the applicable Transferred Entities, Matthews and Logo that are reasonably related to the applicable calculations of Cash at Signing, Working Capital, and Indebtedness at Signing, and the Parties will, and the Parties will cause their respective Subsidiaries (including the Transferred Entities) and their respective Representatives to, cooperate with and assist the Parties and their Representatives in connection with such review, including by providing access to such books, records, work papers, assets and premises and making available personnel to the extent requested, in each case, upon reasonable notice and during normal business hours. Each Party agrees that, following the Measurement Time for Signing through the date that the Initial Signing Statements become final and binding in accordance with Section 2.3(d)(i), it will not take or permit to be taken any actions with respect to any accounting books, records, policies or procedures on which the applicable Financial Statements or the applicable Initial Signing Statement are based, or on which the applicable Final Signing Statement is to be based, that are inconsistent with the Accounting Principles or that would impede or delay the determination of the amount of applicable Cash at Signing, Working Capital or Indebtedness at Signing or the preparation of any Notice of Disagreement or the applicable Final Signing Statement in the manner and utilizing the methods provided by this Agreement.

(d) Disputes.

(i) Logo will notify Matthews in writing no later than 30 days after Logo’s receipt of the SGK Initial Signing Statement and Matthews will notify Logo in writing no later than 30 days after Matthews’ receipt of the SGS Initial Signing Statement if Matthews or Logo, as the case may be, disagrees with such Initial Signing Statement, which notice, in either case, will describe the basis for such disagreement including the specific items in dispute, amount of dispute and, if available, a possible alternative calculation of the disputed amount (the “Notice of Disagreement”). If no Notice of Disagreement is delivered to the other Party within such period, then the applicable Initial Signing Statement will become final and binding upon the Parties in accordance with this Section 2.3(d)(i). If a Notice of Disagreement is delivered to the other Party within such period, then only such portions of the applicable Initial Signing Statement that such notifying Party does not identify or disagree with in the Notice of Disagreement will become final and binding upon the Parties in accordance with this Section 2.3(d)(i). During the 30 days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), the Parties will seek in good faith to resolve any differences that they may have with respect to the matters identified in the Notice of Disagreement. If, at the end of the Resolution Period, the Parties have been unable to resolve any differences that they may have with respect to the matters identified in the Notice of Disagreement, either Party will be entitled to submit all matters that remain in dispute with respect to the Notice of Disagreement to KPMG or, if such firm is unwilling or unable to fulfill such role, another internationally-recognized independent certified public accounting firm mutually acceptable to the Parties (in either case, the “Independent Accounting Firm”). The Parties will use commercially reasonable efforts to have the Independent Accounting

Firm make a final determination, in an expeditious manner and in any event within 30 days after its engagement by the Parties, prepared in good faith in accordance with the applicable provisions of this Agreement and the Accounting Principles, and the written submissions of the Parties (which written submissions will be distributed by the Independent Accounting Firm to each Party), of the appropriate amount of each of the matters that remain in dispute solely to the extent indicated in the Notice of Disagreement. The Independent Accounting Firm will act as an expert and not as an arbitrator. With respect to each disputed matter, such determination, if not in accordance with the position of either Party, will not be outside the band of the amount in dispute established by the applicable Initial Signing Statement as compared to the Notice of Disagreement with respect to such disputed matter, and such determinations will be set forth in a written statement setting forth in reasonable detail the basis for the Independent Accounting Firm’s determination with respect to each disputed matter. None of the Parties nor their Representatives will have ex parte communications with the Independent Accounting Firm relating to this Section 2.3(d)(i) or this Agreement, and the Independent Accounting Firm will not conduct an independent investigation in respect of its determination. For the avoidance of doubt, the Independent Accounting Firm will not review or make any determination with respect to any matter other than the matters that remain in dispute to the extent indicated in the Notice of Disagreement. The applicable Initial Signing Statement as finally determined either through agreement of the Parties pursuant to Section 2.3(d) or this Section 2.3(d)(i) or through the action of the Independent Accounting Firm pursuant to this Section 2.3(d)(i), will be the “SGK Final Signing Statement” or the “SGS Final Signing Statement”. The SGK Consideration and SGS Consideration as finally determined in the applicable Final Signing Statement will be the “SGK Final Signing Consideration” or the “SGS Final Signing Consideration”, as applicable.

(ii) The fees and expenses of the Independent Accounting Firm will be borne by the Parties in an inverse proportion as is appropriate to reflect their relative success in the resolution of the dispute. For example, if Matthews challenges the calculation of the SGS Consideration by an amount of $100,000 and the Independent Accounting Firm determines that Matthews has a valid claim for $70,000, then Matthews will bear 30% of such fees and expenses and Logo will bear the other 70%. During the review by the Independent Accounting Firm, each Party will, and will cause its respective Subsidiaries (including, as applicable, the Transferred Entities) and its and their respective Representatives to, each make available to the Independent Accounting Firm interviews with such personnel, and such information, books and records and work papers, as may be reasonably requested by the Independent Accounting Firm to fulfill its obligations under Section 2.3(d)(i); provided, that the accountants of the Parties will not be obliged to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after such Independent Accounting Firm has signed a customary agreement relating to such access to work papers.

(iii) The process set forth in this Section 2.3(d) will be the sole and exclusive remedy of any of the Parties and their respective Affiliates for any disputes related to the SGK Estimated Signing Consideration, the SGK Final Signing Consideration, the SGS Estimated Signing Consideration and the SGS Final Signing Consideration, and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties contained in this Agreement; provided, however, that this Section 2.3(d)(iii) will not prohibit any Party from instituting an Action to enforce any final determination of the SGK Final Signing Consideration or SGS Final Signing Consideration by the Independent Accounting Firm pursuant to Section 2.3(d), or to compel any Party to submit any dispute arising in connection with Section 2.3(d), in any court or other tribunal of competent jurisdiction in accordance with Section 11.3. The substance of the Independent Accounting Firm’s determination will not be subject to review or appeal, absent a showing of manifest error or fraud.

Section 2.4 Signing Deviation Adjustment.

(a) If the absolute value of the difference between the SGK Signing Deviation and the SGS Signing Deviation (“Signing Deviation Difference”) exceeds the Deviation Threshold, then an amount equal to the excess of the Signing Deviation Difference over the Deviation Threshold (“Deviation Excess”) will (i) if the SGK Signing Deviation is greater than the SGS Signing Deviation, decrease the Matthews Mezz or (ii) if the SGS Signing Deviation is greater than the SGK Signing Deviation, decrease the Logo Mezz. For the avoidance of doubt, if the Signing Deviation Difference is less than the Deviation Threshold, there will be no adjustment to the Matthews Mezz or the Logo Mezz.

(b) The Parties covenant and agree that, if all of the conditions to Closing (including Section 8.1(d)) have been satisfied and the Parties elect to consummate the Closing of the Transactions, but the Parties have not, as of such date, satisfied their respective obligations under Section 2.2, Section 2.3 or Section 2.4, then the Parties shall nevertheless continue to carry out their respective obligations under such Sections, despite the Closing having occurred, until all such obligations are satisfied in full pursuant to the terms hereof.

(c) The Parties agree to cooperate in good faith to prepare and agree to any amendments or other modifications to the LLC Agreement in respect of the Matthews Mezz or Logo Mezz that are required as a result of this Section 2.4.

Section 2.5 Closing and Closing Deliveries.

(a) The Closing will take place (i) electronically and remotely by email (in .pdf format) transmission to the Parties and their advisors of the requisite documents, duly executed where required, delivered upon actual confirmed receipt at a time to be mutually agreed upon by the Parties on the first Business Day of the month following the month in which all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver of those conditions) are satisfied or waived (provided, that, unless otherwise mutually agreed upon in writing by the Parties, if all such conditions are satisfied during the last five Business Days of any calendar month, the Closing will occur on the first Business Day of the month following the next succeeding month) or (ii) at such other place, time or date as may be mutually agreed upon in writing by the Parties. All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The date on which the Closing occurs is referred to as the “Closing Date.”

(b) At the Closing or prior to the Closing on the date specified below:

(i) Matthews will, or will cause the SGK Seller to:

(A) convey or cause to be conveyed to the Company all of the SGK Seller’s right, title and interest in the SGK Equity, together with duly executed Equity Transfer Forms therefor;

(B) deliver:

(1) to Logo, the certificate required to be delivered pursuant to Section 8.2(d);

(2) to Logo, a duly executed counterpart to each of the Ancillary Agreements to which any Matthews Group Entity or SGK Entity is a party, which was not executed and delivered on the Effective Date;

(3) to the Company, at the time Matthews delivers the SGK Closing Statement, customary payoff letters, as applicable, from the holders of the Payoff Indebtedness of the SGK Entities; provided that such payoff letters will also provide for the termination of any applicable Liens at or prior to the Closing, subject only to the receipt by the holders of such Payoff Indebtedness of the applicable payoff amounts (if applicable);

(4) to Logo, a consent and release of Liens, in form and substance reasonably acceptable to Logo, duly executed by the lenders under the Matthews Credit Facilities;

(5) to the Company, at the time Matthews delivers the SGK Closing Statement, invoices from payees of the Matthews Transaction Expenses;

(6) to Logo and the Company, evidence that Matthews has obtained, or caused to have been obtained, the SGK D&O Tail;

(7) to Logo and the Company, evidence that the intercompany accounts and intercompany arrangements required to be terminated pursuant to Section 5.8 and Section 5.9 have been properly terminated;

(8) to Logo and the Company, evidence that the SGK Restructuring has been completed, such evidence to be in form and substance reasonably acceptable to Logo;

(9) [Reserved];

(10) to Logo and the Company, a release agreement in a form to be mutually agreed upon by the Parties; and

(11) to Logo and the Company, an accurate, executed and complete U.S. Internal Revenue Service Form W-9.

(ii) Logo will:

(A) deliver:

(1) to Matthews, the certificate required to be delivered pursuant to Section 8.3(d);

(2) to Matthews, a duly executed counterpart to each of the Ancillary Agreements to which Logo or any of its Subsidiaries is a party, which was not executed and delivered on the Effective Date;

(3) to the Company, at the time Logo delivers the SGS Closing Statement, customary payoff letters from the holders of the Payoff Indebtedness of the SGS Entities; provided that such payoff letters will also provide for the termination of any applicable Liens at the Closing, subject only to the receipt by the holders of such Payoff Indebtedness of the applicable payoff amounts;

(4) to Matthews, a consent and release of Liens, in form and substance reasonably acceptable to Matthews, duly executed by the lenders under the Logo Credit Facility;

(5) to the Company, at the time Logo delivers the SGS Closing Statement, invoice from payees of the Logo Transaction Expenses;

(6) to Matthews and the Company, evidence that Logo has obtained, or caused to have been obtained, the SGS D&O Tail;

(7) to Matthews and the Company, evidence that the intercompany balance set forth on Section 2.5(b)(ii)(A)(7) of the Logo Information Schedule has been properly terminated;

(8) to Matthews and the Company, evidence that the SGS Restructuring has been completed, such evidence to be in form and substance reasonably acceptable to Matthews;

(9) to Matthews and the Company, a release agreement in a form to be mutually agreed upon by the Parties; and

(10) to Matthews and the Company, an accurate, executed and complete U.S. Internal Revenue Service Form W-9.

(iii) The Company will:

(A) repay, or cause to be repaid, on behalf of the SGK Entities, the SGK Indebtedness at Closing that constitutes Payoff Indebtedness set forth in the SGK Closing Statement to the applicable payees, in the amounts and in accordance with the instructions as set forth on the SGK Closing Statement;

(B) pay or cause to be paid on behalf of Matthews and the SGK Entities the Matthews Transaction Expenses to the applicable payees, in the amounts and in accordance with the instructions as set forth on the SGK Closing Statement;

(C) repay, or cause to be repaid, on behalf of the SGS Entities, the SGS Indebtedness at Closing that constitutes Payoff Indebtedness set forth in the SGS Closing Statement to the applicable payees, in the amounts and in SGS with the instructions as set forth on the SGS Closing Statement;

(D) pay or cause to be paid on behalf of Logo and the SGS Entities the Logo Transaction Expenses to the applicable payees, in the amounts and in accordance with the instructions as set forth on the SGS Closing Statement;

(E) deliver:

(1) the Matthews Mezz to the SGK Seller; and

(2) to Logo and to Matthews, a duly executed counterpart to each of the Ancillary Agreements to which the Company is a party, which was not executed and delivered on the Effective Date.

Section 2.6 Closing Statement.

(a) SGK Closing Statement:

(i) Not less than 5 Business Days prior to the anticipated Closing Date, Matthews will provide Logo with a statement (the “SGK Closing Statement”), together with reasonable supporting documents, setting forth a good faith estimate of the following, in each case, as of the Measurement Time for Closing:

(A) SGK Indebtedness at Closing;

(B) Cash at Closing of the SGK Entities; and

(C) Matthews Transaction Expenses.

(ii) The SGK Closing Statement will be accompanied by a cover letter that sets forth (A) the account or accounts to which the Company will transfer the SGK Closing Consideration and (B) the bank accounts and wire instructions designated to facilitate payment by the Company of the Matthews Transaction Expenses and the Payoff Indebtedness with respect to SGK, if any.

(iii) The SGK Closing Statement will be prepared in good faith in accordance with the applicable provisions of this Agreement and the Accounting Principles.

(iv) Logo will have the right to review and comment on the SGK Closing Statement prior to Closing. Matthews shall consider in good faith Logo’s comments to the SGK Closing Statement for the purpose of ensuring the accuracy of the amounts set forth thereon and the payments to be made at the Closing.

(b) SGS Closing Statement:

(i) Not less than 5 Business Days prior to the anticipated Closing Date, Logo will provide Matthews with a statement (the “SGS Closing Statement”), together with reasonable supporting documents, setting forth a good faith estimate of the following, in each case, as of the Measurement Time for Closing:

(A) SGS Indebtedness at Closing;

(B) Cash at Closing of the SGS Entities; and

(C) Logo Transaction Expenses.

(ii) The SGS Closing Statement will be accompanied by a cover letter that sets forth the bank accounts and wire instructions designated to facilitate payment by the Company of the Logo Transaction Expenses and the Payoff Indebtedness with respect to SGS, if any.

(iii) The SGS Closing Statement will be prepared in good faith in accordance with the applicable provisions of this Agreement and the Accounting Principles.

(iv) Matthews will have the right to review and comment on the SGS Closing Statement prior to Closing. Logo shall consider in good faith Matthews’ comments to the SGS Closing Statement for the purpose of ensuring the accuracy of the amounts set forth thereon and the payments to be made at the Closing.

Section 2.7 Payment of Closing Consideration.

(a) SGK Closing Consideration. At the Closing, the Company will (i) issue Company Common Units to the SGK Seller representing 40% of the outstanding Company Common Units as of the Closing Date (which Company Common Units will be deemed to have a value of $213,000,000 as of the Closing Date), (ii) issue the Matthews Mezz to the SGK Seller and (iii) immediately following the issuance of Company Common Units and Matthews Mezz described in clauses (i) and (ii), pay or cause to be paid to the SGK Seller as a special distribution with respect to its membership interest in the Company in immediately available funds to an account designated in writing by the SGK Seller an amount equal to $250,000,000 (the “Matthews Cash Payment”) (collectively, the “SGK Closing Consideration”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING MATTHEWS AND THE SGK BUSINESS

Except as disclosed in the Matthews Disclosure Schedule, Matthews hereby represents and warrants to Logo as follows, in each case solely as it relates to the SGK Business:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) Matthews, SGK Seller, and each SGK Entity is or will be as of the Closing, a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except in each case as would not reasonably be expected to have an MAE.

(b) SGK Seller and each SGK Entity has or will have as of the Closing all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to have an MAE. Section 3.1 of the Matthews Disclosure Schedule sets forth a list of all SGK Entities.

Section 3.2 Capitalization of the SGK Entities.

(a) The SGK Equity is duly authorized, validly issued, fully paid and nonassessable and owned by the SGK Seller, free and clear of all Liens, except Permitted Liens. Except for the SGK Equity, there are no Equity Interests of SGK issued or outstanding.

(b) Section 3.2(b) of the Matthews Disclosure Schedule sets forth all of the authorized and issued Equity Interests of the SGK Entities and the holder(s) thereof as of the Effective Date. Matthews owns, directly or indirectly, all of the Equity Interests in the SGK Entities free and clear of all Liens, except Permitted Liens.

Section 3.3 Authority Relative to this Agreement. Matthews has all necessary corporate or similar power and authority to execute, deliver and perform this Agreement and to consummate the Transactions in accordance with the terms hereof. This Agreement has been authorized by all necessary corporate or other action of Matthews, has been duly and validly executed and delivered by Matthews and, assuming the due authorization, execution and delivery of this Agreement by Logo and the other Parties, constitutes a valid, legal and binding agreement of Matthews, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. Each Matthews Group Entity has all necessary corporate or similar power and authority to execute, deliver and perform each Ancillary Agreement to which it is to be a party in accordance with the terms thereof. At the Closing, each Ancillary Agreement executed and delivered by the Matthews Group Entity party thereto will be authorized by all necessary corporate or other action of each Matthews Group Entity, will be duly and validly executed and delivered by such Matthews Group Entity, and, assuming the due authorization, execution and delivery of each Ancillary Agreement by Logo, its applicable Subsidiaries or the other parties thereto, will constitute, a valid, legal and binding agreement of the applicable Matthews Group Entity, enforceable against them in accordance with the terms thereof, subject to the Enforceability Exceptions.

Section 3.4 Consents and Approvals; No Violations. No filing with or notice to, and no Permit, consent or approval of, any Governmental Entity is required on the part of any Matthews Group Entity or SGK Entity for the execution, delivery and performance by any such entity of any Transaction Document to which it is a party or the consummation by the Matthews Group Entities and the SGK Entities of the Transactions, except: (a) compliance with any applicable requirements of any Competition and Foreign Investment Laws; (b) compliance with any Permits relating to the SGK Business; or (c) any such filings, notices, Permits, consents or approvals, the failure to make or obtain would not reasonably be expected to have an MAE. Assuming compliance with the items described in clauses (a) through (c) of the preceding sentence, the execution, delivery and performance of the Transaction Documents by the applicable Matthews Group Entities, and the consummation by the Matthews Group Entities of the Transactions, will not (i) materially conflict with or result in any material breach, material violation or material infringement of any provision of the Organizational Documents of any Matthews Group Entity or SGK Entity, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any SGK Material Contract or (iii) violate any Law applicable to any Matthews Group Entity or SGK Entity or any of their respective properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have an MAE.

Section 3.5 Financial Statements; Liabilities.

(a) (i) Section 3.5(a) of the Matthews Disclosure Schedule sets forth the unaudited combined statement of operations of the SGK Business for each of the fiscal years ended September 30, 2023 and 2024 and the unaudited combined balance sheet of the SGK Business as of September 30, 2023 and 2024 (the “SGK Financial Statements”). The SGK Financial Statements (A) were derived from the Matthews financial statements, which Matthews financial statements are in accordance with GAAP, (B) were prepared in accordance with the Accounting Principles, consistently applied, and (C) present fairly, in all material respects, the combined financial position and the combined results of operations of the SGK Business, as of the respective dates thereof or the periods then ended, in each case except as may be noted therein.

(ii) The SGK Financial Statements and the foregoing representations and warranties are qualified by the fact that (A) the SGK Business has not operated on a standalone basis and has historically been reported within Matthews’s consolidated financial statements, and (B) the SGK Financial Statements assume certain allocated charges and credits which may not reflect amounts that would have resulted from arms-length transactions or that the SGK Business would incur on a standalone basis.

(b) There are no Liabilities of the SGK Entities of any nature, whether or not accrued, contingent or otherwise, that would be required pursuant to GAAP as applied in the SGK Financial Statements to be reflected on a combined balance sheet of the SGK Business, other than those that (i) are reflected or reserved for on the SGK Financial Statements or reflected in the determination of SGK Working Capital, SGK Indebtedness at Signing or Payoff Indebtedness; (ii) have been incurred in the ordinary course of business or as otherwise permitted hereunder since the Interim Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law);

(iii) are incurred in connection with the Transactions or the announcement, negotiation, execution or performance of the Transaction Documents or the Closing; (iv) have been discharged or paid off; (v) constitute Matthews Retained Liabilities; or (vi) would not reasonably be expected to have an MAE. Except as set forth on Section 1.1(e) of the Matthews Information Schedule, the SGK Entities do not have any Payoff Indebtedness.

Section 3.6 Absence of Certain Changes or Events. Except as contemplated by this Agreement (including the reorganizations and transactions undertaken to facilitate the Contribution, including the SGK Restructuring), during the period from the Interim Date through the Effective Date (a) the SGK Business has been operated in the ordinary course in all material respects, (b) no SGK Entity has taken any action (or omitted to take any action) which, if taken (or omitted to be taken) after the Effective Date would be prohibited under Section 5.4(a) and (c) there has not occurred any event, change, development or effect that is continuing and would reasonably be expected to have an MAE.

Section 3.7 Litigation. Except as would not reasonably be expected to have an MAE, (a) there is no Action pending or, to the Knowledge of Matthews, threatened, against any SGK Entity, (b) no SGK Entity is subject to any outstanding Order and (c) no SGK Entity has been named as a potentially responsible party or received a request for information from any Governmental Entity pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

Section 3.8 Compliance with Laws.

(a) Since January 1, 2019, neither Matthews nor any of the SGK Entities have violated any Laws or Order or received any written notice from any Governmental Entity alleging any such violation, except as would not reasonably be expected to have an MAE or cause any of the SGK Entities to lose any material benefit or incur any material Liability.

(b) Since January 1, 2019, neither Matthews nor any SGK Entity, nor any of their respective directors, officers, or employees, nor to the Knowledge of Matthews any agent or affiliate thereof: (i) violated any Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions (including, among other things, transacting any business or have any dealings directly or knowingly indirectly with any Sanctioned Person), or (ii) engaged in any Anti-Corruption Prohibited Activity.

(c) Since January 1, 2019, Matthews and each SGK Entity has instituted, maintained and enforced policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws and Sanctions.

(d) No action, suit or proceedings by or before any Governmental Entity involving Matthews or any SGK Entity with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions is pending, or to the Knowledge of Matthews, is threatened.

(e) Neither Matthews nor any SGK Entity, nor any of its respective Affiliates, directors, officers, employees, or to the Knowledge of Matthews, any of its agents, is, nor in the past five (5) years has been, a Sanctioned Person.

(f) TID U.S. Business. No SGK Entity engages in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

Section 3.9 Permits. (a) The SGK Entities hold all Permits necessary for the operation of and conduct of the SGK Business as conducted on the Effective Date (the “SGK Permits”), (b) the SGK Entities are in compliance with the terms of such SGK Permits and (c) each such SGK Permit is valid, subsisting and in full force and effect, except in each case under subsections (a), (b) and (c), as would not reasonably be expected to have an MAE or cause any of the SGK Entities to lose any material benefit or incur any material Liability.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Matthews Disclosure Schedule sets forth a list, as of the Effective Date, of each Matthews Group Benefit Plan and, separately, each SGK Entity Benefit Plan that is: (i) a defined benefit pension plan (within the meaning of Section 3(35) of ERISA, whether or not subject to ERISA); or (ii) a material Matthews Group Benefit Plan or material SGK Entity Benefit Plan (other than any employment agreement or other individual compensatory agreement which provides the minimum entitlement required under applicable Law on termination, if any, in which case a form of any such agreement (if applicable) may be set forth on the Matthews Disclosure Schedule) maintained in an SGK Material Jurisdiction, with each such Benefit Plan disclosed pursuant to clause (i) or clause (ii) being listed by SGK Material Jurisdiction. With respect to each such Matthews Group Benefit Plan and SGK Entity Benefit Plan that is not filed with the U.S. Securities and Exchange Commission, Matthews has made available to Logo a copy thereof (subject to redaction of personal information) and the most recent actuarial valuation report, if applicable.

(b) Except as would not reasonably be expected to have an MAE, since the Lookback Date (i) each Matthews Group Benefit Plan and SGK Entity Benefit Plan has been maintained and operated in compliance with applicable Law, (ii) all contributions or premiums required to be made by any SGK Entity to any Matthews Group Benefit Plan and SGK Entity Benefit Plan have been timely made or accrued, and (iii) there has been no Actions against and, to the Knowledge of Matthews, threatened against any SGK Entity Benefit Plan or fiduciary thereof. Each Matthews Group Benefit Plan and SGK Entity Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is in documentary compliance with, and has been operated and administered in compliance with, Section 409A of the Code. No Matthews Group Benefit Plan or SGK Entity Benefit Plan provides for the gross-

up, reimbursement, or indemnification of any Taxes imposed by Sections 409A or 4999 of the Code to any SGK Employee or Covered Former SGK Employee.

(c) Except as otherwise set forth on Section 3.10(c) of the Matthews Disclosure Schedule, (i) no SGK Entity Benefit Plan that is subject to Title IV of ERISA has (A) failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or (B) applied for a funding waiver from the Internal Revenue Service of any minimum funding requirement or an extension of any amortization period under Section 412 of the Code or Sections 303 or 304 of ERISA, (ii) no SGK Entity has contributed to, maintained or has had any liability with respect to a U.S. Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) no SGK Entity has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) under Title IV of ERISA with respect to any such U.S. Benefit Plan that remains unsatisfied nor is any SGK Entity reasonably expected to incur such liability, (iv) no SGK Entity nor any Affiliate thereof has ever participated in any U.K. occupational pension plan providing any benefits which are not money purchase benefits within the meaning of section 181 of the UK Pension Schemes Act 1993 and (v) no SGK Entity Benefit Plan is a “registered pension plan” (as such term is defined for purposes of section 248(1) of the Canada Tax Act) that contains a “defined benefit provision” (as such term is defined for purposes of section 147.1(1) of the Canada Tax Act).

(d) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will: (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due by any SGK Entity to any current or former service provider, (ii) materially increase or otherwise enhance any benefits otherwise payable by any SGK Entity to such service providers, (iii) result in the acceleration of the time of payment or vesting of any such benefits, or (iv) result in the payment of any compensation or benefits to any Transferred Business Employee who would be a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) with respect to Matthews or its Affiliates that could reasonably, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 3.11 Employees; Labor Matters.

(a) Section 3.11(a)(i) of the Matthews Disclosure Schedule sets forth a list, as of the Effective Date, of each collective bargaining Contract and Contract with a union, trade union, works council or similar body, in each case in an SGK Material Jurisdiction and to which any SGK Entity is a party or to which any SGK Employee identified as of the Effective Date is subject. The SGK Employees constitute all of the employees necessary to operate the SGK Business in substantially the same manner as the SGK Business is operated as of the Effective Date. Section 1.1(h)(ii) of the Matthews Information Schedule sets forth a list of each individual service provider of Matthews or any of its Subsidiaries or Affiliates who dedicates a material portion of such individual’s services to the SGK Business but does not qualify as an SGK Employee.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, an MAE, with respect to the SGK Employees and Covered Former SGK Employees,

Matthews (i) is, and since the Lookback Date has been, in compliance in all respects with all applicable Laws relating to labor and employment, including all Laws relating to wages, hours, terms and conditions of employment, discrimination, sexual harassment, civil and human rights, affirmative action, immigration, safety and health, workers’ compensation, worker classification, unemployment insurance, provision of employee benefits, disability rights or benefits, plant closures and layoffs, provident funds, pensions, assignment of employees, data privacy, and the collection and payment of withholding Taxes, social security Taxes or entitlements, and similar Taxes; and (ii) since the Lookback Date, has discharged or adequately provided for its obligations to pay all salaries, wages, commissions, gratuity payments, provident fund or pension payments, superannuation payments, and long service leave. Since the Lookback Date, none of the SGK Entities, nor Matthews with respect to any SGK Employees or Covered Former SGK Employees, have taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN without complying with WARN.

(c) Except as would not reasonably be expected to have an MAE, to the Knowledge of Matthews, (i) there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize any SGK Employees identified as of the Effective Date, (ii) no demand for recognition of any SGK Employees identified as of the Effective Date is currently being made by, or on behalf of, any labor union and (iii) since the Lookback Date, there have been no material strikes or lockouts at the SGK Business.

Section 3.12 Real Property.

(a) Section 3.12(a) of the Matthews Disclosure Schedule sets forth a complete and accurate list, as of the Effective Date of the real property owned as of the Effective Date or proposed to be owned as of the Closing Date by any SGK Entity (the “SGK Owned Real Property”). The SGK Entities, as applicable, have or will have as of the Closing fee simple or comparable valid title to all SGK Owned Real Property, free and clear of all Liens, except Permitted Liens. Except as would not reasonably be expected to have an MAE, since the Lookback Date, no SGK Entity has received written notice of any, and to the Knowledge of Matthews, there is no, default by any SGK Entity, under any restrictive covenants affecting the SGK Owned Real Property.

(b) Section 3.12(b) of the Matthews Disclosure Schedule sets forth a complete and accurate list, as of the Effective Date, that is complete and accurate in all material respects, of the real property leased by or proposed to be leased by, as of the Closing Date, any SGK Entity that is a Transferred Entity (the “SGK Leased Real Property”). Except as would not reasonably be expected to have an MAE, the SGK Entities, as applicable, have or will have as of the Closing a leasehold or subleasehold interest in all SGK Leased Real Property, free and clear of all Liens, except Permitted Liens. All leases and subleases for the SGK Leased Real Property under which any SGK Entity is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, except as would not reasonably be expected to have an MAE. Since the Lookback Date, no SGK Entity has received any written notice of any, and to the Knowledge of Matthews there is no, default by any SGK Entity under any such lease or sublease affecting the SGK Leased Real Property, except as would not reasonably be expected to have an MAE.

Section 3.13 Taxes. Except as would not reasonably be expected to have an MAE:

(a) all Tax Returns required to be filed by, or with respect to, any SGK Entity have been filed with the proper Governmental Entity and all such Tax Returns are true, correct and complete;

(b) all Taxes due and owing by any SGK Entity have been paid to the proper Governmental Entity whether or not reported on a Tax Return;

(c) no Tax Proceeding with respect to any Taxes of the SGK Entities is pending or being threatened in writing by any Governmental Entity;

(d) no extension or waiver of any statute of limitations on the assessment or collection of any Taxes has been granted or agreed to by any SGK Entity, which extension or waiver is currently in effect;

(e) none of the SGK Entities has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(f) each of the SGK Entities has complied with all applicable Laws relating to the collection, withholding and remittance of Taxes (including any employment tax and social security deduction rules);

(g) no claim has been made by any tax authority in a jurisdiction where any of the SGK Entities do not file Tax Returns that an SGK Entity is or may be subject to taxation by that jurisdiction, other than any such claims with respect to which applicable Taxes have been paid or that the relevant claim has been finally resolved;

(h) none of the SGK Entities is a party to or bound by any Tax Sharing Agreement or has any Liability or potential Liability to another party under any such Tax Sharing Agreement;

(i) none of the SGK Entities has liability for the Taxes of any other Person (other than Matthews or any of its Subsidiaries, including another SGK Entity) under any Contract, other than under commercial agreements entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes;

(j) each SGK Entity has complied fully with all statutory requirements, orders, provisions, directions or conditions relating to VAT;

(k) there are no Liens on any of the assets of any SGK Entity with respect to Taxes, other than statutory Liens for Taxes not yet due and payable;

(l) no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings, in each case in respect of Taxes, have been sought from, entered into or issued by any Governmental Entity with respect to any SGK Entity;

(m) the U.S. federal income Tax classification as of the Effective Date for each SGK Entity that is organized under the laws of a state within the United States is set forth on Section 3.13(m) of the Matthews Disclosure Schedule;

(n) each SGK Entity that is organized under the laws of a country outside of the United States is properly classified as a foreign corporation for U.S. federal income Tax purposes and no such SGK Entity is or has qualified as a “passive foreign investment company” within the meaning of Section 1297 of the Code;

(o) none of the Company, Logo, any SGK Entity nor any Affiliate of the foregoing will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) a “closing agreement” as described in Section 7121 of the Code (or any similar or corresponding provision of state, local or non-U.S. Law) entered into before Closing, (B) an installment sale or open transaction entered into before Closing, (C) a prepaid amount or deferred revenue received or accrued before Closing, or (D) use of an improper accounting method or a cash method of accounting, or a change in accounting method requested, required or implemented, before Closing, including pursuant to Section 481 of the Code (or any similar or corresponding provision of state, local or non-U.S. Law);

(p) no SGK Entity (A) is or has ever been a member of an affiliated, combined, consolidated, unitary or similar group for Tax purposes or (B) has any liability with respect to the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee, or a successor, or by contract (other than commercial agreements with one or more unrelated Persons the primary purposes of which are unrelated to Taxes);

(q) no SGK Entity has participated in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code);

(r) no SGK Entity has engaged in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar transaction requiring disclosure under U.S. state, local or non-U.S. Law);

(s) None of the SGK Entities are “U.S. real property holding corporations” within the meaning of Section 897(c)(2) of the Code;

(t) None of the SGK Equity is “taxable Canadian Property” within the meaning of the Canada Tax Act;

(u) The SGK Entities are in compliance with all applicable transfer pricing laws and regulations;

(v) None of the intangible assets of the SGK Entities are (i) nonamortizable immediately prior to the Closing by reason of the application of the “anti-churning” rules of Code Section 197(f)(9), or (ii) held or used before August 10, 1993 by the Company or a “related person” within the meaning of Section 197(f)(9)(C) of the Code;

(w) All subsidies, government assistance and Tax credits and refunds claimed or received by an SGK Entity, including, for greater certainty, under section 125.7 and subsection 153(1.02) of the Canada Tax Act, and/or any COVID19 related subsidies, credits, assistance, filing delays, and/or waivers from any Governmental Entity, were claimed and received in accordance with all applicable Laws and such SGK Entity has complied in all respects with all obligations or conditions associated with such subsidies, government assistance, Tax credits and Tax refunds; and

(x) none of the SGK Entities that qualify as “controlled foreign corporations” (within the meaning of Section 957 of the Code) have material accrued “subpart F income” within the meaning of Section 952 of the Code for their taxable years that end on or include the Closing Date or are treated as owning material “United States property” within the meaning of Section 956 of the Code.

Section 3.14 Environmental Matters.

(a) Except as fully satisfied with no remaining Liability, the SGK Entities and the facilities and operations on the SGK Real Property are in compliance with applicable Environmental Laws, except as would not reasonably be expected to have an MAE.

(b) Except as would not reasonably be expected to have an MAE, (i) the SGK Entities possess all SGK Environmental Permits required for the conduct of the SGK Business as conducted on the Effective Date, (ii) each such SGK Environmental Permit is valid, subsisting and in full force and effect, (iii) no appeals or other proceedings are pending or, to the Knowledge of Matthews, threatened with respect to the issuance, terms or conditions of any such Environmental Permit and (iv) except for matters which have been fully resolved, with no remaining Liability, no SGK Entity has received any written notice from any Governmental Entity since the Lookback Date regarding any revocation, withdrawal, non-renewal, suspension, cancellation or termination of any such Environmental Permit.

(c) Except as would not reasonably be expected to have an MAE, no SGK Entity has received any written notice since the Lookback Date alleging any unresolved violation of any Environmental Law with respect to (i) any SGK Real Property or (ii) the operations of the SGK Business.

(d) No Action is pending or, to the Knowledge of Matthews, threatened that asserts any actual or potential Environmental Liability relating to the SGK Business that would reasonably be expected to have an MAE.

(e) To the Knowledge of Matthews, no Environmental Condition exists on or at any SGK Real Property or related to the conduct of the SGK Business, in each case that would reasonably be expected to impose an Environmental Liability on the SGK Entities that would reasonably be expected to have an MAE.

(f) With regard to the SGK Real Property located in the United States and with regard to operations of the SGK Entities in the United States, the SGK Entities have no material Environmental Liabilities or other material liabilities pursuant to applicable Environmental Laws, and there are no facts or circumstances existing as of Closing that would result in material liability for the SGK Entities pursuant to applicable Environmental Laws.

Section 3.15 Material Contracts; Material Customers; Material Suppliers.

(a) Section 3.15(a) of the Matthews Disclosure Schedule sets forth as of the Schedule Date a list of the following Contracts (other than purchase orders and invoices, Matthews Group Benefit Plans and SGK Entity Benefit Plans, and other than Contracts relating solely to the Matthews Retained Business) to which any SGK Entity is a party or that relates to the SGK Business (the “SGK Material Contracts”):

(i) any material Contract with any SGK Material Customer or SGK Material Supplier;

(ii) any Contract relating to any joint venture or material partnership or other similar agreement involving co-investment between or involving the SGK Business and a third party;

(iii) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which the SGK Business has a material obligation with respect to an “earn out,” contingent purchase price or similar contingent payment obligation;

(iv) any Contract that imposes exclusivity requirements, fixed pricing, fixed volume or spend, material minimum payment, most favored nations or most favored customer status, rights of first offer or last offer, in each case, that restricts or impacts the SGK Business in any material respect;

(v) any Contract with an Employee Representative in an SGK Material Jurisdiction;

(vi) any Contract containing covenants that restrict or limit the ability of the SGK Entities to compete in any business or with any Person or in any geographic area, in each case that restricts or impacts the SGK Business in any material respect;

(vii) (A) any Contract pursuant to which any of the SGK Entities licenses or is otherwise permitted by a third party to use any material Intellectual Property (other than any “shrink wrap,” “commercially available software package” or “click through” licenses), (B) any Contract pursuant to which a third party licenses any material SGK Intellectual Property or (C) any Contract with a third party providing for the coexistence of SGK Intellectual Property with the Intellectual Property of such party, in each case that involved aggregate payments by (or on behalf of) or to the SGK Entities in excess of $500,000 during the trailing 12-month period ended on the Interim Date; and

(viii) any Contract relating to or evidencing indebtedness for borrowed money of the SGK Business in excess of $1,000,000 individually.

(b) As of the Effective Date, except as would not reasonably be expected to have an MAE, (i) each SGK Material Contract is a legal, valid and binding obligation of the applicable SGK Entity and, to the Knowledge of Matthews, each counterparty and is in full force and effect and (ii) no SGK Entity nor, to the Knowledge of Matthews, any other party thereto, is in breach of, or in default under, any such SGK Material Contract.

(c) Section 3.15(c) of the Matthews Disclosure Schedule sets forth a list of the top 10 customers of the SGK Business, measured by aggregate spend with the SGK Business, during the 12-month period ended September 30, 2024 (each, a “SGK Material Customer”). To the Knowledge of Matthews, no SGK Material Customer has, since the Interim Date, terminated, or given written notice that it intends to terminate, its relationship with the SGK Business or of any other material adverse change with respect to its business relationship with the SGK Business or any SGK Entity.

(d) Section 3.15(d) of the Matthews Disclosure Schedule sets forth a list of the top 10 suppliers of photo polymer plate production materials components of the SGK Business, measured by aggregate spend by the SGK Business, during the 12-month period ended September 30, 2024 (each, a “SGK Material Supplier”). To the Knowledge of Matthews, no SGK Material Supplier has, since the Interim Date, terminated, or given written notice that it intends to terminate, its relationship with the SGK Business. No SGK Material Supplier has notified Matthews of (i) an increase in price that any such SGK Material Supplier intends to charge for products or services sold to the SGK Business that would go into effect after the Interim Date or (ii) any other material adverse change with respect to its business relationship with the SGK Business or any SGK Entity.

Section 3.16 Intellectual Property.

(a) Section 3.16(a) of the Matthews Disclosure Schedule sets forth a list as of the Effective Date of all Patents, material trade secrets (which shall not include a disclosure of the respective trade secret itself), registered and applied-for Marks, and Domain Names included in the SGK Intellectual Property, specifying as to each as applicable, the name of the current legal owner(s) and current record owner(s) (or registrant(s) for Domain Names), jurisdiction, application and registration numbers, and application and registration dates (or expiration date for Domain Names).

(b) The SGK Entities are, or will be as of Closing, collectively the sole and exclusive legal and beneficial owners of all right, title, and interest in and to all SGK Intellectual Property or have a valid and enforceable right to use all SGK Intellectual Property. The SGK Intellectual Property comprises all Intellectual Property used in or necessary for the conduct of the SGK Business as currently conducted and as currently proposed to be conducted, in each case, free and clear of all Liens other than Permitted Liens.

(c) The Matthews Group Entities and the SGK Entities have secured from all Persons who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any SGK Intellectual Property, exclusive ownership of all Intellectual Property in such contribution that the SGK Entities do not already own by operation of law.

(d) The Matthews Group Entities and the SGK Entities’ rights in the SGK Intellectual Property are valid, subsisting, and enforceable. The Matthews Group and SGK Entities have taken all reasonable steps to maintain the SGK Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the SGK Intellectual Property, except where the failure to take such actions would not reasonably be expected to be material.

(e) Except as would not reasonably be expected to have an MAE: (i) none of the SGK Intellectual Property is subject to any Order adversely affecting the use thereof or rights thereto by or of the SGK Entities or the Mathews Group Entities; (ii) there is no opposition or cancellation Action pending against the SGK Entities or the Matthews Group Entities concerning the ownership, validity or enforceability of any SGK Intellectual Property (other than ordinary course proceedings related to the application for any item of SGK Intellectual Property); (iii) there is and has been no infringement or misappropriation or other violation of any SGK Intellectual Property, nor is there any written allegation made by any SGK Entity or Matthews Group Entity thereof; (iv) none of the SGK Entities or Matthews Group Entities have received any written notice alleging that any of the SGK Business operations, products or services infringe, misappropriate, violate or otherwise conflict with the Intellectual Property of any other Person and (v) the SGK Entities, the Matthews Group Entities (solely with respect to the SGK Business) and the SGK Business have not and do not infringe, misappropriate violate or otherwise conflict with the Intellectual Property of any other Person.

(f) Except as would not reasonably be expected to have an MAE, all Software embodying SGK Intellectual Property (i) conforms in all material respects with all specifications, representations, warranties and other descriptions established by the SGK Entities or Matthews Group Entities or conveyed thereby to its customers or other transferees; (ii) is operative for its intended purpose free of any material defects or deficiencies and does not contain any Software designed to permit unauthorized access, disable, erase, or otherwise harm Software, hardware or Data; (iii) is fully functional in every material respect on currently available platforms; and (iv) has been maintained by the SGK Entities or the Matthews Group Entities on their own behalf or on behalf of their customers and other transferees to their reasonable satisfaction and in accordance with industry standards.

(g) Since the Lookback Date, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the SGK IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a MAE.

(h) Except as specified in Section 3.16(h) of the Matthews Disclosure Schedule, the SGK Entities, the Matthews Group Entities, and the SGK Business have not, and do not, either directly or indirectly, (i) use AI Technologies for the internal operations of the SGK Business, (ii) distribute or otherwise make available AI Technologies to customers or other Persons for any purpose, or (iii) permit any data associated with the SGK Business or its customers (including deidentified data) to be used as Training Data by any other Person. All Training Data used in the SGK Business is either proprietary to the SGK Entities or the Matthews Group Entities or has been obtained by the SGK Entities or Matthews Group Entities in accordance with the applicable terms and Laws governing such use (including each end user license agreement, terms of use, Privacy Policies, consents, or other terms that govern the applicable entity’s collection and use of third party data) and in compliance with all required consent and notification obligations. The SGK Entities’ and the Matthews Group Entities’ agreements with vendors and suppliers require such parties to identify and notify the SGK Entities or the Matthews Group Entities of any data, service results or other work product that are generated by AI Technologies and the same have been labeled appropriately when presented to third party recipients in accordance with applicable Law, Contract requirements, and industry best practices.

(i) As of the Closing, except as set forth in an Ancillary Agreement or otherwise contemplated under this Agreement, the Matthews Group will not require the use of or a license to any SGK Intellectual Property.

Section 3.17 Privacy and Security.

(a) Except as would not reasonably be expected to be material to the SGK Business, the SGK Entities are, and since the Lookback Date have been, in compliance with all applicable Privacy Obligations.

(b) Except as would not reasonably be expected to be material to the SGK Business, (i) to the extent required by any Privacy Laws, the SGK Entities post, and since the Lookback Date have posted, all Privacy Policies required by Privacy Laws on their respective websites and such Privacy Policies comply in all material respects with Privacy Laws and none of the disclosures made or contained in any Privacy Policy have been misleading or deceptive (including by omission); (ii) the SGK Entities’ Processing of Personal Information complies with, and has not, since the Lookback Date, violated any Privacy Laws. To Knowledge of Matthews, since the Lookback Date, no SGK Entity has received any written notice from any Governmental Entity or third Person that it is under investigation for any material violation of any Privacy Law.

(c) Except as would not reasonably be expected to be material to the SGK Business, since January 1, 2019, there has been no Security Breach, or unauthorized access to, loss, use or disclosure of any Personal Information, owned, used, stored, received or controlled by or on behalf of the SGK Business. The SGK Business has not since January 1, 2019: (i) received any written notice of any claims, investigations (including investigations by a Governmental Entity), or alleged violations of Laws or other Privacy Obligations; (ii) received any written complaints, correspondence or other communications from or on behalf of an individual or any other Person claiming a right to compensation under any Privacy Obligations, or alleging any breach of any Privacy Obligations; or (iii) been subject to any data protection enforcement action (including any fine or other sanction) from any Governmental Entity with respect to Personal Information under the custody or control of the SGK Business.

(d) Except as would not reasonably be expected to be material to the SGK Business, to the extent required by Privacy Laws and the SGK Material Contracts, the SGK Business has since the Lookback Date required and requires, in all material respects, all third Persons to which it provided or provides access to Personal Information to (i) comply with applicable Privacy Laws, (ii) maintain the privacy and security of such information, including by contractually obliging such third Persons to protect such information from unauthorized access by, or disclosure to, any unauthorized third Persons, and (iii) incorporating all obligations required to be incorporated into such contracts by applicable Privacy Obligations.

(e) The SGK Business has since the Lookback Date implemented, maintained and complied with a privacy compliance program that is comprised of appropriate internal processes, policies, personnel, and controls designed to comply with applicable Privacy Obligations.

(f) The SGK Business has since the Lookback Date implemented and maintained a written information security program that is comprised of reasonable and appropriate organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of the IT Systems, including all Sensitive Data Processed thereby, against loss, theft, unauthorized or unlawful Processing, or other misuse. The SGK Business has implemented and maintains reasonable backup and disaster recovery technology and software and hardware support arrangements for the SGK IT Systems consistent with industry practices.

(g) The SGK Business maintains insurance coverage containing industry standard policy terms and limits that are reasonable, appropriate and sufficient to respond to the risk of liability stemming from or relating to any Security Breaches that may impact the SGK Business’ operations or the SGK Business’ IT Systems or from or relating to any violation of applicable Privacy Obligations, and, since January 1, 2019, no claims have been made under such insurance policy(ies).

(h) Except as would not reasonably be expected to be material to the SGK Business, (i) the SGK Business is not subject to any Privacy Obligations that, following the Closing, would prohibit, in any material respect, the Company from receiving and using any Personal Information in the same manner in which that Personal Information was used immediately prior to the Closing, and (ii) the SGK Business is not the owner or host of any database that is subject to a registration or notification requirement with any Governmental Entity under Privacy Laws.

Section 3.18 Intercompany Arrangements. Section 3.18 of the Matthews Disclosure Schedule sets forth a list of all Contracts between any SGK Entity, on the one hand, and any Matthews Group Entity, on the other hand.

Section 3.19 Sufficiency of Assets. At the Closing, taking into account and giving effect to the SGK Restructuring and all of the Ancillary Agreements (including the rights, benefits and services made available in the Transition Services Agreement) and assuming all consents, authorizations, assignments, amendments and Permits necessary in connection with the consummation of the Transactions have been obtained, the SGK Entities will own or have the right to use (including by means of ownership of rights pursuant to licenses or other Contracts with Persons other than Matthews and its Subsidiaries) all of the material assets, SGK Intellectual Property, properties and rights (excluding any services to be provided by Matthews to the Company under the Transition Services Agreement) necessary to conduct the SGK Business immediately after Closing in substantially the same manner as conducted immediately prior to Closing; provided, however, that nothing in this Section 3.19 will be deemed to constitute a representation or warranty as to the adequacy of amounts of cash or working capital (or the availability of the same); provided, further, that the result of any action that any Matthews Group Entity or SGK Entity is required or permitted to take pursuant to this Agreement (including under

Section 5.3), or Ancillary Agreements, or for which Logo has provided its consent (including pursuant to Section 5.4), or the failure to obtain any Third-Party Consents will not constitute a breach of this Section 3.19.

Section 3.20 Matthews Independent Investigation. Matthews is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation of businesses such as the SGS Business in connection with the transactions contemplated hereby and acknowledges and agrees that it (a) has completed its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the SGS Entities and the SGS Business as it deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and based thereon, has formed an independent judgment concerning the SGS Entities and the SGS Business and (b) has been furnished with, or given access to, projections, forecasts, estimates, appraisals, statements, data or information about the SGS Entities and the SGS Business, adequate for such purposes. In entering into this Agreement, Matthews acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any of Logo, an SGS Entity or their respective Representatives (except the representations and warranties of Logo expressly set forth in Article IV). Matthews hereby acknowledges and agrees that none of Logo, the SGS Entities, or their respective Representatives or any other Person will have or be subject to any Liability to Matthews, or any of its Representatives or any other Person resulting from the distribution to Matthews, or its Representatives of, or Matthews’, or its Representatives’ use of, any information relating to Logo, the SGS Entities or the SGS Business, including any information, documents or material made available to Matthews, its Affiliates or their respective Representatives, whether orally or in writing, in any data room, any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of Matthews or its Representatives or in any other form in connection with the Transactions. Matthews further acknowledges that no Representative of Logo or the SGS Entities has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided.

Section 3.21 Brokers. No broker, finder or investment banker, other than the SGK Financial Advisor, is entitled to any brokerage, finder’s or other similar fee or commission from any SGK Entity in connection with the Transactions.

Section 3.22 No Other Representations or Warranties; No Reliance. Matthews acknowledges and agrees that except for the representations and warranties contained in Article IV, none of Logo, SGS or any of their respective Subsidiaries or any other Person or entity on behalf of Logo, SGS or any of their respective Subsidiaries has made or makes, and Matthews has not relied upon, any representation or warranty, whether express or implied at law or equity, with respect to Logo, its Subsidiaries, the SGS Entities, the SGS Business or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Matthews or any of its Representatives by or on behalf of Logo, SGS or any of their respective

Subsidiaries. Matthews acknowledges and agrees that none of Logo, SGS or any of their respective Subsidiaries or any other Person or entity on behalf of Logo, SGS or any of their respective Subsidiaries has made or makes, and Matthews has not relied upon, any representation or warranty, whether express or implied, with respect to (i) the value, merchantability or fitness for a particular use or purpose, (ii) the operation or probable success of the SGS Entities, the SGS Business (including with respect to any projections, estimates or budgets delivered to or made available to Logo of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the SGS Entities, the SGS Business or the future business and operations of the Company and its Subsidiaries), (iii) the accuracy or completeness of any information regarding the SGS Entities, the SGS Business or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects or (iv) any other information or documents made available to Matthews or its counsel, accountants or advisors with respect to the SGS Entities, the SGS Business or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects, in each case except as expressly set forth in Article IV (which representations and warranties are made subject to the other terms and conditions of this Agreement) and the other Transaction Documents. Logo and its Subsidiaries disclaim any other representations or warranties, whether made by Logo, its Subsidiaries or any of their respective Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING LOGO AND THE SGS BUSINESS

Except as set forth in the Logo Disclosure Schedule, Logo hereby represents and warrants to Matthews as follows:

Section 4.1 Organization and Qualification; Subsidiaries; Interested Shareholder.

(a) Logo, the Company and each SGS Entity is or will be as of the Closing, a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except in each case as would not reasonably be expected to have an MAE.

(b) Logo, the Company and each SGS Entity has or will have as of the Closing all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to have an MAE. Section 4.1 of the Logo Disclosure Schedule sets forth a list of all SGS Entities.

(c) Neither Logo nor any of its Affiliates are (i) Interested Shareholders or (ii) Affiliates and/or Associates (as such terms are defined in the Matthews Charter) of an Interested Shareholder.

Section 4.2 Capitalization of the SGS Entities.

(a) The SGS Equity is duly authorized, validly issued, fully paid and nonassessable and directly or indirectly owned by the Company, which is in turn owned directly or indirectly by Logo, in each case free and clear of all Liens, except Permitted Liens. Except for the SGS Equity, there are no Equity Interests of SGS issued or outstanding.

(b) Section 4.2(b) of the Logo Disclosure Schedule sets forth all of the authorized and issued Equity Interests of the SGS Entities and the holder(s) thereof as of the Effective Date. Logo owns, directly or indirectly, all of the Equity Interests in the Company and in the SGS Entities free and clear of all Liens, except Permitted Liens.

Section 4.3 Authority Relative to this Agreement. Each of Logo and the Company has all necessary corporate or similar power and authority to execute, deliver and perform this Agreement and to consummate the Transactions in accordance with the terms hereof. This Agreement has been authorized by all necessary corporate or other action of each of Logo and the Company, has been duly and validly executed and delivered by Logo and the Company and, assuming the due authorization, execution and delivery of this Agreement by Matthews and the other Parties, constitutes a valid, legal and binding agreement of Logo and the Company, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions. Each Logo Group Entity and SGS Entity has all necessary corporate or similar power and authority to execute, deliver and perform each Ancillary Agreement to which it is to be a party in accordance with the terms thereof. At the Closing, each Ancillary Agreement executed and delivered by the Logo Group Entity or SGS Entity party thereto will be authorized by all necessary corporate or other action of each Logo Group Entity or SGS Entity, will be duly and validly executed and delivered by such Logo Group Entity or SGS Entity, as applicable, and, assuming the due authorization, execution and delivery of each Ancillary Agreement by Matthews, its applicable Subsidiaries or the other parties thereto, will constitute, a valid, legal and binding agreement of the applicable Logo Group Entity or SGS Entity, enforceable against them in accordance with the terms thereof, subject to the Enforceability Exceptions.

Section 4.4 Consents and Approvals; No Violations. No filing with or notice to, and no Permit, consent or approval of, any Governmental Entity is required on the part of any Logo Group Entity or SGS Entity for the execution, delivery and performance by any such entity of any Transaction Document to which it is a party or the consummation by the Logo Group Entities and the SGS Entities of the Transactions, except: (a) compliance with any applicable requirements of any Competition and Foreign Investment Laws; (b) compliance with any Permits relating to the SGS Business; or (c) any such filings, notices, Permits, consents or approvals, the failure to make or obtain would not reasonably be expected to have an MAE. Assuming compliance with the items described in clauses (a) through (c) of the preceding sentence, the execution, delivery and performance of the Transaction Documents by the applicable Logo Group Entities and SGS Entities, and the consummation by the Logo Group Entities and SGS Entities of the Transactions, will not (i) materially conflict with or result in any material breach, material violation or material infringement of any provision of the Organizational Documents of any Logo Group Entity or SGS Entity, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any SGS Material Contract or (iii) violate any Law applicable to any Logo Group Entity or SGS Entity or any of their respective properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have an MAE.

Section 4.5 Financial Statements; Liabilities.

(a) Section 4.5(a) of the Logo Disclosure Schedule sets forth the audited combined statement of operations of the SGS Business for the years ended December 31, 2022 and 2023 and the audited combined balance sheet of the SGS Business as of December 31, 2022 and 2023 and the unaudited combined statement of operations of the SGS Business and unaudited combined balance sheet of the SGS Business as of the Interim Date and for the Stub Period (the “SGS Financial Statements”). The SGS Financial Statements (A) were prepared in accordance with GAAP and (B) present fairly, in all material respects, the combined financial position and the combined results of operations of the SGS Business, as of the respective dates thereof or the periods then ended, in each case except as may be noted therein.

(b) There are no Liabilities of the SGS Entities of any nature, whether or not accrued, contingent or otherwise, that would be required pursuant to the GAAP as applied in the SGS Financial Statements to be reflected on a combined balance sheet of the SGS Business, other than those that (i) are reflected or reserved for on the SGS Financial Statements or reflected in the determination of SGS Working Capital, SGS Indebtedness at Signing or Payoff Indebtedness; (ii) have been incurred in the ordinary course of business or as otherwise permitted hereunder since the Interim Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law); (iii) are incurred in connection with the Transactions or the announcement, negotiation, execution or performance of the Transaction Documents or the Closing; (iv) have been discharged or paid off; or (v) would not reasonably be expected to have an MAE. Except as set forth on Section 1.1(a) of the Logo Information Schedule, the SGS Entities do not have any Payoff Indebtedness.

Section 4.6 Absence of Certain Changes or Events. Except as contemplated by this Agreement (including the reorganizations and transactions undertaken to facilitate the Contribution, including the SGS Restructuring), during the period from the Interim Date through the Effective Date (a) the SGS Business has been operated in the ordinary course in all material respects, (b) no SGS Entity has taken any action (or omitted to take any action) which, if taken (or omitted to be taken) after the Effective Date would be prohibited under Section 5.4(a) and (c) there has not occurred any event, change, development or effect that is continuing and would reasonably be expected to have an MAE.

Section 4.7 Litigation. Except as would not reasonably be expected to have an MAE, (a) there is no Action pending or, to the Knowledge of Logo, threatened, against any SGS Entity, (b) no SGS Entity is subject to any outstanding Order and (c) no SGS Entity has been named as a potentially responsible party or received a request for information from any Governmental Entity pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

Section 4.8 Compliance with Laws.

(a) Since January 1, 2019, neither Logo nor any of the SGS Entities have violated any Laws or Order or received any written notice from any Governmental Entity alleging any such violation except as would not reasonably be expected to have an MAE or cause any of the SGS Entities to lose any material benefit or incur any material Liability.

(b) Since January 1, 2019, neither Logo nor any SGS Entity, nor any of their respective directors, officers, or employees, nor to the Knowledge of Logo any agent or affiliate thereof: (i) violated any Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions (including, among other things, transacting any business or have any dealings directly or knowingly indirectly with any Sanctioned Person), or (ii) engaged in any Anti-Corruption Prohibited Activity.

(c) Since January 1, 2019, Logo and each SGS Entity has instituted, maintained and enforced policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws and Sanctions.

(d) No action, suit or proceedings by or before any Governmental Entity involving Logo or any SGS Entity with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions is pending, or to the Knowledge of Logo, is threatened.

(e) Neither Logo nor any SGS Entity, nor any of its respective Affiliates, directors, officers, employees, or to the Knowledge of Logo, any of its agents is, nor in the past five (5) years has been, a Sanctioned Person.

Section 4.9 Permits. (a) The SGS Entities hold all Permits necessary for the operation of and conduct of the SGS Business as conducted on the Effective Date (the “SGS Permits”), (b) the SGS Entities are in compliance with the terms of such SGS Permits and (c) each such SGS Permit is valid, subsisting and in full force and effect, except in each case under subsections (a), (b) and (c), as would not reasonably be expected to have an MAE or cause any of the SGS Entities to lose any material benefit or incur any material Liability.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Logo Disclosure Schedule sets forth a list, as of the Effective Date, of each SGS Entity Benefit Plan that is: (i) a defined benefit pension plan (within the meaning of Section 3(35) of ERISA, whether or not subject to ERISA); or (ii) a material SGS Entity Benefit Plan (other than any employment agreement or other individual compensatory agreement which provides the minimum entitlement required under applicable Law on termination, if any, in which case a form of any such agreement (if applicable) may be set forth on the Logo Disclosure Schedule) maintained in an SGS Material Jurisdiction, with each such Benefit Plan disclosed pursuant to clause (i) or clause (ii) being listed by SGS Material Jurisdiction. With respect to each such SGS Entity Benefit Plan, Logo has made available to Matthews a copy thereof (subject to redaction of personal information) and the most recent actuarial valuation report, if applicable.

(b) Except as would not reasonably be expected to have an MAE, since the Lookback Date (i) each SGS Entity Benefit Plan has been maintained and operated in compliance with applicable Law, (ii) all contributions or premiums required to be made by any SGS Entity to any SGS Entity Benefit Plan have been timely made or accrued, and (iii) there has been no Actions against and, to the Knowledge of Logo, threatened against any SGS Entity Benefit Plan or fiduciary thereof. Each SGS Entity Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is in documentary compliance with, and has been operated and administered in compliance with, Section 409A of the Code. No SGS Entity Benefit Plan provides for the gross-up, reimbursement, or indemnification of any Taxes imposed by Sections 409A or 4999 of the Code to any SGS Employee.

(c) Except as otherwise set forth on Section 4.10(c) of the Logo Disclosure Schedule, (i) no SGS Entity Benefit Plan that is subject to Title IV of ERISA has (A) failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or (B) applied for a funding waiver from the Internal Revenue Service of any minimum funding requirement or an extension of any amortization period under Section 412 of the Code or Sections 303 or 304 of ERISA, (ii) no SGS Entity has contributed to, maintained or has had any liability with respect to a U.S. Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) no SGS Entity has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) under Title IV of ERISA with respect to any such U.S. Benefit Plan that remains unsatisfied nor is any SGS Entity reasonably expected to incur such liability, (iv) no SGS Entity nor any Affiliate thereof has ever participated in any U.K. occupational pension plan providing any benefits which are not money purchase benefits within the meaning of section 181 of the UK Pension Schemes Act 1993, and (v) no SGS Entity Benefit Plan is a “registered pension plan” (as such term is defined for purposes of section 248(1) of the Canada Tax Act) that contains a “defined benefit provision” (as such term is defined for purposes of section 147.1(1) of the Canada Tax Act).

(d) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will: (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due by any SGS Entity to any current or former service provider, (ii) materially increase or otherwise enhance any benefits otherwise payable by any SGS Entity to such service providers, (iii) result in the acceleration of the time of payment or vesting of any such benefits, or (iv) result in the payment of any compensation or benefits to any Transferred Business Employee who would be a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) with respect to Logo or its Affiliates that could reasonably, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 4.11 Employees; Labor Matters.

(a) Section 4.11(a) of the Logo Disclosure Schedule sets forth a list, as of the Effective Date, of each collective bargaining Contract and Contract with a union, trade union, works council or similar body, in each case in an SGS Material Jurisdiction and to which any SGS Entity is a party or to which any SGS Employee identified as of the Effective Date is subject. The SGS Employees constitute all of the employees necessary to operate the SGS Business in substantially the same manner as the SGS Business is operated as of the Effective Date.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, an MAE with respect to the SGS Employees, Logo (i) is, and since the Lookback Date has been, in compliance in all respects with all applicable Laws relating to labor and employment, including all Laws relating to wages, hours, terms and conditions of employment, discrimination, sexual harassment, civil and human rights, affirmative action, immigration, safety and health, workers’ compensation, worker classification, unemployment insurance, provision of employee benefits, disability rights or benefits, plant closures and layoffs, provident funds, pensions, assignment of employees, data privacy, and the collection and payment of withholding Taxes, social security Taxes or entitlements, and similar Taxes; and (ii) since the Lookback Date, have discharged or adequately provided for its obligations to pay all salaries, wages, commissions, gratuity payments, provident fund or pension payments, superannuation payments, and long service leave. Since the Lookback Date, none of the SGS Entities have taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or issued any notification of a plant closing or mass layoff required by WARN without complying with WARN.

(c) Except as would not reasonably be expected to have an MAE, to the Knowledge of Logo, (i) there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize any SGS Employees identified as of the Effective Date, (ii) no demand for recognition of any SGS Employees identified as of the Effective Date is currently being made by, or on behalf of, any labor union and (iii) since the Lookback Date, there have been no material strikes or lockouts at the SGS Business.

Section 4.12 Real Property.

(a) Section 4.12(a) of the Logo Disclosure Schedule sets forth a list, as of the Effective Date, that is complete and accurate in all material respects, of the real property owned as of the Effective Date by any SGS Entity (the “SGS Owned Real Property”). The SGS Entities, as applicable, have or will have as of the Closing fee simple or comparable valid title to all SGS Owned Real Property, free and clear of all Liens, except Permitted Liens. Except as would not reasonably be expected to have an MAE, since the Lookback Date, no SGS Entity has received written notice of any, and to the Knowledge of Logo, there is no, default by any SGS Entity, under any restrictive covenants affecting the SGS Owned Real Property.

(b) Section 4.12(b) of the Logo Disclosure Schedule sets forth a list, as of the Effective Date, that is complete and accurate in all material respects, of the real property leased by any SGS entity which is a Transferred Entity (the “SGS Leased Real Property”). Except as would not reasonably be expected to have an MAE, the SGS Entities, as applicable, have or will have as of the Closing a leasehold or subleasehold interest in all SGS Leased Real Property, free and clear of all Liens, except Permitted Liens. All leases and subleases for the SGS Leased Real Property under which any SGS Entity is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, except as would not reasonably be expected to have an MAE. Since the Lookback Date, no SGS Entity has received any written notice of any, and to the Knowledge of Logo there is no, default by any SGS Entity under any such lease or sublease affecting the SGS Leased Real Property, except as would not reasonably be expected to have an MAE.

Section 4.13 Taxes. Except as would not reasonably be expected to have an MAE:

(a) all Tax Returns required to be filed by, or with respect to, any SGS Entity have been filed with the proper Governmental Entity and all such Tax Returns are true, correct and complete;

(b) all Taxes due and owing by any SGS Entity have been paid to the proper Governmental Entity, whether or not reported on a Tax Return;

(c) no Tax Proceeding with respect to any Taxes of the SGS Entities is pending or being threatened in writing by any Governmental Entity;

(d) no extension or waiver of any statute of limitations on the assessment or collection of any Taxes has been granted or agreed to by any SGS Entity, which extension or waiver is currently in effect;

(e) none of the SGS Entities has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(f) each of the SGS Entities has complied with all applicable Laws relating to the collection, withholding and remittance of Taxes (including any employment tax and social security deduction rules);

(g) no claim has been made by any tax authority in a jurisdiction where any of the SGS Entities do not file Tax Returns that an SGS Entity is or may be subject to taxation by that jurisdiction, other than any such claims with respect to which applicable Taxes have been paid or that the relevant claim has been finally resolved;

(h) none of the SGS Entities is a party to or bound by any Tax Sharing Agreement or has any Liability or potential Liability to another party under any such Tax Sharing Agreement;

(i) none of the SGS Entities has liability for the Taxes of any other Person (other than Logo or any of its Subsidiaries, including another SGS Entity) under any Contract, other than under commercial agreements entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes;

(j) each SGS Entity has complied fully with all statutory requirements, orders, provisions, directions or conditions relating to VAT;

(k) there are no Liens on any of the assets of any SGS Entity with respect to Taxes, other than statutory Liens for Taxes not yet due and payable;

(l) no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings, in each case in respect of Taxes, have been sought from, entered into or issued by any Governmental Entity with respect to any SGS Entity;

(m) the U.S. federal income Tax classification as of the Effective Date for each SGS Entity that is organized under the laws of a state within the United States is set forth on Section 4.13(m) of the Logo Disclosure Schedule;

(n) each SGS Entity that is organized under the laws of a country outside of the United States is properly classified as a foreign corporation for U.S. federal income Tax purposes and no such SGS Entity is or has qualified as a “passive foreign investment company” within the meaning of Section 1297 of the Code;

(o) none of the Company, Matthews, any SGS Entity nor any Affiliate of the foregoing, will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) a “closing agreement” as described in Section 7121 of the Code (or any similar or corresponding provision of state, local or non-U.S. Law) entered into before Closing, (B) an installment sale or open transaction entered into before Closing, (C) a prepaid amount or deferred revenue received or accrued before Closing, or (D) use of an improper accounting method or a cash method of accounting, or a change in accounting method requested, required or implemented, before Closing, including pursuant to Section 481 of the Code (or any similar or corresponding provision of state, local or non-U.S. Law);

(p) no SGS Entity (A) is or has ever been a member of an affiliated, combined, consolidated, unitary or similar group for Tax purposes or (B) has any liability with respect to the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee, or a successor, or by contract (other than commercial agreements with one or more unrelated Persons the primary purposes of which are unrelated to Taxes);

(q) no SGS Entity has participated in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code);

(r) no SGS Entity has engaged in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar transaction requiring disclosure under U.S. state, local or non-U.S. Law);

(s) None of the SGS Entities are “U.S. real property holding corporations” within the meaning of Section 897(c)(2) of the Code;

(t) None of the SGS Equity is “taxable Canadian property” within the meaning of the Canada Tax Act;

(u) The SGS Entities are in compliance with all applicable transfer pricing laws and regulations;

(v) None of the intangible assets of the SGS Entities are (i) nonamortizable immediately prior to the Closing by reason of the application of the “anti-churning” rules of Code Section 197(f)(9), or (ii) held or used before August 10, 1993 by the Company or a “related person” within the meaning of Section 197(f)(9)(C) of the Code;

(w) All subsidies, government assistance and Tax credits and refunds claimed or received by an SGS Entity, including, for greater certainty, under section 125.7 and subsection 153(1.02) of the Canada Tax Act, and/or any COVID19 related subsidies, credits, assistance, filing delays, and/or waivers from any Governmental Entity, were claimed and received in accordance with all applicable Laws and such SGS Entity has complied in all respects with all obligations or conditions associated with such subsidies, government assistance, Tax credits and Tax refunds; and

(x) none of the SGS Entities that qualify as “controlled foreign corporations” (within the meaning of Section 957 of the Code) have material accrued “subpart F income” within the meaning of Section 952 of the Code for their taxable years that end on or include the Closing Date or are treated as owning material “United States property” within the meaning of Section 956 of the Code.

Section 4.14 Environmental Matters.

(a) Except as fully satisfied with no remaining Liability, the SGS Entities and the facilities and operations on the SGS Real Property are in compliance with applicable Environmental Laws, except as would not reasonably be expected to have an MAE.

(b) Except as would not reasonably be expected to have an MAE, (i) the SGS Entities possess all SGS Environmental Permits required for the conduct of the SGS Business as conducted on the Effective Date, (ii) each such SGS Environmental Permit is valid, subsisting and in full force and effect, (iii) no appeals or other proceedings are pending or, to the Knowledge of Logo, threatened with respect to the issuance, terms or conditions of any such Environmental Permit and (iv) except for matters which have been fully resolved, with no remaining Liability, no SGS Entity has received any written notice since the Lookback Date from any Governmental Entity regarding any revocation, withdrawal, non-renewal, suspension, cancellation or termination of any such Environmental Permit.

(c) Except as would not reasonably be expected to have an MAE, no SGS Entity has received any written notice since the Lookback Date alleging any unresolved violation of any Environmental Law with respect to (i) any SGS Real Property or (ii) the operations of the SGS Business.

(d) No Action is pending or, to the Knowledge of Logo, threatened that asserts any actual or potential Environmental Liability relating to the SGS Business that would reasonably be expected to have an MAE.

(e) To the Knowledge of Logo, no Environmental Condition exists on or at any SGS Real Property or related to the conduct of the SGK Business, in each case that would reasonably be expected to impose an Environmental Liability on the SGS Entities that would reasonably be expected to have an MAE.

(f) With regard to the SGS Real Property located in the United States and with regard to operations of the SGS Entities in the United States, the SGS Entities have no material Environmental Liabilities or other material liabilities pursuant to applicable Environmental Laws, and there are no facts or circumstances existing as of Closing that would result in material liability for the SGS Entities pursuant to applicable Environmental Laws.

Section 4.15 Material Contracts; Material Customers; Material Suppliers.

(a) Section 4.15(a) of the Logo Disclosure Schedule sets forth as of the Schedule Date a list of the following Contracts (other than purchase orders and invoices and SGS Entity Benefit Plans) to which any SGS Entity is a party or that relates to the SGS Business (the “SGS Material Contracts”):

(i) any material Contract with any SGS Material Customer or SGS Material Supplier;

(ii) any Contract relating to any joint venture or material partnership or other similar agreement involving co-investment between or involving the SGS Business and a third party;

(iii) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which the SGS Business has a material obligation with respect to an “earn out,” contingent purchase price or similar contingent payment obligation;

(iv) any Contract that imposes exclusivity requirements, fixed pricing, fixed volume or spend, material minimum payment, most favored nations or most favored customer status, rights of first offer or last offer, in each case, that restricts or impacts the SGS Business in any material respect;

(v) any Contract with an Employee Representative in an SGS Material Jurisdiction;

(vi) any Contract containing covenants that restrict or limit the ability of the SGS Entities to compete in any business or with any Person or in any geographic area, in each case that restricts or impacts the SGS Business in any material respect;

(vii) (A) any Contract pursuant to which any of the SGS Entities licenses or is otherwise permitted by a third party to use any material Intellectual Property (other than any “shrink wrap,” “commercially available software package” or “click through” licenses), (B) any Contract pursuant to which a third party licenses any material SGS Intellectual Property or (C) any Contract with a third party providing for the coexistence of material SGS Intellectual Property with the Intellectual Property of such party, in each case that involved aggregate payments by (or on behalf of) or to the SGS Entities in excess of $500,000 during the trailing 12-month period ended on the Interim Date; and

(viii) any Contract relating to or evidencing indebtedness for borrowed money of the SGS Business in excess of $1,000,000 individually.

(b) As of the Effective Date, except as would not reasonably be expected to have an MAE, (i) each SGS Material Contract is a legal, valid and binding obligation of the applicable SGS Entity and, to the Knowledge of Logo, each counterparty and is in full force and effect and (ii) no SGS Entity nor, to the Knowledge of Logo, any other party thereto, is in breach of, or in default under, any such SGS Material Contract.

(c) Section 4.15(c) of the Logo Disclosure Schedule sets forth a list of the top 10 customers of the SGS Business, measured by aggregate spend with the SGS Business, during the 12-month period ended September 30, 2024 (each, an “SGS Material Customer”). To the Knowledge of Logo, no SGS Material Customer has, since the Interim Date, terminated, or given written notice that it intends to terminate, its relationship with the SGS Business or of any other material adverse change with respect to its business relationship with the SGS Business or any SGS Entity.

(d) Section 4.15(d) of the Logo Disclosure Schedule sets forth a list of the top 10 suppliers of photo polymer plate production materials and components to the rotogravure operation of the SGS Business, measured by aggregate spend by the SGS Business during the trailing 12-month period ended September 30, 2024 (each, a “SGS Material Supplier”). To the Knowledge of Logo, no SGS Material Supplier has, since the Interim Date, terminated, or given written notice that it intends to terminate, its relationship with the SGS Business. No SGS Material Supplier has notified Logo of (i) an increase in price that any such SGS Material Supplier intends to charge for products or services sold to the SGS Business that would go into effect after the Interim Date or (ii) any other material adverse change with respect to its business relationship with the SGS Business or any SGS Entity.

Section 4.16 Intellectual Property.

(a) Section 4.16(a) of the Logo Disclosure Schedule sets forth a list as of the Effective Date of all Patents, material trade secrets (which shall not include a disclosure of the respective trade secret itself), registered and applied-for Marks and Domain Names included in the SGS Intellectual Property, specifying as to each as applicable, the name of the current legal owner(s) and current record owner(s) (or registrant(s) for Domain Names), jurisdiction, application and registration numbers, and application and registration dates (or expiration date for Domain Names).

(b) The SGS Entities are collectively the sole and exclusive legal and beneficial owner of all right, title, and interest in and to all SGS Intellectual Property or have the valid and enforceable right to use all SGS Intellectual Property. The SGS Intellectual Property comprises all Intellectual Property used in or necessary for the conduct of the SGS Business as currently conducted and as currently proposed to be conducted, in each case, free and clear of all Liens other than Permitted Liens.

(c) The SGS Entities have secured from all Persons who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any SGS Intellectual Property, exclusive ownership of all Intellectual Property in such contribution that the SGS Entities do not already own by operation of law.

(d) SGS Entities’ rights in the SGS Intellectual Property are valid, subsisting, and enforceable. The SGS Entities have taken all reasonable steps to maintain the SGS Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the SGS Intellectual Property, except where the failure to take such actions would not reasonably be expected to be material.

(e) Except as would not reasonably be expected to have an MAE: (i) none of the SGS Intellectual Property is subject to any Order adversely affecting the use thereof or rights thereto by or of the SGS Entities; (ii) there is no opposition or cancellation Action pending against the SGS Entities concerning the ownership, validity or enforceability of any SGS Intellectual Property (other than ordinary course proceedings related to the application for any item of SGS Intellectual Property); (iii) there is and has been no infringement or misappropriation or other violation of any SGS Intellectual Property nor is there any written allegation made by any SGS Entity thereof; (iv) the SGS Entities have not received any written notice alleging that any of the SGS Business operations, products or services infringe, misappropriate, violate or otherwise conflict with the Intellectual Property of any other Person, and (v) the SGS Entities have not and do not infringe, misappropriate violate or otherwise conflict with the Intellectual Property of any other Person.

(f) Except as would not reasonably be expected to have an MAE, all Software embodying SGS Intellectual Property (i) conforms in all material respects with all specifications, representations, warranties and other descriptions established by the SGS Entities or conveyed thereby to its customers or other transferees; (ii) is operative for its intended purpose free of any material defects or deficiencies and does not contain any Software designed to permit unauthorized access, disable, erase, or otherwise harm Software, hardware or Data; (iii) is fully functional in every material respect on currently available platforms; and (iv) has been maintained by the SGS Entities on their own behalf or on behalf of their customers and other transferees to their reasonable satisfaction and in accordance with industry standards.

(g) Since the Lookback Date, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the SGS IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a MAE.

(h) Except as specified in Section 4.16(h) of the Logo Disclosure Schedule, the SGS Entities have not, and do not, either directly or indirectly, (i) use AI Technologies for the internal operations of the SGS Business, (ii) distribute or otherwise make available AI Technologies to customers or other Persons for any purpose, or (iii) permit any data associated with the SGS Entities or its customers (including deidentified data) to be used as Training Data by any other Person. All Training Data used in the SGS Entities is either proprietary to the SGS Entities or has been obtained by the SGS Entities in accordance with the applicable terms and Laws governing such use (including each end user license agreement, terms of use, Privacy Policies, consents, or other terms that govern the Company’s collection and use of third party data) and in compliance with all required consent and notification obligations. The SGS Entities’ agreements with vendors and suppliers require such parties to identify and notify the SGS Entities of any data, service results or other work product that are generated by AI Technologies and the same have been labeled appropriately when presented to third party recipients in accordance with applicable Law, Contract requirements, and industry best practices.

Section 4.17 Privacy and Security.

(a) Except as would not reasonably be expected to be material to the SGS Business, the SGS Entities are, and since the Lookback Date have been, in compliance with all applicable Privacy Obligations.

(b) Except as would not reasonably be expected to be material to the SGS Business, (i) to the extent required by any Privacy Laws, the SGS Entities post, and since the Lookback Date have posted, all Privacy Policies required by Privacy Laws on their respective websites and such Privacy Policies comply in all material respects with Privacy Laws and none of the disclosures made or contained in any Privacy Policy have been misleading or deceptive (including by omission); (ii) the SGS Entities’ Processing of Personal Information complies with, and has not, since the Lookback Date, violated any Privacy Laws. To Knowledge of Logo, since the Lookback Date, no SGS Entity has received any written notice from any Governmental Entity or third Person that it is under investigation for any material violation of any Privacy Law.

(c) Except as would not reasonably be expected to be material to the SGS Business, since January 1, 2019, there has been no Security Breach or unauthorized access to, loss, use or disclosure of any Personal Information, owned, used, stored, received or controlled by or on behalf of the SGS Business. The SGS Business has not since January 1, 2019: (i) received any written notice of any claims, investigations (including investigations by a Governmental Entity), or alleged violations of Laws or other Privacy Obligations; (ii) received any written complaints, correspondence or other communications from or on behalf of an individual or any other Person claiming a right to compensation under any Privacy Obligations, or alleging any breach of any Privacy Obligations; or (iii) been subject to any data protection enforcement action (including any fine or other sanction) from any Governmental Entity with respect to Personal Information under the custody or control of the SGS Business.

(d) Except as would not reasonably be expected to be material to the SGS Business, to the extent required by Privacy Laws and the SGS Material Contracts, the SGS Business has since the Lookback Date required and requires, in all material respects, all third Persons to which it provided or provides access to Personal Information to (i) comply with applicable Privacy Laws, (ii) maintain the privacy and security of such information, including by contractually obliging such third Persons to protect such information from unauthorized access by, or disclosure to, any unauthorized third Persons, and (iii) incorporating all obligations required to be incorporated into such contracts by applicable Privacy Obligations.

(e) The SGS Business has since the Lookback Date implemented, maintained and complied with a privacy compliance program that is comprised of appropriate internal processes, policies, personnel, and controls designed to comply with applicable Privacy Obligations.

(f) The SGS Business has since the Lookback Date implemented and maintained a written information security program that is comprised of reasonable and appropriate organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of the IT Systems, including all Sensitive Data Processed thereby, against loss, theft, unauthorized or unlawful Processing, or other misuse. The SGS

Business has implemented and maintains reasonable backup and disaster recovery technology and software and hardware support arrangements for the SGS IT Systems consistent with industry practices.

(g) The SGS Business maintains insurance coverage containing industry standard policy terms and limits that are reasonable, appropriate and sufficient to respond to the risk of liability stemming from or relating to any Security Breaches that may impact the SGS Business’ operations or the SGS Business’ IT Systems or from or relating to any violation of applicable Privacy Obligations, and, since January 1, 2019, no claims have been made under such insurance policy(ies).

(h) Except as would not reasonably be expected to be material to the SGS Business, (i) the SGS Business is not subject to any Privacy Obligations that, following the Closing, would prohibit, in any material respect, the Company from receiving and using any Personal Information in the same manner in which that Personal Information was used immediately prior to the Closing, and (ii) the SGS Business is not the owner or host of any database that is subject to a registration or notification requirement with any Governmental Entity under Privacy Laws.

Section 4.18 Intercompany Arrangements. Section 4.18 of the Logo Disclosure Schedule sets forth a list of all material Contracts between any SGS Entity, on the one hand, and any Logo Group Entity, on the other hand.

Section 4.19 Sufficiency of Assets. At the Closing, taking into account and giving effect to the SGS Restructuring and all of the Ancillary Agreements (including the rights, benefits and services made available in the Transition Services Agreement) and assuming all consents, authorizations, assignments, amendments and Permits necessary in connection with the consummation of the Transactions have been obtained, the SGS Entities will own or have the right to use (including by means of ownership of rights pursuant to licenses or other Contracts) all of the material assets, SGS Intellectual Property, properties and rights necessary to conduct the SGS Business immediately after Closing in substantially the same manner as conducted immediately prior to Closing; provided, however, that nothing in this Section 4.19 will be deemed to constitute a representation or warranty as to the adequacy of amounts of cash or working capital (or the availability of the same); provided, further, that the result of any action that any Logo Group Entity or SGS Entity is required or permitted to take pursuant to this Agreement (including under Section 5.3), or Ancillary Agreements, or for which Matthews has provided its consent (including pursuant to Section 5.4), or the failure to obtain any Third-Party Consents will not constitute a breach of this Section 4.19.

Section 4.20 Logo Independent Investigation. Logo is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation of businesses such as the SGK Business in connection with the transactions contemplated hereby and acknowledges and agrees that it (a) has completed its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the SGK Entities and the SGK Business as it deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and based thereon, has formed an independent judgment concerning the SGK Entities, the SGK Assets, the SGK Liabilities and the SGK Business and (b) has been furnished with, or given access to, projections, forecasts, estimates, appraisals, statements, data or information about the SGK Entities, the SGK Assets, the SGK Liabilities and the SGK Business, adequate for such purposes. In entering into this Agreement, Logo acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any of Matthews Group Entity, SGK Entity or their respective Representatives (except the representations and warranties of Matthews expressly set forth in Article III). Logo hereby acknowledges and agrees that none of the Matthews Group Entities, the SGK Entities, or their respective Representatives or any other Person will have or be subject to any Liability to Logo, or any of its Representatives or any other Person resulting from the distribution to Logo, or its Representatives of, or Logo’s, or its Representatives’ use of, any information relating to the Matthews Group Entities, the SGK Entities or the SGK Business, including any information, documents or material made available to Logo, its Affiliates or their respective Representatives, whether orally or in writing, in any data room, any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of Logo or its Representatives or in any other form in connection with the Transactions. Logo further acknowledges that no Representative of the Matthews Group Entities or the SGK Entities has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided.

Section 4.21 Brokers. No broker, finder or investment banker, is entitled to any brokerage, finder’s or other fee or commission from any SGS Entity in connection with the Transactions.

Section 4.22 No Other Representations or Warranties; No Reliance. Logo acknowledges and agrees that except for the representations and warranties contained in Article III, neither Matthews or the SGK Entities nor any other Person or entity on behalf of Matthews or the SGK Entities has made or makes, and Logo has not relied upon, any representation or warranty, whether express or implied at law or equity, with respect to Matthews, its Subsidiaries, the SGK Entities, the SGK Business or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Logo or any of its Representatives by or on behalf of Matthews or SGK. Logo acknowledges and agrees that neither Matthews, SGK nor any other Person or entity on behalf of Matthews or SGK has made or makes, and Logo has not relied upon, any representation or warranty, whether express or implied, with respect to (i) the value, merchantability or fitness for a particular use or purpose, (ii) the operation or probable success of Matthews, its Subsidiaries, the SGK Entities, the SGK Business (including with respect to any projections, estimates or budgets delivered to or made available Logo of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Matthews, its Subsidiaries, the SGK Entities, the SGK Business or the future business and operations of the Company and its Subsidiaries), (iii) the accuracy or completeness of any information regarding Matthews, its Subsidiaries, the SGK Entities, the SGK Business or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects or (iv) any other information or documents made available to Logo or its counsel, accountants or advisors with respect to Matthews, its Subsidiaries, the SGK Entities, the SGK Business or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects, in each case except as expressly set forth in Article III (which representations and warranties are made subject to the other terms and conditions of this Agreement) and the other Transaction Documents. Matthews and its Subsidiaries disclaim any other representations or warranties, whether made by Matthews or any of its Representatives.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Access to Books and Records.

(a) During the Interim Period, and subject to the requirements of applicable Laws, to the extent reasonably practicable (i) Matthews will cause the Matthews Group Entities and SGK Entities to afford to Representatives of Logo reasonable access, upon reasonable request and notice, to the books and records of the SGK Business (other than with respect to any Matthews Retained Assets or Matthews Retained Liabilities), during normal business hours, consistent with applicable Law and in accordance with the procedures established by Matthews and (ii) Logo will cause the Logo Group Entities and SGS Entities to afford to Representatives of Matthews reasonable access, upon reasonable request and notice, to the books and records of the SGS Business, during normal business hours, consistent with applicable Law and in accordance with the procedures established by Logo; provided, that neither Matthews or Logo nor any SGK Entity or SGS Entity will share any sensitive information without adequate safeguards as required under Competition and Foreign Investment Laws, and that no such entity will share any sensitive information without adequate safeguards as required under Competition and Foreign Investment Laws, and neither Matthews or Logo nor any SGK Entity or SGS Entity will be required to make available (i) SGK Employee or SGS Employee personnel files until after the Closing Date (it being understood that any such personnel files that constitute Matthews Retained Assets will not be transferred to the SGK Entities) or (ii) medical records, workers’ compensation records, the results of any drug testing or other sensitive or Personal Information if doing so could reasonably be expected to result in a violation of applicable Law; and provided, further, that access under this Section 5.1(a) may be limited by the Matthews Group Entities, Logo Group Entities or the Transferred Entities, as applicable to the extent any requested books and records of the SGK Business or SGS Business, as applicable, are stored in an offsite archive location pursuant to the ordinary course document storage policies of Matthews, Logo and their respective Affiliates. Matthews and Logo will indemnify and hold the other and its Affiliates harmless against any Liabilities arising out of or relating to any transfer requested by or on behalf of Matthews, Logo or their respective Affiliates, as applicable, of any such personnel files. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, neither Matthews or Logo nor their respective Representatives will conduct any Phase II Environmental Site Assessment or conduct any sampling or testing of soil, sediment, surface water, ground water or building material at, on, under or within any facility or property of the other or any of their respective Affiliates, including the SGK Real Property or SGS Real Property, as applicable.

(b) Matthews and Logo agree that any access granted under Section 5.1(a) will not interfere unreasonably with the operation of the SGK Business or SGS Business or any other business of the other or its Affiliates. Neither Matthews or Logo nor their respective Representatives will communicate with any of the employees of the other or its Affiliates without the prior written consent of the other, which consent will not be unreasonably withheld. Notwithstanding anything to the contrary in this Agreement, neither Matthews or Logo nor any their respective Affiliates will be required to provide access to or disclose information if, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client or other applicable legal privilege or protection of such party or contravene any Laws, Contracts or obligation of confidentiality.

(c) At and after the Closing, Matthews and Logo will, and will cause their respective Affiliates to, afford the other and its Representatives, during normal business hours, upon reasonable notice, access to the books, records, properties and employees of each applicable SGK Entity or SGS Entity, as applicable, and the SGK Business or SGS Business, as applicable, to the extent that such access may be reasonably requested for reasonable business purposes, including in satisfaction of the Parties’ obligations under Section 2.3 or connection with financial statements, Taxes, any potential Action or investigation by or before a Governmental Entity (including in connection with the matters covered under Section 5.12) and SEC or other Governmental Entity reporting obligations; provided, that nothing in this Agreement will limit any rights of discovery of Matthews, Logo or their respective Affiliates.

(d) Except for Tax Returns and other documents governed by Section 7.3, each Party will hold, and will cause its Subsidiaries to hold, all the books and records of each SGK Entity, each SGS Entity, the SGK Business and SGS Business, as applicable, existing on the Closing Date and not to destroy or dispose of any thereof for a period of 3 years from the Closing Date or such longer time as may be required by Law.

Section 5.2 Confidentiality. Notwithstanding any provision of the Confidentiality Agreement to the contrary, the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and will continue in full force and effect until the Closing, and that all information provided by or on behalf of Matthews to Logo or any of its Representatives, or vice versa, pursuant to this Agreement, including Section 5.1, Section 5.3 and Section 5.5(f), will be treated as “Confidential Information” under the Confidentiality Agreement. Notwithstanding any provision of the Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Closing is not consummated, the Confidentiality Agreement will continue in full force and effect for a period of two years following termination of this Agreement and otherwise in accordance with its terms.

Section 5.3 Required Actions related to Competition and Foreign Investment Laws and other Regulatory Matters.

(a) Subject to the terms and conditions of this Agreement, and in particular Section 5.3(d) and Section 5.3(f) below, the Parties shall cooperate with each other and will take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Competition and Foreign Investment Laws to cause the conditions to closing referred to in Section 8.1(a) to be satisfied as promptly as reasonably practicable and advisable and to consummate and make effective in the most expeditious manner possible the Restructurings (subject to Section 5.15(a)), the Contribution and the other Transactions, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Restructurings, the Closing and the other Transactions, (ii) taking all actions reasonably necessary to obtain (and cooperating with each other in obtaining) any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity (which actions will include furnishing substantially all information required (A) by the other Party to prepare any such forms, registrations or notices and (B) in an investigation of the Transactions conducted by a Governmental Entity under any Competition and Foreign Investment Laws or with respect to any other Required Approval) required to be obtained or made by any Party or any of their respective Subsidiaries in connection with the Restructurings, the Contribution and the other Transactions and (iii) the execution and delivery of any additional instruments necessary to consummate the Restructurings, the Closing and the other Transactions and to fully carry out the purposes of this Agreement.

(b) In furtherance and not in limitation of the undertakings pursuant to Section 5.3(a), each of Matthews and Logo shall (i) within 10 Business Days after the Effective Date (unless the revised rules governing the form and information required in such filings under the HSR Act, published in the Federal Register on November 12, 2024, are in effect at the time such a filing would have to be made, in which case the Notification and Report Form pursuant to the HSR Act shall be filed as promptly as reasonably practicable), prepare and file the notifications required under the HSR Act, (ii) furnish to outside counsel for the other Party all information that is necessary in connection with such other Party’s filing in respect of the HSR Act, and (iii) comply promptly with any requests received by such Party from any Governmental Entity under the HSR Act or any other Competition or Foreign Investment Laws for information, documents or other materials. To the extent permitted, each of Matthews and Logo shall promptly inform outside counsel for the other of, and shall permit outside counsel for the other Party to review and discuss in advance, any material communication between Matthews and Logo (as applicable) and any Governmental Entity regarding the Transactions. No Party shall agree to participate in any substantive meeting with any Governmental Entity in respect of any filings, investigation or other inquiry concerning the transactions contemplated by this Agreement under any Competition and Foreign Investment Law, unless it consults with outside counsel for the other Party in advance and, to the extent permitted by such Governmental Entity, gives outside counsel for the other Party the opportunity to attend and participate at such meeting.

(c) In furtherance and not in limitation of the undertakings pursuant to Section 5.3(a), the Parties shall file for any other Required Approval not expressly identified in this Section 5.3 as soon as appropriate and reasonably practicable.

(d) Matthews, on the one hand, and Logo, on the other hand, shall jointly, and on an equal basis, determine strategy, and coordinate all activities with respect to seeking any actions or consents of any Governmental Entity as contemplated hereby, and each Party shall, and shall cause its Subsidiaries to, take such actions as reasonably requested by the other in connection with obtaining such consents; provided that, in the event of a dispute between Logo, on the one hand, and Matthews, on the other hand, with respect to the foregoing matters, the General Counsel of SGS and the General Counsel of Matthews shall cooperate and consult with each other and seek to resolve such disagreement reasonably and in good faith; provided, however, that if the respective General Counsel are unable to resolve such a dispute, then the final determination regarding the particular matter under dispute shall be made by Logo. Neither Party shall require the other Party to, and the other Party shall not be required to, take any action with respect to any applicable consent that would bind the Party irrespective of whether the Transactions occur. Matthews and Logo may, as each deems in good faith to be advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Agreement pursuant to the Clean Team Confidentiality Agreement, and such materials shall be treated as provided in the Clean Team Confidentiality Agreement. It is understood that materials provided pursuant to this Section 5.3 may be redacted (i) to remove references concerning the valuation of the SGS Business or SGK Business (as applicable), (ii) as necessary to comply with contractual arrangements or (iii) as necessary to address reasonable privilege or confidential information that the Party reasonably determines is not relevant to obtaining any regulatory clearances or consents in connection with the transactions contemplated hereby.

(e) Notwithstanding anything to the contrary contained in this Section 5.3 or elsewhere in this Agreement, neither of Matthews or Logo shall be required to agree to or effect: (i) any discontinuation, license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any business, assets or properties of Matthews or Logo, their Affiliates, any stockholder of Matthews or Logo, or any Affiliates of such stockholders, (ii) the imposition of any behavioral remedy with respect to, or any limitation on, the ability of Matthews, Logo, their Affiliates, any Transferred Entity, any stockholder of Matthews or Logo, or any Affiliates of such stockholders, to conduct their respective businesses or own any shares of Matthews or Logo, or shares or non-corporate interests in the Transferred Entities or assets, or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Matthews, the businesses of the Transferred Entities or (iii) the imposition of any impediment on Matthews, Logo, their Affiliates, any Transferred Entity, any stockholder of Matthew or Logo, or any Affiliates of such stockholders, under any Competition and Foreign Investment Law.

(f) Each of Matthews and Logo shall provide the other Party all the information requested by such Party that is reasonably necessary to identify any consent or approval required or advisable under any Competition and Foreign Investment Laws (other than the HSR Act) applicable to the Contributions (“Additional Approvals”). The Parties shall use reasonable best efforts to promptly, and in no event no later than 45 days after the Effective Date, agree on a definitive list of Required Approvals (as defined in Section 8.1 and listed in Section 8.1 of the General Information Schedule) and add to that list any Additional Approvals (or such other period as may be agreed by the Parties). In the event the Parties are unable to agree whether any amendment to the list of Section 8.1 of the General Information Schedule is required under this Section 5.3(f), the General Counsel of SGS and the General Counsel of Matthews shall cooperate and consult with each other and seek to resolve such disagreement reasonably and in good faith; provided, however, that if the respective General Counsel are unable to resolve such disagreement, then the final determination regarding the particular matter under disagreement shall be made by Logo.

(g) Neither Party shall enter into any other transactions or make any other agreements that would be reasonably expected to materially delay the expiration of the waiting period under the HSR Act or the receipt of any other Required Approval.

Section 5.4 Conduct of Business.

(a) During the Interim Period, except (A) as otherwise required or contemplated by this Agreement (including any actions, elections or transactions undertaken pursuant or in connection with those transactions contemplated by Section 5.8, Section 5.15 or Section 5.16), (B) as required by Law or Contract, (C) to the extent relating to the Matthews Group or any Matthews Retained Business or Matthews, generally, and not to any of the SGK Entities, the SGK Assets, the SGK Benefit Plans, the SGK Employees, the SGK Liabilities or the SGK Business, (D) as disclosed in Section 5.4 of the Matthews Information Schedule or as disclosed in Section 5.4 of the Logo Information Schedule, as applicable, or (E) as otherwise consented to in writing by Matthews or Logo, as applicable (which consent will not be unreasonably withheld, conditioned or delayed), Matthews will cause its Subsidiaries (except, only with respect to the SGK Entities, the SGK Assets, the SGK Benefit Plans, the SGK Employees, the SGK Liabilities or the SGK Business, and not with respect to the Matthews Retained Business) to, and Logo will cause its Subsidiaries to:

(i) use commercially reasonable efforts to conduct the SGK Business and the SGS Business, as applicable, in the ordinary course of business in all material respects;

(ii) not (A) amend any Organizational Document of the Company or any Transferred Entity in any material respect, (B) split, combine or reclassify the outstanding capital stock of any Transferred Entity or (C) with respect to any Transferred Entity, declare, set aside or pay any cash or non-cash dividend or distribution (including any sweeps, redemptions, recapitalizations or settlements) to any Person other than a Transferred Entity (except, in the case of clauses (B) and (C), as permitted by Section 5.8 or Section 5.9);

(iii) other than to a Transferred Entity, not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, a Transferred Entity’s capital stock of any class or any debt or equity securities which are convertible into or exchangeable for such capital stock;

(iv) not (A) incur indebtedness for borrowed money (other than intercompany indebtedness (between the Transferred Entities) or pursuant to the terms and conditions and capacity in effect as of the Effective Date under accounts receivable financing facilities), (B) make any acquisition of any assets or businesses in excess of $1,000,000, other than acquisitions of inventory or supplies in the ordinary course of business, or (C) sell, pledge, dispose of or encumber any material assets or businesses other than in the ordinary course of business or as may be required by applicable Law or allow the abandonment, lapse or other disposition of any Intellectual Property other than immaterial Intellectual Property in the ordinary course of business;

(v) except in the ordinary course of business or as required by applicable Law or any Matthews Group Benefit Plan or SGS Entity Benefit Plan, not (A) grant to any Transferred Business Employee any increase in compensation or benefits (except for increases in the ordinary course of business with respect to non-management individuals earning less than $200,000 in total direct compensation), including severance or termination pay; (B) adopt, enter into or materially amend any Transferred Entity Benefit Plan (or any arrangement that would constitute a Transferred Entity Benefit Plan, if adopted); (C) except as would constitute a

Matthews Retained Liability, grant any Transferred Business Employee any bonus, equity or equity-based compensation, or similar rights; (D) grant any Transferred Business Employee any retention, severance, change in control or similar rights; (E) commence or terminate the employment, change the title, office or position, or materially alter the responsibilities of any director, officer, employee, contractor or consultant (except for actions taken in the ordinary course of business, including, but not limited to, terminations for cause); (F) accelerate the timing of payment or vesting of any compensation or benefits; (G) implement any employee layoffs in violation of WARN; or (H) waive, release, limit, or condition any restrictive covenant obligation of any current or former Transferred Business Employee;

(vi) not make any material change to its methods of financial accounting, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law;

(vii) not (A) commit or authorize any commitment to make any capital expenditures except in an amount not to exceed $26,000,000 in the aggregate within a calendar year or (B) fail to make, delay or postpone any material capital expenditures contemplated in the capital budget of the SGK Entities in effect at the time of such (contemplated) expenditure and which has been made available to Logo prior to the Effective Date or in the capital budget of the SGS Entities in effect at the time of such (contemplated) expenditure and which has been made available to Matthews prior to the Effective Date, as applicable;

(viii) not dissolve, merge or consolidate any Transferred Entity with any other Person (except with respect to entities that are dormant as of the date of such dissolution, merger or consolidation);

(ix) not (A) make, change or revoke any material Tax election, (B) change any annual accounting period, (C) change any material method of accounting for Tax purposes (except for changes to the accounting and audit practices and methodologies of Logo or the SGS Entities to comply with public company accounting standards), (D) settle any claim or assessment in respect of Taxes, (E) surrender any right to a material Tax refund or right to claim a Tax refund, (F) file an income or other material Tax Return in a new jurisdiction, or (G) initiate a voluntary disclosure process with respect to Taxes in any jurisdiction, in each case except for any action that would not reasonably be expected to result in a material increase in the Tax Liability of any Transferred Entity in any Post-Closing Tax Period;

(x) not enter into, adopt, cancel, terminate or materially modify (or waive, release or assign any material rights or benefits thereunder) any Contracts that would constitute an SGK Material Contract or SGS Material Contract, except (x) Contracts made in the ordinary course of the SGK Business or SGS Business, as applicable, (y) renewals of SGK Material Contracts or SGS Material Contracts expiring in accordance with their terms, and (z) any expiration of any SGK Material Contract or SGS Material Contract in accordance with its terms;

(xi) not settle or compromise any Action, or enter into any consent decree or settlement agreement with any Governmental Entity, against or affecting the SGK Business or SGS Business, as applicable, other than settlements or compromises of any Action in the ordinary course of business or where the amount paid in settlement or compromise is not material to the SGK Business or the SGS Business, as applicable, taken as a whole (it being agreed and understood that this clause (xi) will not apply with respect to Tax matters, which will be governed by Section 5.4(a)(ix));

(xii) announce, implement or effect any material reduction in force, lay off, early retirement program or similar program;

(xiii) negotiate, modify, extend or enter into any labor or collective bargaining Contract, or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative, in each case, for any SGK Employees or SGS Employees, as applicable;

(xiv) not change the cash management practices, including delaying payment of accounts payable or accelerating receipt of accounts receivable;

(xv) not issue any loans or advance any funds to SGK Employees or SGS Employees, as applicable, directors or stockholders (excluding advances of routine business expenses to employees or directors in the ordinary course of business) of any SGK Entity or SGS Entity, as applicable;

(xvi) fail to keep in full force insurance policies covering the properties and assets of the SGK Business or SGS Business, as applicable under substantially similar terms and conditions as the policies of the SGK Entities or SGS Entities, as applicable, as of the Effective Date;

(xvii) not facilitate, continue or enter into any transaction, agreement, arrangement, understanding or commitment with any Affiliate, including any payment to or for the benefit of any Affiliate (including any management, consulting, advisory, monitoring or similar fees), except for those transactions, agreements, arrangement, understandings and commitments set forth on Section 5.4(a)(xvii) of the General Information Schedule or in respect of intercompany accounts or arrangements contemplated by Section 5.8 or Section 5.9); and

(xviii) not agree or commit to do or take any action described in this Section 5.4(a).

(b) Nothing contained in this Agreement (i) will give Logo, directly or indirectly, the right to Control or direct Matthews’s or any of its Affiliates’ (including the SGK Entities’) businesses or operations prior to the Closing or (ii) will give Matthews, directly or indirectly, the right to Control or direct Logo’s or any of its Affiliates’ (including the SGS Entities’) businesses or operations prior to the Closing.

(c) If at any time during the period up to the Closing, either Party becomes aware of any matter, circumstance, act or omission which constitutes or could reasonably be expected to constitute a breach of a Financial IOC, such Party must promptly inform the other in writing of such breach or potential breach setting out in reasonable detail the relevant matter, circumstance, act or omission giving rise to such breach or potential breach.

Section 5.5 Financing.

(a) Logo and Matthews will use reasonable efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain (i) the Debt Commitment Letter promptly after the date hereof in an aggregate principal amount of at least $325,000,000 on terms substantially consistent with the Highly Confident Letter (or otherwise on terms reasonably acceptable to Logo and Matthews) and (ii) the Debt Financing on a timely basis (and in any event prior to the Outside Date) on terms substantially consistent with the Debt Commitment Letter or, in the absence thereof, the Highly Confident Letter. Each Party will keep the other informed on a current basis and in reasonable detail of the status of the Debt Financing and provide such further updates upon the request of the other Party.

(b) From and after the date of execution thereof, neither Logo nor Matthews will permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or replace, the Debt Commitment Letter or, in the absence thereof, the Highly Confident Letter, without the prior written consent of Logo or Matthews, as applicable, if such amendment, modification, waiver or replacement (x) reduces the aggregate cash amount of the Debt Financing contemplated by the Debt Commitment Letter or, in the absence thereof, the Highly Confident Letter to be provided on the Closing Date, when taken together with all other available sources of funding, below the amount necessary to consummate the Transactions or (y) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing contemplated by the Debt Commitment Letter or, in the absence thereof, the Highly Confident Letter, in a manner that would reasonably be expected to (A) delay or prevent the Closing or (B) delay, prevent or otherwise make less likely to occur the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing).

(c) Logo and Matthews will use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Debt Financing, including, without limitation, to (i) from and after the date of execution thereof, maintain in full force and effect the Debt Commitment Letter or, in the absence thereof, the Highly Confident Letter until the earlier of the consummation of the Transactions or the termination of this Agreement in accordance with its terms, (ii) satisfy on a timely basis all conditions and covenants applicable to Logo or Matthews, as applicable, to obtain the Debt Financing at the Closing as set forth in the Debt Commitment Letter, (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions (including flex provisions) contemplated by the Debt Commitment Letter or, in the absence thereof, the Highly Confident Letter (and provide copies thereof to the other, as applicable, to the extent that any Transferred Entity or any officer, manager or employee thereof is expected to execute the same in connection with the Debt Financing) and (iv) consummate the Debt Financing in accordance with the terms and conditions of the Debt Commitment Letter or, in the absence thereof, the Highly Confident Letter, at or prior to the Closing.

(d) Logo and Matthews will promptly, and in any event within two Business Days, notify the other in writing (i) if Logo or Matthews, as applicable, has knowledge of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Debt Commitment Letter, the Highly Confident Letter or any definitive document related to the Debt

Financing, (ii) if Logo or Matthews, as applicable, has actual knowledge of any event that would reasonably be expected to constitute or result in a failure to satisfy a condition precedent or other contingency set forth in any Debt Commitment Letter or, in the absence thereof, the Highly Confident Letter, (iii) of the receipt by Logo or Matthews, as applicable, of any written notice from any Person with respect to any actual or potential breach, default, termination or repudiation by any party to a Debt Commitment Letter, the Highly Confident Letter or any definitive document related to the Debt Financing and (iv) if for any reason Logo or Matthews, as applicable, reasonably believes in good faith that the Company will not be able to obtain all or any portion of the Debt Financing on substantially the terms contemplated by the Debt Commitment Letter or, in the absence thereof, the Highly Confident Letter, or the definitive documents related to the Debt Financing. In any circumstance referred to in the preceding sentence, Logo or Matthews, as applicable, will provide any information reasonably requested by the other relating to such circumstance as soon as reasonably practicable, but in any event within two Business Days after such request.

(e) If any portion of the Debt Financing required to consummate the Transactions becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or, in the absence thereof, the Highly Confident Letter, Logo or Matthews, as applicable, will promptly notify the other of the same in writing (as provided above) and Logo and Matthews will cooperate and use their respective reasonable best efforts to arrange to obtain alternative debt financing on terms in the aggregate not materially less favorable to the Company (as jointly determined by Logo and Matthews in good faith) than the financing contemplated by the Debt Commitment Letter (the “Alternative Financing”) from alternative debt sources in an amount sufficient to consummate the Transactions promptly following the occurrence of such event. Logo or Matthews, as applicable, will promptly deliver to the other true and complete copies of all agreements pursuant to which any such alternative source will have committed to provide any portion of the Debt Financing pursuant to this Section 5.5(e). In the event any Alternative Financing is obtained in accordance with this Section 5.5(e), references in this Agreement to the Debt Financing shall be deemed to refer to such Alternative Financing, references in this Agreement to the Debt Commitment Letter will include such documents as permitted to be amended, modified or replaced as contemplated by this Section 5.5(e). If the Closing has not occurred on or prior to the date that is 6 months after the Effective Date, the Parties agree to discuss in good faith the status of the Debt Financing and timeline for Closing, provided that the foregoing shall not be deemed to obviate the Parties’ obligations to pursue Alternative Financing pursuant to this Section 5.5(e).

(f) Financing Cooperation.

(i) Prior to the Closing Date, Matthews and Logo will cause the SGK Entities and SGS Entities, as applicable, to provide such customary or necessary cooperation as may be reasonably requested by the Debt Financing Sources in connection with obtaining the Debt Financing, including: (A) providing the Debt Financing Sources with (x) access to the SGK Financial Statements and SGS Financial Statements, as applicable, (y) the information made available in any data room as of the Effective Date, and (z) financial and other data regarding the Matthews Group Entities, Logo and the SGS Entities necessary to satisfy the financial information conditions set forth in the Debt Commitment Letter; (B) providing reasonable and customary authorization letters authorizing the distribution of information to prospective Debt Financing

Sources, subject to customary confidentiality restrictions and customary exculpatory provisions in favor of Matthews and Logo, as applicable; (C) providing reasonable and customary assistance in connection with the preparation, execution and delivery of any credit agreements (or amendments or joinders thereto), pledge and security documents and other definitive financing documents (including, in each case, any disclosure schedules thereto) as may be required by any existing or prospective Debt Financing Sources, solely as customarily required to be delivered in connection with financings similar to the Debt Financing contemplated hereunder, it being understood that such documents will not take effect until the Closing; (D) participating or causing their respective management teams to be available to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management, representatives, or advisors, with appropriate seniority and expertise, of the SGK Entities and SGS Entities, as applicable), and assisting with the preparation of materials for prospective lender presentations, bank information memoranda, and similar documents required in connection with the Debt Financing; (E) obtaining customary payoff letters and customary instruments of discharge and termination of all Payoff Indebtedness and related Liens, which shall not be operative until the Closing, (F) using reasonable best efforts to assist in the preparation of a customary confidential information memorandum for the facilities and other customary marketing materials to be used in connection with the syndications reasonably deemed necessary by the lead arranger of the Debt Financing to complete a successful syndication pursuant to the terms of the Debt Commitment Letter, and (G) furnishing any existing or prospective Debt Financing Sources with all documentation and information regarding the Matthews Group Entities, Logo, the SGK Entities or the SGS Entities that is required by such existing or prospective Debt Financing Source under applicable “know your customer” and anti-money laundering rules and regulations, in each case, to the extent requested in writing in a reasonable amount of time prior to the Closing Date.

(ii) The foregoing notwithstanding: (A) no Matthews Group Entity or Logo Group Entity will be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing; (B) no obligation of any Matthews Group Entity, Logo Group Entity or their respective Representatives undertaken or under any certificate, document, or instrument executed pursuant to the foregoing will be effective until the Closing; (C) no Matthews Group Entity or Logo Group Entity nor any of their respective Representatives will be required to pay any commitment or other similar fee or incur any other cost or expense that would not reasonably be expected to be reimbursed by the Company in connection with the consummation of the Transaction; and (D) no Matthews Group Entity or Logo Group Entity nor their respective Representatives will be required to cooperate pursuant to this Section 5.5(f) in any manner that would unreasonably interfere with the ongoing operations of the SGK Business, SGS Business, Matthews Retained Business or of any Matthews Group Entity or Logo Group Entity. Nothing contained in this Section 5.5(f) or otherwise will require any Matthews Group Entity or Logo or any of its Affiliates (other than the SGS Entities) to be an issuer or other obligor with respect to the Debt Financing. Logo and Matthews agree that the Company will, in connection with or promptly after the Closing, reimburse Logo and Matthews for all reasonable and documented out-of-pocket costs incurred by a Matthews Group Entity or Logo Group Entity, as applicable, or any of their respective Representatives in connection with such cooperation.

(iii) All nonpublic or otherwise confidential information regarding a Matthews Group Entity, Logo Group Entity, SGK Entity or SGS Entity provided pursuant to this

Section 5.5(f) will be kept confidential in accordance with the Confidentiality Agreement, except that Logo and Matthews will be permitted to disclose such information to the Debt Financing Sources, rating agencies, and prospective lenders and investors during syndication of the Debt Financing subject to their entering into customary confidentiality undertakings with respect to such information on terms, taken as a whole, that are no worse than those contained in the Confidentiality Agreement (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

Section 5.6 Consents; Shared Contracts; Other Actions.

(a) Subject to Section 5.6(d), the Parties will, and will cause their respective Subsidiaries to, use commercially reasonable efforts to obtain any consents required from third parties under any SGK Material Contract or SGS Material Contract, as applicable, in connection with the consummation of the Transactions (the “Third-Party Consents”).

(b) With respect to each Shared Contract listed on Section 5.6(b) of the Matthews Information Schedule (each, a “Specified Shared Contract”), Matthews will, and will cause its Subsidiaries to, use reasonable best efforts to, before or effective as of the Closing, cause the applicable Transferred Entities to enter into a standalone Contract related solely to the SGK Business and having substantially similar commercial terms to each Specified Shared Contract. With respect to any Specified Shared Contract for which no standalone Contract has been entered into as of the Closing, to the extent permitted by applicable Law and the terms of the relevant Specified Shared Contract, upon the request of Logo, Matthews will, and will cause its Subsidiaries to, in connection with the SGK Restructuring, assign, transfer and convey to the SGK Entities such portions of such Specified Shared Contract that are used by, or held for use in the conduct of, the SGK Business if so assignable, transferable or conveyable so that the SGK Entities will be entitled to the rights and benefits of such portions of such Specified Shared Contract.

(c) Notwithstanding anything to the contrary contained herein, including Section 5.3, to the extent that transfers of SGK Permits or SGS Permits issued by any Governmental Entity are required to be made to or from an SGK Entity or SGS Entity in connection with the consummation of the Transactions, the Parties will use commercially reasonable efforts to effect such transfers at or prior to the Closing.

(d) Notwithstanding anything to the contrary contained herein, but subject to Section 5.6(e), Article X and the last sentence of Section 11.6(b), neither Matthews or Logo nor any of their respective Affiliates will have any obligation to make any payments or incur any Liability (including any arrangement to remain secondarily liable or provide other credit support) in order to obtain any consents of third parties or effect the transfers or arrangements contemplated by this Section 5.6, and neither the failure to receive any such consents or to effect any such transfers or arrangements, nor the initiation of any Action whether commenced or threatened by or on behalf of any Person arising out of or relating to the failure to receive such consent, will be taken into account with respect to whether any condition to the Closing set forth in Article VIII will have been satisfied.

(e) Prior to the Closing, Matthews will, and will cause its Subsidiaries to, use reasonable best efforts to obtain the consents, waivers and agreements, and to take the actions, set forth in Section 5.6(e) of the Matthews Information Schedule. Prior to the Closing, Logo will, and will cause its Subsidiaries to, use reasonable best efforts to obtain the consents, waivers and agreements, and to take the actions, set forth in Section 5.6(e) of the Logo Information Schedule.

Section 5.7 Public Announcements. No Party nor any Affiliate or Representative of such party will issue or cause the publication of any press release or public announcement in respect of this Agreement or the Transactions without the prior written consent of the other Parties (which consent will not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law or relevant securities exchange rules, in which case the Party required to publish such press release or public announcement will use reasonable efforts to provide the other Parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication or (b) to the extent the contents of such release or announcement have previously been released publicly by a Party or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 5.7. Notwithstanding anything herein to the contrary, Matthews and its Affiliates may, at any time, respond to questions or provide a summary or update relating to, or discuss the benefits of, the Transactions in calls or meetings with Matthews or its Affiliates’ analysts, investors or attendees of any solely investor-related industry conference; provided, that Matthews will use reasonable efforts to consult with Logo and its Representatives regarding any such planned responses, summaries, updates or benefits prior to attending any such conferences. The Parties agree that the initial press release to be issued with respect to the execution of this Agreement will be in the form heretofore agreed to by the Parties.

Section 5.8 Intercompany Accounts; Cash.

(a) At or prior to the Closing, all intercompany accounts, except for those accounts listed on Section 5.8 of the Matthews Disclosure Schedule, between any Matthews Group Entity, on the one hand, and any Transferred Entity, on the other hand, will be settled or otherwise eliminated in such a manner as Matthews will determine in its reasonable discretion. At or prior to the Closing, Matthews may extract Cash at Closing of the SGK Entities from the SGK Entities (including through cash sweeps, dividend payments, distributions, Tax distributions, share redemptions, recapitalizations, and the settling of intercompany loans accounts) so long as the SGK Entities hold at least the SGK Minimum Cash Amount at Closing. At or prior to the Closing, Logo may extract Cash at Closing of the SGS Entities from the SGS Entities (including through cash sweeps, dividend payments, distributions, Tax distributions, share redemptions, recapitalizations, the settling of intercompany loans accounts and payments on the Logo Credit Facility) so long as the SGS Entities hold at least the SGS Minimum Cash Amount at Closing.

(b) For the avoidance of doubt, intercompany accounts between and among any of the Transferred Entities will not be required to have been eliminated at the Closing. Matthews shall use commercially reasonable efforts to eliminate any trade accounts payable and receivable between any Transferred Entity, on the one hand, and any Matthews Group Entity, on the other hand, prior to the Closing; provided, that if, despite Matthews’ use of commercially reasonable efforts, any amounts are owed to any Matthews Group Entity by any Transferred Entity at the Closing, such amount will be credited against amounts owed by the Company to Matthews under the Transition Services Agreement.

Section 5.9 Termination of Intercompany Arrangements. Effective at the Closing, other than any intercompany accounts which survive pursuant to Section 5.8, all arrangements, understandings or Contracts, including all obligations to provide goods, services, licenses or other benefits, by any Matthews Group Entity, on the one hand, and any SGK Entity on the other hand, will be terminated without any party having any continuing obligations or Liability to the other, except for (a) the Transaction Documents and (b) the other arrangements, understandings or Contracts listed in Section 5.9 of the Matthews Disclosure Schedule.

Section 5.10 Guarantees; Commitments. On or prior to the Closing, Matthews will use its reasonable best efforts, and Logo and the Company will reasonably cooperate with Matthews, to cause the SGK Entities to replace any Guarantee issued by or under which any Matthews Group Entity has any Liability relating to the SGK Business or the SGK Entities, which are set forth on Section 5.10 of the Matthews Information Schedule (the “Matthews Guarantees”); provided, however, that none of Logo or any of Logo’s Affiliates, the Company or any of its Subsidiaries will be required to compensate or incur any Liability to any third party or offer or grant any accommodation (financially or otherwise, including any arrangement to remain secondarily liable or provide any other credit support) to any third party in order to obtain such replacement; provided, further, that the Company and its Subsidiaries may be required to incur Liability to any third party or offer or grant accommodation (financially or otherwise, including any arrangement to remain secondarily liable or provide any other credit support) so long as such Liability or accommodation is no greater or more onerous than the Liability or accommodation currently borne or granted by the applicable Matthews Group Entity to the relevant third party. If any Matthews Guarantee is not replaced effective as of the Closing, the Company will, use its reasonable best efforts, at the applicable Matthews Group Entity’s sole expense, to cause each applicable Matthews Group Entity to be released from such Matthews Guarantee.

Section 5.11 Insurance.

(a) From and after the Closing, the SGK Entities will cease to be insured by the Matthews Group’s insurance policies or programs or self-insured programs with respect to actions or omissions occurring after the Closing, and neither the SGK Entities nor Logo or its other Affiliates will have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any SGK Assets, any SGK Liability or any other Liability of the SGK Entities or arising from the operation of the SGK Business, in each case from and after the Closing. Any Matthews Group Entity may, to be effective at the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 5.11(a). From and after the Closing, the Company will be responsible for securing all insurance reasonably necessary and customary for the SGK Entities and the SGK Business. At and after the Closing, the Company agrees to take over and assume all known and incurred but not reported claims of (i) the SGK Entities and the SGK Business (whether known by Matthews or any of its Affiliates or by any of the SGK Entities) and (ii) the SGS Entities and the SGS Business (whether known by Logo or any of its Affiliates or by any of the SGS Entities) and the Company agrees to be responsible to pay such claims until they are finally settled and closed. Notwithstanding anything to the contrary herein, Matthews acknowledges and agrees that, to the extent the Company’s insurance policies would not fully cover a claim arising from, related to or otherwise in connection with the SGK Business prior to the Closing, such claim may (and Matthews will use reasonable best efforts to cause such claim to) be submitted under any applicable insurance policy, program or self-insurance program of any Matthews Group Entity, and any proceeds of such claim will be paid to the Company. Subject to immediately preceding sentence and to Section 5.11(b), Company further covenants and agrees that it will not, and will cause (i) the SGK Entities to not, seek to assert or exercise any rights or claims of any SGK Entity or the SGK Business under or in respect of any insurance policy, program or self-insurance program of any Matthews Group Entity under which, at any time prior to or at the Closing, any SGK Entity or Affiliate thereof or the SGK Business has been a named insured and (ii) the SGS Entities to not, seek to assert or exercise any rights or claims of any SGS Entity or the SGS Business under or in respect of any insurance policy, program or self-insurance program of any Logo Group Entity under which, at any time prior to or at the Closing, any SGS Entity or Affiliate thereof or the SGS Business has been a named insured.

(b) At or prior to the Closing, (i) Matthews will purchase and fully pay the premium for a tail insurance policy (the “SGK D&O Tail”) covering all current and former directors and officers of the SGK Entities with respect to matters occurring at or before the Closing (whether known or unknown as of the effective time of the SGK D&O Tail by Matthews, Logo, any SGK Entity or any of their respective Affiliates, directors or officers) and (ii) Logo will purchase and fully pay the premium for a tail insurance policy (the “SGS D&O Tail”) covering all current and former directors and officers of the SGS Entities with respect to matters occurring at or before the Closing (whether known or unknown as of the effective time of the SGS D&O Tail by Matthews, Logo, any Transferred Entity or any of their respective Affiliates, directors or officers), provided, that the SGK D&O Tail and SGS D&O Tail are, as applicable, at least equal to the coverage provided under the applicable Transferred Entity’s current directors’ and officers’ liability insurance policies and Matthews or Logo, as applicable, will maintain such policy in effect, without any lapse or gaps in coverage, until the earlier of (A) six years following the Closing Date and (B) the consummation following the Closing Date of a change in Control or sale of all or substantially all of the assets of the Company. Neither Matthews, Logo nor any of the Transferred Entities will take any action intended to limit the aggregate amount of insurance coverage required to be maintained for the directors and officers referred to in this Section 5.11(b). If the Company or any Transferred Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of their properties and assets as an entity in one or a series of related transactions to any Person, then, in each such case, proper provisions will be made so that the successors and/or assigns of the Company or the Transferred Entity, as the case may be, will assume all of the obligations set forth in this Section 5.11(b); provided, that neither the Company nor any Transferred Entity will be relieved from such obligation. This Section 5.11(b) will survive the consummation of the Transactions and will be binding on all successors and assigns of the Company and the Transferred Entities. Without limiting the foregoing, during the period commencing at the Closing and ending on the sixth anniversary of the Closing, all rights to indemnification and exculpation from liabilities for and/or advancement, in each case, in respect of acts or omissions occurring prior to the Closing existing in favor of present and former directors and officers of the Transferred Entities (the “D&O Indemnified Persons”), as provided in the organizational documents of the Transferred Entities, as applicable, will continue to be binding on the applicable Transferred Entities, and Matthews or Logo, as applicable, will indemnify and hold harmless each of their respective D&O Indemnified Persons to the extent provided in the organizational documents of the Transferred Entities in effect as of the Effective Date.

(c) Notwithstanding anything to the contrary herein, this Section 5.11 shall not apply to any insurance policies or programs or self-insured programs that are, or underlying any, SGK Benefit Plan.

Section 5.12 Litigation Support. If and for so long as (a) Matthews or any of its Affiliates is prosecuting, contesting or defending any Action, investigation, charge, claim, or demand by or against a third party (other than an action brought against or by the other Party or any Affiliate of such Party) or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any obligation, Liability or loss in connection with (i) any Transactions or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the SGK Business or the SGK Entities (including, for the avoidance of doubt, any Matthews Retained Liabilities that were historically part of the SGK Business or an SGK Entity), or (b) Logo or any SGS Entity is prosecuting, contesting or defending any Action, investigation, charge, claim, or demand by or against a third party (other than an action brought against or by Matthews or any of its Affiliates) or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any obligation, Liability or Damages in connection with any Transactions, the other Parties will, and will cause its Subsidiaries (including, in the case of the, the SGS Entities) and Affiliates (and its and their officers and employees, and will use its reasonable best efforts to cause its and their other Representatives) to, cooperate with the prosecuting, contesting or defending Party and its Affiliates and its and their counsel in such prosecution, contest or defense, including making available its personnel, participating in meetings, providing such testimony and access to and preservation of their books and records and taking such other actions as will be reasonably necessary in connection with such prosecution, contest or defense, at the sole cost and expense of the prosecuting, contesting or defending Party.

Section 5.13 Misallocated Assets and Liabilities and Misdirected Payments.

(a) If, following the Closing, any Matthews Retained Asset or Matthews Retained Liability is found to have been transferred to or retained or assumed by the Company, any SGK Entity or any of their respective controlled Affiliates, the Company will, or will cause the applicable SGK Entity to, and Matthews will, or will cause the applicable Matthews Group Entities or Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to transfer, assign and convey, such Matthews Retained Asset to the applicable Matthews Group Entity or have any such Matthews Retained Liabilities assumed by the applicable Matthews Group Entity, in each case, as soon as reasonably practicable for no consideration and in accordance with the terms hereof.

(b) If, following the Closing, any SGK Asset is found to have been transferred to or retained by any Matthews Group Entity or its Affiliate, Matthews will, or will cause the applicable Matthews Group Entity or Affiliate to execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to transfer, assign and convey, such SGK Asset to the applicable SGK Entity, in each case, as soon as reasonably practicable for no consideration and in accordance with the terms hereof.

(c) Until the transfer of all Matthews Retained Assets and SGK Assets, as applicable, held by any Party or its Affiliates in error, the applicable Party will hold, or cause its applicable Affiliates to hold, such Matthews Retained Assets or SGK Assets, as applicable, and all receivables and benefits relating to or arising therefrom or in connection therewith, in trust for the benefit of the other Party, and such other Party will be treated as the owner of such Matthews Retained Assets or SGK Assets, as applicable, for Tax purposes to the maximum extent permitted by applicable Law.

(d) Except as otherwise provided in the Transaction Documents, following the Closing, (i) if any payments due with respect to the SGK Assets, or any rights, properties or assets transferred to the Company or its Affiliates following the Closing pursuant to Section 5.13(a), are paid to any Matthews Group Entity, Matthews will, or will cause the applicable Matthews Group Entity to, promptly remit by wire or draft such payment to an account designated in writing by the Company and (ii) if any payments due with respect to the Matthews Retained Assets are paid to the Company, the SGK Entities, the SGS Entities or their Affiliates, the Company will transfer, or cause its Affiliates to promptly remit by wire or draft such payment to an account designated in writing by Matthews.

Section 5.14 Use of Marks.

(a) Except as expressly provided in this Section 5.14, the Ancillary Agreements or in any intercompany agreements listed on Section 5.9 of the Matthews Disclosure Schedule, neither the Company nor any Transferred Entity will use, or have or acquire the right to use or any other rights in, the Matthews Names. Within 60 Business Days after the Closing, the Company will cause each applicable SGK Entity to change its name to a name that does not include any Matthews Name, including making any legal filings reasonably necessary to effect such change, but only to the extent the SGK Entity name is not included in the SGK Intellectual Property.

(b) The Company and the SGK Entities may continue to (i) temporarily use the Matthews Names following the Closing, to the extent used immediately prior to the Closing, so long as the Company and each SGK Entity (a) promptly after the Closing, cease to hold itself out as having any affiliation with any Matthews Group Entity (other than Matthews’s indirect ownership interest in the Company) and (b) use commercially reasonable efforts to minimize and eliminate use of the Matthews Names by the Company and the SGK Entities, and (ii) perpetually use the Matthews Names to the extent necessary in referencing the relationship or in historical materials. Except for the rights contained herein, as soon as practicable after the Closing Date (and in any event within 90 days thereafter), the Company and the SGK Entities will (i) cease and discontinue use of all Matthews Names and (ii) complete the removal of the Matthews Names from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other similar assets held by the Company or any of the SGK Entities.

Section 5.15 SGK Restructuring.

(a) Prior to the Closing, subject to the receipt of necessary Third-Party Consents and receipt of any necessary approvals from any Governmental Entity, Matthews will, and will cause its Subsidiaries to, perform the actions set forth in the SGK Restructuring plan attached hereto as Exhibit E and any actions referenced on Section 5.15(a) of the Matthews Information Schedule (the “SGK Restructuring”). Prior to the Closing, as reasonably necessary to accomplish the objectives of the Transactions, Matthews may modify or amend the steps taken in the SGK Restructuring; provided that, (i) Matthews must notify Logo in writing and allow Logo a reasonable opportunity to review and comment on any such modifications or amendments, which such comments Matthews will consider in good faith before carrying out such modifications or amendments, and (ii) any such modifications or amendments that (A) would materially alter the end state of the SGK Entities as set forth in the SGK Restructuring plan, (B) would reasonably be expected to result in material Liability to the Company, Logo or any Transferred Entity, or (C) are otherwise material, may only be made with the prior written consent of Logo (not to be unreasonably withheld, conditioned or delayed).

(b) In connection with the SGK Restructuring, the Matthews Group shall assign, transfer, and convey all SGK Intellectual Property not owned by an SGK Entity as of the Effective Date to the appropriate SGK Entity, and Matthews will, and will cause each Matthews Group Entity to, use commercially reasonable efforts to execute and file with the appropriate Governmental Entity as applicable all necessary assignment documents, reasonably acceptable to Company and as are required to comply with applicable Law, to transfer the ownership of SGK Intellectual Property to the SGK Entities, including with respect to registered or applied-for Intellectual Property.

(c) (i) Subject to applicable Law, all transfers pursuant to the SGK Restructuring will be on an “as-is,” “where-is” basis, without representation or warranty of any kind or nature (other than the representations and warranties expressly relating to the SGK Restructuring set forth herein, in any other Transaction Document or in any certificate delivered pursuant to this Agreement), and, for the avoidance of doubt, any agreements (the “SGK Restructuring Agreements”) to effect the SGK Restructuring will not have any effect on the value being given or received by any Party or its Affiliates, including the allocation of assets and Liabilities as between the Matthews Group and the Transferred Entities, all of which will be determined solely in accordance with this Agreement. Matthews will provide Logo a reasonable opportunity to review and comment on any such SGK Restructuring Agreement, which such comments Matthews will consider in good faith before executing any SGK Restructuring Agreement, and any such SGK Restructuring Agreement that (A) would materially alter the end state of the SGK Entities as set forth in the SGK Restructuring plan, (B) would reasonably be expected to result in material Liability to the Company, Logo or any Transferred Entity, or (C) are otherwise material, may only be entered into with the prior written consent of Logo (not to be unreasonably withheld, conditioned or delayed).

(ii) Without limiting the generality of Section 5.15(a), to the extent that the provisions of a SGK Restructuring Agreement are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement: (A) the provisions of this Agreement will prevail; and (B) so far as permissible under applicable Law of the relevant jurisdiction, the Parties will cause the provisions of the relevant SGK Restructuring Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.

(iii) Each Party will not, and will cause its respective Affiliates not to, bring any claim against the other Party or any Affiliate thereof in respect of or based upon any of the SGK Restructuring Agreements, except to the extent necessary to enforce any transfer of any assets or liabilities in a manner consistent with the terms of this Agreement. All such claims (except as referred to above) will be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and no Party will be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any SGK Restructuring Agreements (but without prejudice to the establishment of the existence of the claim hereunder) to the extent inconsistent with this Agreement.

(d) Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer any SGK Asset, SGK Liability, Matthews Retained Asset, Matthews Retained Liability or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party (including any Governmental Entity), would constitute a breach or other contravention thereof or a violation of Law. If, on the Closing Date, any such consent has not been obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of Law, the Parties will, and will cause their Affiliates to, subject to Section 5.3 and obtaining the requisite Third-Party Consents to consummate the SGK Restructuring, cooperate in a mutually agreeable arrangement under which:

(i) the Transferred Entities would, in compliance with Law, obtain the benefits and economic rights and assume the obligations and bear the economic burdens associated with such SGK Asset or SGK Liability or claim, right or benefit thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to a Transferred Entity;

(ii) for the benefit (and at the expense) of the Transferred Entities, the Matthews Group would enforce its rights against a third party associated with such SGK Asset or SGK Liability or claim, right or benefit thereunder, and the Matthews Group would promptly pay to the Transferred Entities when received all monies received by them under any such SGK Asset, claim, right or benefit (net of the Matthews Group’s expenses incurred in connection with any assignment contemplated by this Section 5.15(d)), and the Transferred Entities would obtain the benefits and economic rights and assume the obligations and bear the economic burdens associated therewith;

(iii) the Matthews Group Entities would, in compliance with Law, obtain the benefits and economic rights and assume the obligations and bear the economic burdens associated with such Matthews Retained Asset or Matthews Retained Liability or claim, right or benefit thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to a Matthews Group Entity; and

(iv) for the benefit (and at the expense) of the Matthews Group Entities, the applicable Transferred Entity would enforce its rights against a third party associated with such Matthews Retained Asset or Matthews Retained Liability or claim, right or benefit thereunder, and the Transferred Entity would promptly pay to the Matthews Group when received all monies received by it under any such Matthews Retained Asset, claim, right or benefit (net of the Transferred Entity’s expenses incurred in connection with any assignment contemplated by this Section 5.15(d)), and the Matthews Group would obtain the benefit and the economic rights and assume the obligations and bear the economic burdens associated therewith.

Section 5.16 SGS Restructuring.

(a) Prior to the Closing, subject to the receipt of necessary Third-Party Consents and receipt of any necessary approvals from any Governmental Entity, Logo will, and will cause its Subsidiaries to, perform the actions set forth in the SGS Restructuring plan attached hereto as Exhibit F and any actions referenced on Section 5.16(a) of the Logo Information Schedule (the “SGS Restructuring” and together with the SGK Restructuring, the “Restructurings”). Prior to the Closing, as reasonably necessary to accomplish the objectives of the Transactions, Logo may modify or amend the steps taken in the SGS Restructuring; provided that, (i) Logo must notify Matthews in writing and allow Matthews a reasonable opportunity to review and comment on any such modifications or amendments, which such comments Logo will consider in good faith before carrying out such modifications or amendments, and (ii) any such modifications or amendments that (A) would materially alter the end state of the SGS Entities as set forth in the SGS Restructuring plan, (B) would reasonably be expected to result in material Liability to the Company, Matthews or any Transferred Entity, or (C) are otherwise material, may only be made with the prior written consent of Matthews (not to be unreasonably withheld, conditioned or delayed).

(b) (i) Subject to applicable Law, except as otherwise provided in this Agreement, all transfers pursuant to the SGS Restructuring will be on an “as-is,” “where-is” basis, without representation or warranty of any kind or nature (other than the representations and warranties expressly relating to the SGS Restructuring set forth herein, in any other Transaction Document or in any certificate delivered pursuant to this Agreement), and, for the avoidance of doubt, any agreements (the “SGS Restructuring Agreements”) to effect the SGS Restructuring will not have any effect on the value being given or received by any Party or its Affiliates, including the allocation of assets and Liabilities as between the Logo Group and the Transferred Entities, all of which will be determined solely in accordance with this Agreement. Logo will provide Matthews a reasonable opportunity to review and comment on any such SGS Restructuring Agreement, which such comments Logo will consider in good faith before executing any SGS Restructuring Agreement, and any such SGS Restructuring Agreement that (A) would materially alter the end state of the SGS Entities as set forth in the SGS Restructuring plan, (B) would reasonably be expected to result in material Liability to the Company after the consummation of the Transactions, Matthews or any Transferred Entity, or (C) are otherwise material, may only be entered into with the prior written consent of Matthews (not to be unreasonably withheld, conditioned or delayed).

(iii) Without limiting the generality of Section 5.16(a), to the extent that the provisions of a SGS Restructuring Agreement are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement: (A) the provisions of this Agreement will prevail; and (B) so far as permissible under applicable Law of the relevant jurisdiction, the Parties will cause the provisions of the relevant SGS Restructuring Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.

(iii) Each Party will not, and will cause its respective Affiliates not to, bring any claim against the other Party or any Affiliate thereof in respect of or based upon any of the SGS Restructuring Agreements, except to the extent necessary to enforce any transfer of any assets or liabilities in a manner consistent with the terms of this Agreement. All such claims (except as referred to above) will be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and no Party will be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any SGS Restructuring Agreements (but without prejudice to the establishment of the existence of the claim hereunder) to the extent inconsistent with this Agreement.

Section 5.17 Resignations. Each of Matthews and Logo, as applicable, will use its reasonable best efforts to deliver resignations (effective as of the Closing and in form and substance reasonably acceptable to the Parties) from the directors, managers and officers of the SGK Transferred Entities and SGS Entities mutually agreed by the Parties prior to the Closing Date.

Section 5.18 Delivery of Financial Statements During the Interim Period.

(a) To the extent not prohibited by applicable Law, during the Interim Period, Matthews will deliver to Logo:

(i) the unaudited monthly balance sheet of the SGK Business as of the last day of each fiscal month of the SGK Business that ends during the period between the Effective Date and at least 20 Business Days prior to the Closing Date and related unaudited statements of income; provided that (A) such unaudited monthly financial statements will be prepared on the same basis as the monthly financial statements prepared in the ordinary course of business (and may contain certain redactions for customer and vendors names and other competitively sensitive information) and (B) Matthews will provide such financial statements as soon as reasonably practicable after they become available and will use reasonable best efforts to provide such financial statements no later than 20 Business Days after the last day of such fiscal month; and

(ii) the unaudited consolidated balance sheet of the SGK Business as of the last day of each fiscal quarter that ends during the period between the Effective Date and at least 30 days prior to the Closing Date and unaudited statements of income for such fiscal quarter; provided that Matthews will provide such financial statements as soon as reasonably practicable after they become available and will use reasonable best efforts to provide such financial statements no later than 45 days after the last day of the fiscal quarter.

(b) During the Interim Period, Logo will deliver to Matthews:

(i) the unaudited monthly balance sheet of the SGS Business as of the last day of each fiscal month of the SGS Business that ends during the period between the Effective Date and at least 20 Business Days prior to the Closing Date and related unaudited statements of income; provided that (A) such unaudited monthly financial statements will be prepared on the same basis as the monthly financial statements prepared in the ordinary course of business (and may contain certain redactions for customer and vendors names and other competitively sensitive information) and (B) Logo will provide such financial statements as soon as reasonably practicable after they become available and will use reasonable best efforts to provide such financial statements no later than 20 Business Days after the last day of such fiscal month; and

(ii) the unaudited consolidated balance sheet of the SGS Business as of the last day of each fiscal quarter that ends during the period between the Effective Date and at least 30 days prior to the Closing Date and unaudited statements of income for such fiscal quarter;

provided that Logo will provide such financial statements as soon as reasonably practicable after they become available and will use reasonable best efforts to provide such financial statements no later than 45 days after the last day of the fiscal quarter.

Section 5.19 License to Matthews Retained Assets(i) . The Company shall have, and Matthews, on behalf of itself and the Matthews Group and each Matthews Group Entity, hereby grants to the Company, a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable (through multiple tiers), and transferable license to use, reproduce, modify, create derivative works of, distribute, perform, display, and otherwise exploit any and all Intellectual Property, including without limitation patents, copyrights, trademarks, trade secrets, and know-how, that are owned or controlled by the Matthews Group and contained in the Matthews Retained Assets, that are necessary for or used in the operation of the SGK Business as currently conducted. The Matthews Group shall execute and deliver to the Company any and all documents and instruments, and take any and all actions, as may be reasonably requested by the Company to evidence, confirm, and perfect the license granted under this section.

Section 5.20 Compliance With Laws.

(a) The Parties undertake from the Effective Date until the earlier of the Closing Date and the termination date of this Agreement, that:

(i) they will materially comply with all applicable Laws, including Environmental Laws, Ex-Im Laws, Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws;

(ii) they will promptly notify the other Party if: (a) a Party or, to the Knowledge of Logo or Knowledge of Matthews, as applicable, any of its officers, directors, employees, agents or Affiliates becomes a Sanctioned Person, (b) a Party or, to the Knowledge of Logo or Knowledge of Matthews, as applicable, any of its officers, directors, employees, agents or Affiliates violates any Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws; (c) a Party or any of its Affiliates violates any undertakings set forth in this Section 5.20; or (d) any Governmental Entity brings any claim, action, suit, proceeding or investigation involving a Party, or, to the Knowledge of Logo or Knowledge of Matthews, as applicable, any of its officers, directors, employees, agents or Affiliates related to Sanctions, Ex-Im Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws;

(iii) they will not (A) directly or indirectly deal or transact with, or act on behalf of, a Sanctioned Person, or (B) engage in any Anti-Corruption Prohibited Activity;

(iv) they will maintain a compliance program (including, without limitation, policies, procedures, and training) that is reasonably designed to ensure that such Party and its Affiliates complies with the Sanctions, Ex-Im Laws, Anti-Corruption Laws, and Anti-Money Laundering Laws, as well the undertakings set forth in this Section 5.20; and

(v) if a Party becomes aware of any allegations, suspicions, or evidence of conduct that could reasonably be expected to result in the other Party’s or its Affiliates’ noncompliance with Sanctions, Ex-Im Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws or the undertakings set forth in this Section 5.20, then the complying Party will be entitled to investigate such allegations, in which event such non-complying Party will fully cooperate in a timely manner with such investigation by the other Party or any third party appointed by the other Party to perform such investigation.

(vi) Each Party shall not, directly or indirectly, use the proceeds received pursuant to this Agreement for any purpose which would breach or could reasonably be expected to breach any Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions, or lend, contribute or otherwise make available such proceeds to or for the benefit of any Sanctioned Person or in any manner that would result in a violation of any Sanctions by, or could result in the imposition of Sanctions against, any individual or entity (including any Party to this Agreement).

Section 5.21 Additional Covenants. During the Interim Period, Logo will take the actions and Matthews will have the rights set forth in Section 5.21 of the Logo Information Schedule.

Section 5.22 No Shop. Except as provided on Section 5.22 of the Matthews Information Schedule, during the Interim Period, Matthews and Logo shall not, and shall cause their controlled Affiliates not to, directly or indirectly, solicit, initiate, encourage, or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any offers, inquiries or proposals from any Person (other than another Party) related to, or enter into any agreement or arrangement (whether or not conditional) in connection with or with a view to agreeing or implementing any business combination or sale transaction involving any of the Transferred Entities, however structured, including the sale of the business or assets of any Transferred Entity (other than sales of inventory in the ordinary course of business), or any Equity Interest of any Transferred Entity, or any merger, consolidation, or similar transaction or arrangement; provided, that nothing in this Section 5.22 shall restrict or limit the transfer, sale or other disposition of any equity interests in Matthews.

ARTICLE VI

EMPLOYEE MATTERS COVENANTS

Section 6.1 Continuation of Employment. On or prior to the Closing Date, Matthews shall (x) transfer to a Transferred Entity the employment of each SGK Employee who is not employed by a Transferred Entity and (y) ensure that no Transferred Entity employs any individual who is not an SGK Employee (or, for the avoidance of doubt, an SGS Employee). As of the Closing Date, in accordance with and subject to applicable Law, the Company will cause each of the Transferred Entities to continue to employ on the Closing Date its respective Transferred Entity Employees. With respect to any SGK Employees or SGS Employee with a work location that is outside of the United States, the specific method by which such SGK Employee or SGS Employee will transfer, including, as applicable, automatic employee transfers, to the Company or one of its controlled Affiliates may be further detailed in a Local Transfer Agreement for each applicable jurisdiction. The Parties will cause their respective Affiliates to comply with all provisions applicable to such transfer of SGK Employees and SGS Employees set forth in this Article VI and in the Local Transfer Agreements with respect to the SGK Employees and SGS Employees. Each Transferred Entity Employee, each other SGK Employee and SGS Employee whose employment continues by operation of Law, and each SGK Employee and SGS Employee who accepts the

Company’s or its Affiliate’s offer of employment (and actually commences such employment) pursuant to this Section 6.1, will be referred to herein as a “Transferred Business Employee”.

Section 6.2 Terms and Conditions of Employment.

(a) To the extent permitted by applicable Law, with respect to each Transferred Business Employee, the Company will provide or cause to be provided, for the one-year period commencing on the Closing Date (or if any Transferred Business Employee is terminated prior to the Closing Date, through such employee’s termination date), (i) (1) hourly wage rate or cash salary level and (2) short-term incentive compensation opportunities (excluding any non-cash compensation) that are, in the aggregate, substantially similar to those provided to such Transferred Business Employees immediately prior to the Closing (or, if such employee’s position is changed following the Closing, substantially similar in the aggregate to those provided to similarly situated employees of the Company); and (ii) employee benefits (excluding any severance, defined benefit pension, retiree health or welfare, or non-qualified deferred compensation or similar arrangements) that are, in the aggregate, substantially similar to those provided to similarly situated employees of the Company. The Company will, and will cause its Affiliates to, in addition to meeting the applicable requirements of this Article VI, comply with any additional obligations arising under applicable Laws or Contracts governing the terms and conditions of employment or termination of employment of the Transferred Business Employees. Subject to applicable Law, the parties agree that nothing in this Agreement requires and shall be interpreted to require the Company to continue the employment of any Transferred Business Employee for any period of time (such that the Company may terminate the employment of any Transferred Business Employee and cease paying the compensation set forth in this Section 6.2(a)). For the avoidance of doubt, the parties hereto intend that the Transactions, including the transfers of employment, shall not constitute a severance or termination of employment of any SGK Employee or SGS Employee who becomes a Transferred Business Employee upon the Closing Date for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of Matthews or any of its Affiliates, and that any such Transferred Business Employee shall have continuous and uninterrupted employment immediately before and immediately after the Closing, and the Company shall (and shall cause its Affiliates to) comply with any requirements under applicable Law to ensure the same. Except as otherwise specifically provided in this Agreement, nothing contained in this Agreement is intended to or shall be interpreted to prevent the Company from making future changes in the terms and conditions of employment (including the employment position, compensation or benefits) of any Transferred Business Employee.

(b) In addition, and without limiting the application of Section 6.2(a), if the Company and its Affiliates (through no act of Matthews or any Affiliate thereof) fail to offer to any Transferred Business Employee the terms and conditions of employment required under applicable Law or Contracts, and such failure (in and of itself, without any other action by Matthews or any Affiliate thereof) results in any obligation, contingent or otherwise, of any Matthews Group Entity to reinstate a terminated employee, pay any severance or other similar compensation payments or benefits (including any compensation payable during a mandatory termination notice period and any payments pursuant to a judgment of a court having jurisdiction over the parties) to any Transferred Business Employee, the Company will, and will cause its Affiliates to, reimburse and otherwise indemnify and hold harmless any Matthews Group Entity for all such reinstatement orders, severance and other similar compensation and benefits (including the employer portion of all Taxes related thereto).

Section 6.3 Service Credit. As of and after the Closing, and subject to applicable Law, the Company will use commercially reasonable efforts, or will cause the applicable Transferred Entity to use commercially reasonable efforts, to give each Transferred Business Employee full credit for all purposes under (i) any Transferred Entity Benefit Plans, (ii) each other employee benefit plan, policy or arrangement (other than equity based plans), and (iii) any other service-based or seniority-based entitlement, in each case maintained or made available for the benefit of Transferred Business Employees as of and after the Closing by the Company or any of its Affiliates, for such Transferred Business Employee’s service prior to the Closing with Matthews and its applicable Affiliates (including the SGK Entities) or the SGS Entities, as applicable, and their respective predecessors, to the same extent such service is recognized by Matthews and its applicable Affiliates (including the SGK Entities) or the SGS Entities, as applicable, immediately prior to the Closing; provided, that such credit will not be given to the extent that it would result in a duplication of benefits for the same period of service.

Section 6.4 Health and Welfare Coverages. The Company will use commercially reasonable efforts to, as soon as reasonably practicable following the Closing: (a) cause each such Transferred Business Employee (and his or her eligible dependents) to be covered by a group health plan or plans following the Closing that comply with the provisions of Section 6.2(a) (the “Company Benefit Plans”), (b) cause all pre-existing condition exclusions, actively at work requirements, and waiting periods of such Company Benefit Plans to be waived for such Transferred Business Employees and their dependents, to the extent any such exclusions or requirements were waived or were inapplicable under the applicable and analogous group health Matthews Group Benefit Plan or Transferred Entity Benefit Plan, and (c) cause such Company Benefit Plan to provide such Transferred Business Employee full credit, for the first year of eligibility, for any deductible, co-payment or out-of-pocket expenses already incurred by the Transferred Business Employee under the applicable group health Matthews Group Benefit Plan or Transferred Entity Benefit Plan during such plan year for purposes of any deductible, co-payment or maximum out-of-pocket expense provisions, as applicable, of such New Company Plan with respect to the same plan year. The foregoing is not intended to limit the application of Treasury Regulation § 54.4980B-9 with respect to “M&A qualified beneficiaries” (as that term is used thereunder).

Section 6.5 Accrued Vacation, Sick Leave and Personal Time. The Company will recognize and assume all Liabilities with respect to accrued but unused vacation, sick leave and paid personal time for all Transferred Business Employees (including, without limitation, any Liabilities to Transferred Business Employees for payments in respect of earned but unused vacation, sick leave and paid personal time that arise as a result of the transfer of employment contemplated by this) as of the Closing Date; except that if a Matthews Group Entity will be required by applicable Law to pay any Transferred Business Employee the cash value of his or her unused, accrued vacation, sick leave or personal days described in this Section 6.5 as a result of the transfer of employment contemplated by this Article VI, then the Company will, promptly (and, in any event, within 10 Business Days following the later of the Closing Date and the date of the applicable payment) reimburse the applicable Matthews Group Entity for any payments so made to any Transferred Business Employees and will not be required to honor such vacation, sick leave or personal days. The Company will allow Transferred Business Employees to use the vacation, sick leave and personal time recognized or established in accordance with the first sentence of this Section 6.5 in accordance with applicable Law.

Section 6.6 Cash Incentive Compensation. The Company will assume all Liability for any cash incentive compensation (including sales commissions) payable under any SGS Benefit Plan or SGK Benefit Plan in respect of the plan fiscal year in which the Closing occurs (or any portion thereof) to Transferred Business Employees, in connection with their services to the SGS Business or SGK Business, as applicable (collectively, the “Cash Incentive Compensation”). All Cash Incentive Compensation will be governed by the applicable plans, programs or arrangements in effect immediately prior to the Closing. The amount of Cash Incentive Compensation actually paid by the Company and its Affiliates (including the Transferred Entities) to Transferred Business Employees will be not less than the accrued amount of Cash Incentive Compensation included in the SGS Working Capital or SGK Working Capital, as applicable, set forth in the SGS Closing Statement or SGK Closing Statement, as applicable. The Company will pay the applicable Cash Incentive Compensation to each Transferred Business Employee who is otherwise eligible to receive it; provided that Cash Incentive Compensation payments will be (a) based on the Cash Incentive Compensation plan and targets in effect as of immediately prior to the Closing and consistent with the accruals in the SGS Working Capital or SGK Working Capital, as applicable, set forth on the SGS Closing Statement or SGK Closing Statement, as applicable, (b) determined reasonably and in good faith by the Company in the ordinary course of business, (c) at least equal to the amount that would have been paid to the applicable Transferred Business Employee based on actual performance through the Closing and prorated for the portion of the performance period prior to the Closing and (d) paid by the Company at the same time that such Cash Incentive Compensation is typically paid in the ordinary course of business. Except to the extent set forth in this Section 6.6, Section 6.6 of the Logo Disclosure Schedule or Section 6.6 of the Matthews Disclosure Schedule or included as current liabilities in Working Capital or Indebtedness and, in each case, reflected on the SGK Closing Statement or SGS Closing Statement, the Company will not assume any Liability for any cash incentive compensation (including sales commissions) payable under any SGS Benefit Plan or SGK benefit Plan in respect of the plan fiscal year prior to the plan fiscal year in which the Closing occurs (or any portion thereof).

Section 6.7 Collective Bargaining Agreements. Except as set forth in Section 6.7 of the General Information Schedule, the Company will recognize the unions and works councils that are signatories to the collective bargaining or other labor Contracts covering Transferred Business Employees as the representatives of the SGK Employees or SGS Employees, as applicable, of the bargaining units described therein.

Section 6.8 Labor Consultations. Following the Effective Date, Matthews will (and will cause its Affiliates to), Logo will (and will cause its Affiliates to), and the Company will (and will cause its Affiliates to), cooperate and use good faith efforts in carrying out applicable notifications to, and consultations, discussions or negotiations with, applicable unions, works councils or other Employee Representative in connection with the Transactions. In particular, Logo agrees (a) to provide all information and assistance that the applicable consultation body may reasonably request (which may be provided subject to confidentiality obligations and/or constraints), (b) to answer all questions reasonably raised by the applicable consultation body relating to the

Transactions, and (c) attend meetings with the applicable consultation body if reasonably requested to do so by Matthews.

Section 6.9 [Reserved].

Section 6.10 Matthews Group Benefit Plans; Transferred Entity Benefit Plans. Except as otherwise expressly provided in this Article VI, the Company will not be deemed to have assumed any obligations under, or Liabilities with respect to, or received any right or interest in any trusts relating to, any assets of or any insurance, administration or other Contracts, or related obligations pertaining to, any Matthews Group Benefit Plan. For the avoidance of doubt, as of the Closing, the Company and its Affiliates will assume, or will cause the SGK Entities to assume or retain, as the case may be, sponsorship of, and all Liabilities and other obligations with respect to, the SGK Entity Benefit Plans.

Section 6.11 Immigration Support. After the Closing, Matthews will (and will cause its Affiliates to), Logo will (and will cause its Affiliates to), and the Company will (and will cause its Affiliates to), take all action reasonably necessary to process and support visas, residence permits, green cards or similar applications in respect of Transferred Business Employees. During the Interim Period, Matthews will (and will cause its Affiliates to), Logo will (and will cause its Affiliates to), and the Company will (and will cause its Affiliates to) reasonably cooperate in all matters reasonably necessary to effect the process and support of such applications.

Section 6.12 No Third Party Beneficiaries. Without limiting the generality of Section 11.5, nothing in this Agreement is intended to or will (a) be treated as an amendment to, or be construed as amending, any Matthews Group Benefit Plan, SGK Entity Benefit Plan, SGS Entity Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by any Matthews Group Entity, any SGK Entity, or any SGS Entity, as applicable, (b) prevent the Company or any Matthews Group Entity, SGK Entity, or SGS Entity from, subject to applicable Law, terminating any SGK Entity Benefit Plan or SGS Entity Benefit Plan, as applicable, or any other benefit plan in accordance with its terms, subject to Section 6.2(a) above, (c) prevent the Company or any SGK Entity or SGS Entity, on or after the Closing Date, from, subject to applicable Law, terminating the employment of any SGK Employee or SGS Employees, as applicable, or (d) except as provided in Section 5.11(b), confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of any Matthews Group Entity, any SGK Entity, and SGS Entity, or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

Section 6.13 Section 280G of the Code. If any Person with respect to an SGS Entity may receive any compensation that could constitute “parachute payments” under Section 280G of the Code in connection with the Transactions (determined without regard to Section 280G(b)(4) of the Code), then: (i) at least 3 days prior to the Closing, Logo shall use reasonable best efforts to obtain and deliver to Matthews an executed Parachute Payment Waiver from each such Person; and (ii) promptly thereafter, Logo shall, consistent with the requirements under Treasury Regulations Section 1.280G-1 Q/A-7, submit to the stockholders of Logo or the applicable SGS Entity, as applicable, for their vote such “parachute payments” such that, if approved by the requisite majority of such stockholders, such compensation shall not be deemed to be “parachute payments” under Section 280G of the Code. Matthews shall have the right to reasonably review and approve in advance (which approval shall not be unreasonably withheld), the form of such Parachute Payment Waiver and any disclosure provided to such stockholders in connection with such vote. Prior to the Closing, Logo shall deliver to Matthews evidence reasonably satisfactory to Matthews that such vote was solicited and that either (x) the requisite approval required under Treasury Regulations Section 1.280G-1 Q/A-7 was obtained with respect to any such “parachute payments”, or (y) if such approval was not obtained with respect to any compensation that constitutes “parachute payments”, such compensation was reduced such that it no longer could constitute a “parachute payment” under Section 280G of the Code.

ARTICLE VII

TAX MATTERS

Section 7.1 Tax Returns.

(a) The Company will prepare and file (or cause to be prepared and filed) in a timely manner all Tax Returns required to be filed by any Transferred Entity after the Closing Date. To the extent such Tax Returns are (i) Tax Returns of an SGK Entity for Pre-Closing Tax Periods or Straddle Periods (“Matthews Review Returns”); or (ii) Tax Returns of an SGS Entity for Pre-Closing Tax Periods or Straddle Periods (“Logo Review Returns”), the Company will submit any such Matthews Review Returns to Matthews for review and approval and the Company will submit any such Logo Review Returns to Logo for review and approval of Matthews or Logo, respectively, in each case at least 30 days prior to the due date (after giving effect to any valid extensions), which approval shall not be unreasonably withheld, conditioned or delayed. Within 15 days after receipt of a Matthews Review Return or Logo Review Return, Matthews or Logo, as the case may be, will give notice to the Company and Logo (in the case of a Matthews Review Return) and Matthews (in the case of a Logo Review Return) of any dispute with respect to such Tax Returns. Matthews and Logo will promptly attempt to resolve any disputes with respect to such Tax Returns; provided that if they are unable to do so within 15 days after delivery of notice of the dispute, such disputed items will be resolved in the same manner as a Notice of Disagreement is resolved under Section 2.3(d)(i) hereof.

(b) Notwithstanding the foregoing and for the avoidance of doubt, the Company will not prepare and file any combined, consolidated, or unitary Tax Return that includes any Matthews Group Entity, on the one hand, and any of the Transferred Entities, on the other hand, or any SGS Entity, on the one hand, and any of the Transferred Entities, on the other hand (each, a “Combined Tax Return”).

Section 7.2 Tax Contests.

(a) After the Closing, if any Governmental Entity issues to the Company or any Transferred Entity (i) a notice of its intent to audit, examine or conduct any other proceeding with respect to any Tax Returns of any Transferred Entity for any Pre-Closing Tax Period or Straddle Period, or (ii) a notice of deficiency, a notice of its intent to assess a deficiency or a notice of proposed adjustment concerning Tax Returns of any Transferred Entity for any Pre-Closing Tax Period or Straddle Period (the items set forth in clauses (i) and (ii), each a “Tax Claim”), the Company shall promptly notify Matthews and Logo of the receipt of such communication. The

Company shall control the conduct of any Tax Claim; provided, that the Company shall keep Matthews and Logo reasonably informed of the status of such Tax Claim (including providing copies of all material written correspondence with the Internal Revenue Service or other Tax authority regarding such matter) and the Company shall not settle, compromise and/or concede any portion of such Tax Claim without Matthews’ (in the case of a Tax Claim in respect of an SGK Entity) or Logo’s (in the case of a Tax Claim with respect to an SGS Entity) prior written consent, which shall not be unreasonably withheld, conditioned, or delayed.

(b) Notwithstanding anything to the contrary in this Agreement, Matthews will have the exclusive right to control in all respects, and neither the Company, Logo nor any of its Affiliates will be entitled to participate in, any Tax Proceeding with respect to (i) any Tax Return of any Matthews Group Entity; and (ii) any Tax Return of a consolidated, combined or unitary group that includes any Matthews Group Entity (including any Combined Tax Return); provided, however, to the extent that any such Tax Proceeding could reasonably be expected to give rise to adverse consequences for the Company, Logo or any of their Affiliates, Matthews shall keep Logo reasonably informed of the status of such Tax Claim (including providing copies of all material written correspondence with the Internal Revenue Service or other Tax authority regarding such matter) and Matthews shall not settle, compromise and/or concede any portion of such Tax Claim without the prior written consent of Logo, which shall not be unreasonably withheld, conditioned, or delayed.

(c) Notwithstanding anything to the contrary in this Agreement, Logo will have the exclusive right to control in all respects, and neither the Company, Matthews nor any of its Affiliates will be entitled to participate in, any Tax Proceeding with respect to (i) any Tax Return of any Logo Group Entity; and (ii) any Tax Return of a consolidated, combined or unitary group that includes any Logo Group Entity (including any Combined Tax Return); provided, however, to the extent that any such Tax Proceeding could reasonably be expected to give rise to adverse consequences for the Company, Matthews or any of their Affiliates, Logo shall keep Matthews reasonably informed of the status of such Tax Claim (including providing copies of all material written correspondence with the Internal Revenue Service or other Tax authority regarding such matter) and Logo shall not settle, compromise and/or concede any portion of such Tax Claim without the prior written consent of Matthews, which shall not be unreasonably withheld, conditioned, or delayed.

Section 7.3 Cooperation and Exchange of Information.

(a) The Company, Matthews and Logo will provide each other with such cooperation and information as any of them may reasonably request of the other(s) in filing any Tax Return, determining a liability for Taxes or participating in or conducting any audit or other proceeding with respect to Taxes, in each case, with respect to Taxes or Tax Returns of a Transferred Entity or pass-through allocations of a Transferred Entity. Such cooperation shall include, upon reasonable request, providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 7.3(a).

(b) Not more than 60 days after the receipt of a request from Matthews, the Company will, and will cause its Affiliates to, provide to Matthews a package of Tax information materials, including schedules and work papers, requested by Matthews to enable Matthews to prepare and file all Tax Returns required to be prepared and filed by it with respect to the Transferred Entities. The Company will prepare such package completely and accurately, in good faith and in a manner consistent with Matthews’s past practice.

(c) Not more than 60 days after the receipt of a request from Logo, the Company will, and will cause its Affiliates to, provide to Logo a package of Tax information materials, including schedules and work papers, requested by Logo to enable Logo to prepare and file all Tax Returns required to be prepared and filed by it with respect to the Transferred Entities. The Company will prepare such package completely and accurately, in good faith and in a manner consistent with the past practice of Logo.

(d) Each Party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate.

Section 7.4 Tax Sharing Agreements. On or before the Closing Date, Matthews (with respect to the SGK Entities) and Logo (with respect to the SGS Entities) shall cause the rights and obligations of their respective Transferred Entities pursuant to all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Transferred Entities are parties, to terminate, and no party to any such agreement will have any rights or obligations to each other after the Closing in respect of such agreements or arrangements. This Section 7.4 shall not apply to (i) Tax sharing agreements or arrangements solely among Transferred Entities, or (ii) agreements or arrangements entered into in the ordinary course of business, the primary purpose of which is not Taxes.

Section 7.5 Post-Closing Actions.

(a) Except with the prior written consent of Matthews (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable law, after the Closing, the Company shall not, and shall not permit any of its Affiliates (including the SGK Entities) to: (i) except as otherwise required pursuant to and in accordance with Section 7.1, file, amend or otherwise modify any Tax Return of an SGK Entity with respect to any Pre-Closing Tax Period or Pre-Closing Straddle Period, (ii) make or change any Tax election or Tax accounting method or practice with respect to or that has retroactive effect to a Pre-Closing Tax Period or Pre-Closing Straddle Period of an SGK Entity, or (iii) initiate any voluntary disclosure (or other voluntary communication reasonably expected to have a similar effect) with any taxing authority with respect to any SGK Entity for a Pre-Closing Tax Period or Pre-Closing Straddle Period.

(b) Except with the prior written consent of Logo (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable law, after the Closing, the Company shall not, and shall not permit any of its Affiliates (including the SGS Entities) to: (i) except as otherwise required pursuant to and in accordance with Section 7.1, file, amend or otherwise modify any Tax Return of an SGS Entity with respect to any Pre-Closing Tax Period or Pre-Closing Straddle Period, (ii) make or change any Tax election or Tax accounting method or practice with respect to or that has retroactive effect to a Pre-Closing Tax Period or Pre-Closing

Straddle Period of an SGS Entity, or (iii) initiate any voluntary disclosure (or other voluntary communication reasonably expected to have a similar effect) with any taxing authority with respect to any SGS Entity for a Pre-Closing Tax Period or Pre-Closing Straddle Period.

Section 7.6 Tax Characterization of Transaction; Allocation.

(a) The Parties agree that, for United States federal and relevant state income tax purposes, the contribution by the SGK Seller of the SGK Equity to the Company in exchange for Company Common Units and Matthews Mezz and subsequent distribution of the Matthews Cash Payment from the Company is intended to be treated as the formation of the Company as a partnership by SGK Seller and Logo or one of its Subsidiaries in accordance with Rev. Rul. 99-5, Situation 2, and in connection therewith, (i) the SGK Seller shall be treated, in accordance with Section 707(a)(2)(B) of the Code and the Treasury Regulations promulgated thereunder (including Treasury Regulations Section 1.707-5(a) and 1.707-5(b)), and Section 721 of the Code as (A) selling to the Company an undivided portion in each asset held by the SGK Entities (as determined based on the characterization of such entities for U.S. federal income tax purposes) for cash, (B) receiving a debt-financed distribution from the Company in accordance with Treasury Regulations Section 1.707-5(b); and (C) contributing an undivided portion in each such asset to the Company as a capital contribution under Section 721 of the Code, and (ii) Logo or one of its Subsidiaries shall be treated as contributing to the capital of the Company the SGS Equity in accordance with Section 721 of the Code in exchange for a partnership interest in the Company. The Parties also agree that, for United States federal and relevant state income tax purposes, a portion of the cash payment made to SGK Seller hereunder will be characterized as a reimbursement of a preformation capital expenditure under Treasury Regulation Section 1.704-4(d) to the extent that Matthews provides information to support such characterization; provided that such information supports at least a “more likely than not” level of comfort (as reasonably determined by the Parties in good faith). The Parties shall report the income Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the intended income Tax treatment described in this Section 7.6(a) and shall not take any position inconsistent therewith in connection with any income Tax Return, refund claim or other income Tax related matter unless and to the extent required to do so pursuant to applicable Law.

(b) For U.S. federal and relevant state income tax purposes, the valuation of the SGK Equity and SGS Equity (and to the extent applicable, assets relating thereto) shall be determined and allocated as provided in this Section 7.6(b) (the “Asset Allocation”). The Company shall deliver to Matthews and Logo a statement (the “Allocation Statement”), together with supporting schedules or other documentation, setting forth the Company’s determination of the Asset Allocation within ninety (90) days after the Closing Date. The Allocation Statement shall be prepared in accordance with the Code and Treasury Regulations promulgated thereunder. Matthews shall have forty-five (45) days after receipt of such Allocation Statement within which to review the Allocation Statement. As part of such review, Matthews and its advisors will have reasonable access to the Company’s books and records on which the Allocation Statement is based. If Matthews disagrees with the Allocation Statement, it shall notify the Company in writing of such disagreement prior to the expiration of such forty-five (45) day period, setting forth a specific description of the disagreement (the “Allocation Statement Objections”). If Matthews does not provide a notice of the Allocation Statement Objections to the Company within such forty-five (45) day period, Matthews shall be deemed to have accepted the Allocation Statement, which shall be final, binding and conclusive for all purposes hereunder. If Matthews does provide timely notice of the Allocation Statement Objections to the Company, the Company and Matthews shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree in writing) to resolve the disagreements reflected in the Allocation Statement Objections. If the parties are unable to resolve all Allocation Statement Objections within such negotiation period, such disputed items will be resolved in the same manner as disputes described in Section 2.3(d). In making its determination, the Independent Accounting Firm shall be bound by the terms and conditions of this Agreement and shall not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either the Company or Matthews or that is less than the lowest value for such amount claimed by either the Company or Matthews. The Allocation Statement as finally determined pursuant to this Section 7.6(b) (the “Final Allocation Statement”) shall be applied by the parties hereto for all income Tax reporting purposes; but, for the avoidance of doubt, the parties shall not be required to use the Asset Allocation for purposes of their financial statements or any disclosures related thereto.

Section 7.7 Straddle Period. For purposes of this Agreement, in the case of any, withholding Taxes, value added Taxes and any Taxes based on or measured by income, gross or net sales payments or receipts, or payroll that are payable with respect to a Straddle Period, the portion of such Taxes attributable to the Pre-Closing Straddle Period will be determined on the basis of a deemed closing of the books and records of the relevant Transferred Entity as of the end of the Closing Date. In the case of any other Taxes that are payable with respect to a Straddle Period, the portion of such Taxes attributable to the Pre-Closing Straddle Period will be equal to the product of all such Taxes for the relevant Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period, and the denominator of which is the number of days in the entire Straddle Period. For purposes of this Section 7.7, Tax liabilities determined under Sections 951, 951A and 1248 of the Code shall be determined by assuming that the taxable period of the applicable SGS Entity or SGK Entity ended on the end of the date on the Closing Date (such that all Tax liabilities determined under Sections 951, 951A and 1248 of the Code that are attributable to economic activity occurring on or before the Closing Date will be allocable to a taxable period (or portion thereof) ending on or prior to the Closing Date).

Section 7.8 Certain Elections.

(a) Without the prior written consent of each of Matthews and Logo, the Company and its Affiliates shall not make any election under Section 338 or 336(e) of the Code (or any similar provision under state, local or foreign Tax law) with respect to the acquisition of a Transferred Entity or a direct or indirect Subsidiary of a Transferred Entity.

Section 7.9 Tax Characterization. Prior to the Closing, Logo shall not make or allow any other Person to make an election or take any action that would cause the Company and Holdings to be treated for U.S. federal income and relevant state income tax purposes as an entity other than one that is disregarded as an entity separate from its owner within the meaning of Treasury Regulations Section 301.7701-3.

Section 7.10 Canadian Disclosure Requirements. If, at any time after the execution of this Agreement, any Party determines, or becomes aware that an “advisor” (as defined in the Canada Tax Act for purposes of section 237.3 of the Canada Tax Act or for purposes of section 237.4 of the Canada Tax Act, as applicable) has determined, that the Transactions, or any transaction that may be considered to be part of the same series of transactions as the Transactions, are or would be subject to the reporting requirements under section 237.3 of the Canada Tax Act, or the notification requirements under section 237.4 of the Canada Tax Act, or any substantially similar provision of any applicable Canadian provincial or territorial Tax laws (the “Canadian Disclosure Requirements”), such Party, as the case may be will inform the other Parties of such determination. In the event a Party determines that it is required to or otherwise wishes to file an information return in respect of the Transactions, or any transaction that may be considered to be part of the same series of transactions as the Transactions, under the Canadian Disclosure Requirements, the disclosing Party shall notify the other Parties of such intent and shall provide a draft of such return to the other Parties prior to filing such that the other Parties may have an opportunity to comment on such return.

Section 7.11 Employee Retention Credit. If, prior to Closing, any SGS Entity receives from the United States Treasury any refund in cash attributable to such SGS Entity claiming an employee retention credit on January 31, 2024 pursuant to Section 3134 of the Code, the SGS Entity shall provide written notice to Matthews of the receipt of such refund along with the amount of any third-party fees, costs, and expenses paid or payable in connection with securing such refund (including any contingent fee). The aggregate amount of such refund received less the amount of such third-party fees, costs, and expenses shall be referred to herein as the “Employee Retention Credit Amount.”

ARTICLE VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 8.1 Conditions to Obligation of Each Party to Close. The respective obligations of each Party to consummate the Closing will be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Regulatory Approvals. The consents, authorizations and approvals required to be obtained in connection with the consummation of the Closing from any Governmental Entity set forth on Section 8.1 of the General Information Schedule (each, a “Required Approval”) and any potential Additional Approval agreed on pursuant to Section 5.3(f) will have been obtained (or any applicable waiting period thereunder, including any extensions thereof, will have expired or been terminated).

(b) No Injunctions. No Governmental Entity of competent authority in any SGK Material Jurisdiction or SGS Material Jurisdiction will have issued an Order or enacted a

Law that remains in effect and makes illegal or prohibits the consummation of the Closing (collectively, the “Legal Restraints”).

(c) Financing. The Company will have obtained the Debt Financing.

(d) Signing Statement Dispute. There is no outstanding or unresolved dispute pursuant to Section 2.3(d) that involves (i) a disputed amount in excess of $15,000,000, (ii) bad faith as reasonably determined, (iii) a Willful Breach of a Party’s obligations under this Agreement, or (iv) Fraud.

Section 8.2 Conditions to Logo’s and the Company’s Obligation to Close. Logo’s and the Company’s obligation to consummate the Closing will be subject to the satisfaction or waiver at or prior to the Closing the following conditions:

(a) Representations and Warranties. The representations and warranties of Matthews and SGK contained in Article III will be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date except (A) representations and warranties that are made as of a specific date will be true and correct only on and as of such date and (B) where the failure of such representations and warranties to be true and correct do not and could not reasonably be expected to have, individually or in the aggregate, an MAE on the SGK Business.

(b) Covenants and Agreements. The covenants and agreements of Matthews to be performed on or before the Closing Date in accordance with this Agreement will have been performed in all material respects (it being understood that so long as the aggregate Damages caused by or arising or resulting from Matthew’s breaches of any of the Financial IOCs are less than $15,000,000, Matthews will be deemed to have performed such covenants and agreements in all material respects).

(c) No MAE. No MAE with respect to the SGK Business will have occurred between the Effective Date and the Closing that is continuing (it being understood that no MAE will be deemed to have occurred with respect to the SGK Business unless the aggregate Damages suffered by the SGK Entities in respect of such MAE exceeds $15,000,000).

(d) Officer’s Certificate. Logo will have received a certificate, dated as of the Closing Date and signed on behalf of Matthews by an executive officer of Matthews, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3 Conditions to Matthews’ Obligation to Close. The obligations of Matthews to consummate the Closing will be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a) Representations and Warranties. The representations and warranties of Logo and the SGS Business contained in Article IV will be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date except (A) representations and warranties that are made as of a specific date will be true and correct only on and as of such date and (B) where the failure of such representations and warranties to be true and correct do not and could not reasonably be expected to have, individually or in the aggregate, an MAE on the SGS Business.

(b) Covenants and Agreements. The covenants and agreements of Logo to be performed on or before the Closing Date in accordance with this Agreement will have been performed in all material respects (it being understood that so long as the aggregate Damages caused by or arising or resulting from Logo’s breaches of any of the Financial IOCs are less than $15,000,000, Logo will be deemed to have performed such covenants and agreements in all material respects).

(c) No MAE. No MAE with respect to the SGS Business will have occurred between the Effective Date and the Closing that is continuing (it being understood that no MAE will be deemed to have occurred with respect to the SGS Business unless the aggregate Damages suffered by the SGS Entities in respect of such MAE exceeds $15,000,000).

(d) Specified Remediation Costs. The Specified Remediation Costs that Matthews determines in its sole but reasonable discretion are reasonably expected to be incurred by the SGS Entities and/or the Company, whether before or after Closing, do not equal or exceed $25,000,000 in the aggregate, regardless of any available insurance, including under the Specified Policy.

(e) Officer’s Certificate. Matthews will have received a certificate, dated as of the Closing Date and signed on behalf of Logo by an executive officer of Logo, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

Section 8.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by either Matthews or by Logo, if:

(i) the Closing will not have occurred on or before January 7, 2026 (the “Outside Date”); provided, that if all of the conditions to the Closing, other than the conditions set forth in Section 8.1(a) or Section 8.1(b) (to the extent that the Legal Restraint is in respect of a consent, authorization or approval required under Section 8.1(a)), will have been satisfied or waived or will be capable of being satisfied on such date, the Outside Date may be extended on one or more occasions by mutual written agreement of the Parties no less than 3 days prior to then-current Outside Date, for a period of 180 days, and in no event beyond the date that is 2 years after the Effective Date, which date will thereafter be deemed to be the Outside Date; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) will not be available to any Party whose failure to perform any material covenant or obligation under this Agreement has been the primary cause of, or has resulted in, the failure of the Closing to occur on or before such date;

(ii) Matthews (in the case of a termination by Logo) will have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b), and (B) (1) is incapable of being cured prior to the Outside Date (as determined by the Parties) or (2) has not been cured, or substantial steps toward a cure have not been taken, prior to the date that is 60 days from the date that Matthews is notified in writing by Logo of such breach or failure to perform; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) will not be available to Logo if Logo has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement; and provided, further, that the right to terminate this Agreement under this Section 9.1(b)(ii), if not exercised, will expire 60 days following delivery of written notice of such breach or failure to perform;

(iii) Logo (in the case of a termination by Matthews) will have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b), and (B)(1) is incapable of being cured prior to the Outside Date (as determined by the Parties) or (2) has not been cured, or substantial steps toward a cure have not been taken, prior to the date that is 60 days from the date that Logo is notified in writing by Matthews of such breach or failure to perform; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) will not be available to Matthews if Matthews has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement; and provided, further, that the right to terminate this Agreement under this Section 9.1(b)(iii), if not exercised, will expire 60 days following delivery of written notice of such breach or failure to perform; or

(iv) any Legal Restraint permanently preventing or prohibiting consummation of the Closing will be in effect and will have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iv) will have complied with its obligations under this Agreement, including Section 5.3, with respect to any such Legal Restraint.

Section 9.2 Notice of Termination. If any Party seeks to terminate this Agreement pursuant to Section 9.1, such Party will provide written notice of such termination to the other Party.

Section 9.3 Effect of Termination. If Matthews or Logo terminates this Agreement pursuant to Section 9.1, this Agreement will become void and have no effect, and there will be no Liability on the part of any Party, except as set forth in the Confidentiality Agreement, Article I (Definitions; Interpretation), Section 5.2 (Confidentiality), Section 5.7 (Public Announcements), Article XI (General Provisions), and the second to last sentence of Section 5.1(a) (Access Indemnity); provided, that termination of this Agreement will not relieve any Party from Liability for Fraud or a Willful Breach of this Agreement. Nothing herein will limit or prevent any Party from exercising any rights or remedies it may have under Section 11.11. Notwithstanding anything to the contrary contained herein, the second to last sentence of Section 5.1(a) (Access

Indemnity), the provisions of Section 5.2 (Confidentiality), Section 5.7 (Public Announcements), Article XI (General Provisions) and this Section 9.3 will survive any termination of this Agreement.

Section 9.4 Extension; Waiver. At any time prior to the Closing, either Matthews, on the one hand, or Logo, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other contained in this Agreement. Any such extension or waiver will be valid only if expressly set forth in an instrument in writing signed by the Party granting such extension or waiver.

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival. All representations and warranties contained in this Agreement and in any certificate delivered pursuant hereto will not survive the Closing. The covenants contained in this Agreement shall survive until such covenants are fully performed in accordance with their respective terms or, if no time period for performance is specified herein, indefinitely; provided, that any Party may assert any claims for breach of any Financial IOCs at any time prior to one year after the Closing Date. If the non-breaching Party provides proper notice of a claim for indemnification within the applicable time period set forth above, Liability for such claim will continue until such claim is finally resolved.

Section 10.2 Indemnification by Matthews. After the Closing, Matthews shall indemnify and hold harmless Logo, the Company and their respective directors, officers, employees, Affiliates, agents and other Representatives (collectively, the “Logo Indemnitees”) against and from any and all Damages which any Logo Indemnitee may incur or suffer to the extent such Damages arise out of or result from (a) the breach of any Financial IOCs by Matthews or its Subsidiaries during the Interim Period or any action or omission which, if taken (or omitted to be taken) by Matthews or its Subsidiaries after the Measurement Time for Signing up to the Effective Date, would constitute a breach of any Financial IOCs, (b) any Matthews Transaction Expense paid or reimbursed by the Company or any of its Subsidiaries in excess of the Maximum Matthews Transaction Expense Amount (with Matthews Transaction Expenses and the Maximum Matthews Transaction Expense Amount each being calculated at the end of each fiscal year after Closing in accordance with Section 10.7(a)), (c) any SGK Indebtedness at Closing to the extent in excess of the sum of (i) the amount included in the calculation of the SGK Consideration as finally determined in accordance with the terms hereof, plus (ii) indebtedness incurred by the SGK Entities after the Measurement Time for Signing pursuant to the terms and conditions and capacity in effect as of the Effective Date under accounts receivable financing facilities, (d) any Matthews Retained Liabilities, (e) any SGK Indemnified Taxes(other than Taxes reflected on the SGK Final Signing Statement), (f) the SGK Restructuring (without duplication of any Damages in respect of SGK Indemnified Taxes), (g) except for a breach of a Financial IOC or any Fundamental Breach by a Matthews Group Entity or SGK Entity, any breach of or failure to perform (or any allegation of any third party that, if true, would be a breach of or a failure to perform) any covenant or agreement of Matthews under this Agreement, including any outstanding obligations of Matthews under Section 2.4(b), (h) any Fundamental Breach by a Matthews Group Entity or SGK Entity, (i) the matters set forth in Section 10.2(i) of the Matthews Information Schedules, (j) the matters set forth in Section 10.2(j) of the Matthews Information Schedules, (k) any of the Matthews Credit Facilities or the matters set forth on Section 10.2(k) of the Matthews Information Schedules, (l) the matters set forth in Section 10.2 (l) of the Matthews Information Schedules and (m) any Fraud by any Matthews Group Entity or SGK Entity. Notwithstanding that a claim for Damages may fall into multiple categories of this Section 10.2, a Logo Indemnitee may recover such Damages one time only, provided that if Damages would be recoverable for the same matter under multiple subsections of Section 10.2, then such Damages shall be deemed recoverable under any of the applicable subsections of Section 10.2 selected by the applicable Logo Indemnitee (in its discretion), without duplication. For the purposes of calculating the amount of Damages and for determining whether a breach of any Financial IOC has occurred for purposes of this Section 10.2, all materiality, MAE and similar qualifiers shall be disregarded therefrom, except with respect to uses of the terms “SGK Material Contract”, “SGK Material Customer” or “SGK Material Supplier”.

Section 10.3 Indemnification by Logo. After the Closing, Logo shall indemnify and hold harmless Matthews, the Company and their respective and its directors, officers, employees, Affiliates, agents and other Representatives (collectively, the “Matthews Indemnitees”) against and from any and all Damages which any Matthews Indemnitee may incur or suffer to the extent such Damages arise out of or result from (a) the breach of any Financial IOCs by Logo or its Subsidiaries during the Interim Period or any action or omission which, if taken (or omitted to be taken) by Logo or its Subsidiaries after the Measurement Time for Signing up to the Effective Date, would constitute a breach of any Financial IOCs, (b) the SGS Restructuring (without duplication for any Damages in respect of SGS Indemnified Taxes and excluding any Damages included in Matthews SGS Restructuring Costs), (c) any SGS Indebtedness at Closing to the extent in excess of the sum of (i) the amount included in the calculation of the SGS Consideration as finally determined in accordance with the terms hereof, plus (ii) indebtedness incurred by the SGS Entities after the Measurement Time for Signing pursuant to the terms and conditions and capacity in effect as of the Effective Date under accounts receivable financing facilities, (d) the matters set forth on Section 10.3(d) of the Logo Information Schedule, (e) any SGS Indemnified Taxes (other than Taxes reflected on the SGS Final Signing Statement), (f) except for a breach of a Financial IOC or any Fundamental Breach by a Logo Group Entity or SGS Entity, any breach of or failure to perform (or any allegation of any third party that, if true, would be a breach of or a failure to perform) any covenant or agreement of Logo under this Agreement, including any outstanding obligations of Logo under Section 2.4(b), (g) the matters set forth on Section 10.3(g) of the Logo Information Schedule, but only to the extent such Damages arising from the matter set forth on Section 10.3(g) of the Logo Information Schedule, individually or in the aggregate, exceed an amount equal to the Deviation Threshold, (h) any Fundamental Breach by a Logo Group Entity or SGS Entity, (i) the Logo Credit Facility or (j) any Fraud by any Logo Group Entity or SGS Entity. Notwithstanding that a claim for Damages may fall into multiple categories of this Section 10.3, a Matthews Indemnitee may recover such Damages one time only that if Damages would be recoverable for the same matter under multiple subsections of Section 10.3, then such Damages shall be deemed recoverable under any of the applicable subsections of Section 10.3 selected by the applicable Matthews Indemnitee (in its discretion), without duplication. For the purposes of calculating the amount of Damages and for determining whether a breach of any Financial IOC has occurred for purposes of this Section 10.3, all materiality, MAE and similar qualifiers shall be disregarded therefrom, except with respect to uses of the terms “SGS Material Contract”, “SGS Material Customer” or “SGS Material Supplier”.

Section 10.4 Claims. Any Logo Indemnitee or Matthews Indemnitee claiming it may be entitled to indemnification under this Article X (the “Indemnified Party”) shall give prompt written notice to the other party (the “Indemnifying Party”) of each matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification (a “Claim”) hereunder may be based. Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, including the estimated amount of Damages and the specific basis for indemnification hereunder. Failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party’s obligations hereunder, except to the extent the Indemnifying Party is actually and materially prejudiced by such failure. The right to any indemnification, payment of Damages or other remedy for the representations, warranties, covenants or agreements set forth in this Agreement will not be affected by any investigation conducted, or any knowledge or information acquired (or capable of being acquired), in each case, at any time, whether before or after the Closing Date, with respect to any representation, warranty, covenant or agreement in this Agreement. Further, the waiver of any condition, including the conditions under Article VIII, based on the accuracy of any representation or warranty, or on the performance, completion or compliance with any covenant or agreement, will not affect a Party’s right to indemnification, payment for Damages, or other remedy available under this Article X.

Section 10.5 Defense of Actions. The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s option and expense, to assume the complete defense of any Claim based on any action, suit, proceeding, claim, demand or assessment by any third party with full authority to conduct such defense and to settle or otherwise dispose of the same and the Indemnified Party will fully cooperate in such defense only if the Indemnifying Party has admitted its liability for indemnification pursuant to this Article X; provided that the foregoing shall not apply to the extent any Claim relates to Matthews Retained Liabilities; provided further the Indemnifying Party will not, in defense of any such action, suit, proceeding, claim, demand or assessment, except with the consent of the Indemnified Party, consent to the entry of any Order or enter into any settlement (a) which provides for any relief other than the payment of monetary damages or requires any admission by any Indemnified Party and/or (b) which does not include as an unconditional term thereof the giving by the third-party claimant to the Indemnified Party of a release from all liability in respect thereof. If the Indemnifying Party does not assume control of the defense of a Claim within 30 days after the Indemnifying Party’s receipt of the notice required pursuant to Section 10.4 or abandons any defense of any such Claim, the Indemnified Party may undertake the defense of prosecution of such claim and assume control thereof, including the right to select and direct counsel, and the reasonable cost of such defense will constitute Damages hereunder (along with any other Damages incurred). After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such action, suit, proceeding, claim, demand or assessment, the Indemnifying Party shall be liable to the Indemnified Party only for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party; provided, that the Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party’s expense if the named parties to any Claim include both such Indemnified Party and the Indemnifying Party or such Indemnified Party shall have been advised by counsel that there would be an actual or potential conflict of interest if the same counsel were to represent such Indemnified Party and the Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. As to those third-party actions, suits, proceedings, claims, demands or assessments with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same. The Indemnified Party will not settle any Claim without the prior consent of the Indemnifying Party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, if there is a Claim arising out of relating to the matter set forth on Section 10.3(g) of the Logo Information Schedule, then notwithstanding any term or provision to the contrary in the LLC Agreement, (i) if such Claim is between the Company, on the one hand, and Logo or any of its Affiliates, on the other hand, then Matthews shall be deemed to have control of the Company in connection with such Claim, and (ii) if such Claim is between the Company, on the one hand, and any Person beside Logo or any of its Affiliates, on the other hand, then the Company shall be controlled in a manner consistent with the LLC Agreement.

Section 10.6 Limitation, Exclusivity, No Duplicate Recovery. Except in the case of Fraud and as provided below, if the Closing occurs, this Article X, the RWI Policies and Section 11.11 provide the exclusive means by which a Party may bring Actions against any other Party under or with respect to this Agreement. Except in the case of Fraud, or pursuant to Section 11.11, if the Closing occurs, the sole source of recovery and maximum aggregate Liability for any Damages indemnifiable pursuant to this Article X (other than Section 10.2(k), Section 10.2(l), Section 10.3(i) or, solely with respect to any breach of Section 11.6(b), Section 10.2(g) or Section 10.3(f)) is limited to the Matthews Mezz or the Logo Mezz, as applicable. Except in the case of Fraud, the maximum aggregate Liability of the Logo Indemnitees for any Damages indemnifiable pursuant to Section 10.3(g) will be capped at $5,000,000 (after application of the Deviation Threshold). Furthermore, except in the case of Fraud, if the Closing occurs, (a) Matthews shall not have any indemnification obligations to the Logo Indemnitees for any Damages indemnifiable pursuant to Section 10.2(a), Section 10.2(b), Section 10.2(c), Section 10.2(e), Section 10.2(f), Section 10.2(g) (other than in connection with a breach or failure to perform any of the covenants or agreements in this Article X or Section 11.6(b)) and Section 10.2(i), unless and until the aggregate amount of Damages for such claims sustained by the Logo Indemnitees (measured cumulatively) exceed $7,500,000, individually or in the aggregate (the “Basket”), at which point Matthews shall be liable for all such Damages in excess of the Basket; and (b) Logo shall not have any indemnification obligations to the Matthews Indemnitees for any Damages indemnifiable pursuant to Section 10.3(a), Section 10.3(b), Section 10.3(c), Section 10.3(d), Section 10.3(e) and Section 10.3(f) (other than in connection with a breach or failure to perform any of the covenants or agreements in this Article X or Section 11.6(b)), unless and until the aggregate amount of Damages for such claims sustained by the Matthews Indemnitees (measured cumulatively) exceed the Basket, individually or in the aggregate, at which point Logo shall be liable for all such Damages in excess of the Basket. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Article X), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of any Party to make Claims under or recover under the RWI Policies obtained in connection with the Transactions, it being understood that any matter for which there is coverage available under such RWI Policy shall be subject to the terms, conditions and limitations, if any, set forth in such RWI Policy. Notwithstanding anything contained herein to the contrary, the time, dollar and other limitations set forth in this Article X or elsewhere in this Agreement will not apply to any Action resulting from a Party’s Fraud.

Section 10.7 Manner of Payment; Calculation of Damages.

(a) Recovery of any Damages actually and finally determined to be indemnifiable pursuant to this Article X (“Actual Damages”), other than Actual Damages comprising Matthews Indemnifiable Amounts or Logo Indemnifiable Amounts, will be effected through reduction of the Matthews Mezz or the Logo Mezz, as applicable, promptly after such Damages are so actually and finally determined. With respect to all other Actual Damages in any given fiscal year of the Company, the Matthews Mezz or the Logo Mezz, as applicable, will only be reduced once for such fiscal year promptly following the end of such fiscal year, provided that any such reduction shall be applied retroactively to the first day of the fiscal year in which the Actual Damages are determined. For all Actual Damages in any such year period, the Indemnifying Party with an obligation to indemnify for a higher number of Actual Damages than the other Indemnifying Party during such year period will have its Matthews Mezz or Logo Mezz, as applicable, reduced by an amount equal to the difference between the Actual Damages owed by each Indemnifying Party. No Actual Damages during any such one year period that have been accounted for in any reduction pursuant to this Section 10.7(a) will be double counted in any other one year period. Notwithstanding anything to the contrary herein, any Actual Damages indemnifiable pursuant to (i) Section 10.2(k) or, solely with respect to any breach of Section 11.6(b), Section 10.2(g) will be paid by Matthews in cash promptly after such Damages are so actually and finally determined, (ii) Section 10.2(l) will be effected by way of an immediate offset or credit against any fees that may be payable by the Company under the Transition Services Agreement and (iii) Section 10.3(i) or, solely with respect to any breach of Section 11.6(b), Section 10.2(f) will be paid by Logo in cash promptly after such Damages are so actually and finally determined.

(b) Any payment made by an Indemnifying Party to an Indemnified Party pursuant to this Article X in respect of any Claim will be reduced by any insurance proceeds actually collected by and paid to the Indemnified Party or its Affiliates in respect of the related Damages, net of any applicable deductible, retention or similar amounts, and the costs of recovery. Subject to Section 5.11(a), each Indemnified Party shall bring any claim and use commercially reasonable efforts to pursue recovery under all insurance policies (including the applicable RWI Policy and the Specified Policy) available to it. In any case where the Indemnified Party subsequently recovers from third parties any amount in respect of a matter with respect to which Matthews Mezz or the Logo Mezz has been previously adjusted pursuant to this Article X, such Indemnified Party shall promptly pay over to the Company the amount so recovered (after deducting therefrom the full amount of the expenses or other costs (including any incremental insurance premium costs) incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter. In furtherance and not in limitation of the foregoing, an Indemnified Party shall be required to use commercially reasonable efforts to seek recovery first from the applicable RWI Policy or the Specified Policy, as applicable, before recovering Damages from the Indemnifying Party; provided, however, that no Indemnified Party shall be required to bring any Action to recover under an RWI Policy or the Specified Policy. If at any time any Indemnified Party is finally determined to be entitled to indemnification for any Damages pursuant to this Article X, but is unable to fully recover such Damages under an RWI Policy or the Specified Policy, as applicable, then the Indemnifying Party shall indemnify such Indemnified Party for such unrecovered Damages in accordance with this Article X. The Parties will, and will cause their Subsidiaries to, take commercially reasonable efforts to mitigate any Damages. Logo and Matthews covenant and agree that any proceeds or other amounts recovered under an RWI Policy or the Specified Policy by Logo, Matthews or any of their respective Affiliates (other than the Company and its Subsidiaries) shall be directed to the Company.

(c) The Parties agree to cooperate in good faith to prepare and agree to any amendments or other modifications to the LLC Agreement in respect of the Matthews Mezz or Logo Mezz that are required as a result of this Article X. If the Matthews Mezz and the Logo Mezz are fully redeemed pursuant to and in accordance with the LLC Agreement, the Parties agree that there will no further adjustments to the Logo Mezz or Matthews Mezz hereunder and the obligations in this Article X will terminate and no longer be in effect.

Section 10.8 Tax Treatment of Indemnity Payments. Any indemnity payment under this Agreement shall be treated as an adjustment to the SGK Closing Consideration or the Logo Mezz for Tax purposes unless there is no reasonable basis for doing so under the applicable Tax Law.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Interpretation; Absence of Presumption; Disclosure Schedules.

(a) For the purposes of this Agreement, (i) words in the singular will be held to include the plural and vice versa, and words of one gender will be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (iv) any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein will have the meaning as defined in this Agreement; (v) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Exhibits and Schedules hereto; (vi) references to “$” will mean U.S. dollars; (vii) the word “including” and words of similar import when used in any Transaction Document will mean “including without limitation,” unless otherwise specified; (viii) the word “or” will not be exclusive; (ix) references to “written” or “in writing” include in electronic form; (x) provisions will apply, when appropriate, to successive events and transactions; (xi) each Party has participated in the negotiation and drafting of the Transaction Documents and if an ambiguity or question of interpretation should arise, the Transaction Documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or burdening any Party by virtue of the authorship of any of the provisions in any Transaction Document; (xii) references to any statute will be deemed to refer to such statute as amended through the Effective Date and to any rules or regulations promulgated thereunder as amended through the Effective Date (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute will be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (xiii) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xiv) a reference to any Person includes such Person’s successors and permitted assigns; (xv) any reference to “days” will mean calendar days unless Business Days are expressly specified; (xvi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded and if the last day of such period is not a Business Day, the period will end on the next succeeding

Business Day; (xvii) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively, and (xviii) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number will mean the subtraction of the absolute value of such negative number and the subtraction of a negative number will mean the addition of the absolute value of such negative number. If any conflict or inconsistency exists between the terms of this Agreement and any Ancillary Agreement, this Agreement will control.

(b) The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Matthews Disclosure Schedule or Logo Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material or would reasonably be expected to have an MAE on the SGK Entities or SGS Entities. No Party will use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Matthews Disclosure Schedule or Logo Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Matthews Disclosure Schedule or Logo Disclosure Schedule is or is not material or would reasonably be expected to have an MAE on the SGK Entities or the SGS Entities for the purposes of this Agreement. Prior to the Closing, (i) Matthews may amend or supplement the Matthews Disclosure Schedule and/or the Matthews Information Schedule solely in order to reflect changes arising from the consummation of the SGK Restructuring, and (ii) Logo may amend or supplement the Logo Disclosure Schedule and/or the Logo Information Schedule solely in order to reflect changes arising from the consummation of the SGS Restructuring, and, in either case, such amendment or supplement shall be taken into account in determining whether any representation or warranty made by Matthews or Logo, as applicable as of the Closing Date (whether pursuant to this Agreement or under any closing certificate) has been breached for purposes of establishing whether or not the closing conditions set forth in Section 8.2(a) or Section 8.3(a), as applicable, have been satisfied.

Section 11.2 Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 11.3 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement and Action or any dispute arising out of or relating to or in connection with this Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, without regard to any choice-of-laws or conflict-of-laws provisions thereof that would require the application of any other Law.

(b) To the fullest extent permitted by applicable Law, each Party (i) agrees that any Action by such Party seeking any relief whatsoever arising out of, relating to or in connection with, this Agreement, the Contribution or the Transactions will be brought only in any federal court located in the State of New York, or to the extent such court does not have subject matter jurisdiction, any state court sitting in the State of New York and the applicable appellate courts thereof and not in any other state or federal court in the United States or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in New York for purposes of all legal proceedings arising out of, or in connection with, this Agreement, the Contribution or the Transactions, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court or any claim that any such Action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 11.7 or any other manner as may be permitted by Law will be valid and sufficient service thereof and (v) agrees that a final judgment in any such Action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The preceding sentence will not limit the jurisdiction of the Independent Accounting Firm set forth in Section 2.3(d)(i), although claims may be asserted in such courts described in the preceding sentence for purposes of enforcing the jurisdiction and judgments of the Independent Accounting Firm.

(c) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE CONTRIBUTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, WHETHER SUCH CLAIMS ARE BASED IN TORT, CONTRACT OR OTHERWISE. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE CONTRIBUTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.3. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.3 SHALL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 11.4 Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 11.5 No Third Party Beneficiaries. Except for the current and former directors and officers of the Transferred Entities indemnified pursuant to Section 5.11(b), and the Debt Financing Sources with respect to Section 11.16, which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement is not intended to confer in or on behalf of any Person not a Party (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 11.6 Expenses.

(a) If the Transactions are not consummated, Matthews will bear the costs of all Matthews Transaction Expenses and any other legal and other costs and expenses incurred by the Matthews Group or SGK Entities in connection with this Agreement and the Transactions, and Logo will bear the costs of all Logo Transaction Expenses and any other legal and other costs and expenses incurred by the Logo Group or SGS Entities in connection with this Agreement, provided, that Matthews and Logo will share equally in (a) any Competition and Foreign Investment Expenses, (b) any fees and expenses of jointly-retained economic and other consultants engaged in furtherance of the Parties’ compliance with Section 5.3, except where such fees relate exclusively to the hosting, review, and production of one Party’s data and documents and (c) any fees, expenses and indemnities payable or agreed to be paid pursuant to any engagement letter, commitment letter, or other similar agreement entered into for facilitating the Debt Financing (including any ticking or similar fee payable with respect to any commitment); provided, further, that if the Transactions are not consummated as a result of the matters described in Section 5.22 of the Matthews Information Schedule, Matthews will promptly after the termination of this Agreement pay or reimburse Logo and the SGS Entities for all Logo Transaction Expenses and any other legal and other out-of-pocket costs and expenses incurred by the Logo Group or SGS Entities in connection with this Agreement and the negotiation hereof.

(b) If the Transactions are consummated, then, except as otherwise provided for in this Agreement, the Company will pay all the costs of or will reimburse the applicable Party for and in respect of (without duplication), (x) Matthews Transaction Expenses and Logo Transaction Expenses (but subject to the other provisions of this Agreement providing for adjustments to the Matthews Mezz or the Logo Mezz relating to Matthews Transaction Expenses and Logo Transaction Expenses, respectively); and (y) the legal and accounting fees, costs and expenses of the representations and warranty insurance policies (“RWI Policies”) obtained by the Parties (“RWI Expenses”); provided, however, that (i) if Matthews elects to obtain coverage under an RWI Policy in excess of $38,700,000, then Matthews will pay (or reimburse the Company) for the increased RWI Expenses incurred as a result of obtaining such excess coverage and (ii) if Logo elects to obtain coverage under an RWI Policy in excess of $51,300,000, then Logo will pay (or reimburse the Company) for the increased RWI Expenses incurred as a result of obtaining such excess coverage. For the avoidance of doubt, to the extent there are Matthews Transaction Expenses and/or Logo Transaction Expenses that are not reimbursed by the Company in connection with the Closing, then to the extent such expenses were reimbursable by the Company pursuant to the terms hereof, the Company agrees to properly reimburse the Party entitled to such reimbursement and adjust the Matthews Mezz and/or Logo Mezz, as applicable, as though such expenses were submitted and reimbursed in connection with the Closing. Regardless of whether the Transactions are consummated, Matthews will bear the incremental out of pocket costs, fees, expenses or other payments actually incurred and payable by Logo or an SGS Entity to a third party as a result of conforming or adjusting the accounting and audit practices and methodologies of Logo or the SGS Entities to comply with public company accounting standards prior to Closing. Notwithstanding the foregoing, if as a result of Item 5 set forth in Section 5.6(e) of the Matthews Information Schedule the referenced fee becomes due and payable, Matthews will promptly pay such fee and will not be entitled to reimbursement therefor by the Company nor will be there be any corresponding adjustment to the Matthews Mezz or Logo Mezz.

Section 11.7 Notices. All notices and other communications to be given to any Party hereunder will be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or by electronic mail (“e-mail”) transmission (so long as a receipt of the delivery of such e-mail is requested and received), and will be directed to the address set forth below (or at such other address as such Party will designate by like notice):

(a)	If to Matthews:

Matthews International Corporation

Two NorthShore Center

Pittsburgh, PA 15212

Attn: Brian Walters

Email: bwalters@matw.com

with a copy (which will not constitute notice) to:

K&L Gates LLP

K&L Gates Center

210 Sixth Avenue

Pittsburgh, PA 15222

Attn: Ron Aulbach; Kevin Stichter

Email: ron.aulbach@klgates.com; kevin.stichter@klgates.com

(b)	If to Logo:

c/o HPS Investment Partners, LLC

40 West 57th Street, 27th Floor

New York, NY 10019

Attention: Colbert Cannon

Email: colbert.cannon@hpspartners.com; hpsagency@alterdomus.com with a copy (which will not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

51 W. 52nd Street

New York, NY 10019

Attention: B. J. Rosen; Justin Yi

Email: bjrosen@orrick.com; jyi@orrick.com

Section 11.8 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that no Party may directly or indirectly assign (whether by operation of Law or otherwise) any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other Party.

Section 11.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each Party. Any Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach. No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.11 Specific Performance. Each Party agrees that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if the Parties do not perform any provision of this Agreement in accordance with their respective specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties will be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction. If, prior to the Outside Date, any Party brings any Action in accordance with Section 11.3 to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date will automatically be extended by (x) the amount of time during which such Action is pending, plus 20 Business Days or (y) such other time period established by the court presiding over such action.

Section 11.12 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a) Logo and the Company each waives and will not assert, and agrees to cause its Subsidiaries, including the Transferred Entities, to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Matthews, any of its Affiliates or any shareholder, officer, employee or director of Matthews or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving any Transaction Document or any other agreement or transaction contemplated thereby, by any legal counsel currently representing, in connection with any Transaction Document or any other agreement or transaction contemplated thereby (the “Current Representation”), Matthews or any Affiliate thereof, including the Matthews Legal Advisor. Matthews waives and will not assert, and agrees to cause its Subsidiaries, to waive and not to assert, any conflict of interest arising out of or relating to the representation the Post-Closing Representation of Logo, any of its Affiliates (other than the Company) or any Designated Person in any matter involving the Current Representation, Logo or any Affiliate thereof, including the Logo Legal Advisor.

(b) The Parties each waive and will not assert, and agree to cause their respective Subsidiaries, including (in the case of the Company) the Transferred Entities, to waive and not to assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with the other Parties and their respective Subsidiaries (including in respect of any claim for indemnification), it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection will be retained by Matthews (with respect to the Matthews Legal Advisor) or Logo (with respect to Logo Legal Advisor) and that Matthews or Logo, as applicable, will have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after the Closing, no Party nor their Subsidiaries or Transferred Entities will have any access to any such communications or to the files of the Current Representation of another Party, all of which will be and remain the property of Matthews or Logo, as applicable, or to internal counsel relating to such engagement.

Section 11.13 No Admission. Nothing herein will be deemed an admission by Logo, Matthews or any of their respective Affiliates, in any Action or proceeding by or on behalf of a third party, that Logo, Matthews or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 11.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic method will be as effective as delivery of a manually executed counterpart of this Agreement.

Section 11.15 Local Transfer Agreements. The Parties do not intend this Agreement to transfer title to any SGK Assets or SGS Equity, or to constitute the assumption of any SGK Liabilities, in each case, in any jurisdiction in which such transfer or assumption is required by applicable Law to be made pursuant to a Local Transfer Agreement, and any such Transferred Entity or SGK Liabilities, as applicable, will only be transferred or assumed pursuant to the applicable Local Transfer Agreement. No Local Transfer Agreement will require any Matthews Group Entity to make representations, warranties or covenants, except to the extent (a) required to comply with applicable Law, or (b) as necessary to effectuate the transfer of the Transferred Entity Employees in furtherance of the provisions of Article VI; and the Parties agree to make changes as required pursuant to applicable Law to reflect the foregoing. To the extent that the provisions of a Local Transfer Agreement are inconsistent with the provisions of this Agreement, or do not fully give effect to the provisions of this Agreement with respect to the transfer of the SGK Assets or the assumption of the SGK Liabilities: (i) the provisions of this Agreement will prevail; and

(ii) so far as permissible under applicable Law of the relevant jurisdiction, the Parties will cause the provisions of the relevant Local Transfer Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement. Each Party will not, and will cause its respective Affiliates not to, bring any Action against the other Party or any of its Affiliates based upon, or with respect to the transactions contemplated by, any Local Transfer Agreement, except (A) pursuant to this Agreement or (B) pursuant to such Local Transfer Agreement to the extent necessary to enforce any transfer of the SGK Business or SGS Business or Transferred Business Employees or the assumption of the SGK Liabilities in a manner consistent with the terms of this Agreement, and the Parties will not permit any of their applicable Affiliates to take any position (in any Action or otherwise) inconsistent with the acknowledgements, disclaimers and other provisions of Section 3.22 or Section 4.11. Any out-of-pocket notary or recording costs incurred in connection with the notarization or recording of any Local Transfer Agreement will be borne by Logo; provided, that, for the avoidance of doubt, under no circumstances will Logo be responsible for the fees or expenses of any attorneys or other advisors of Matthews and its Affiliates in connection with the transactions contemplated by this Section 11.15. If (1) the execution and delivery of any Local Transfer Agreement at the Closing becomes impracticable for any reason (other than a breach of either Party’s obligations hereunder), or (2) the contemplated structure of the Transactions in any given jurisdiction becomes impracticable as a result of circumstances unforeseen by the Parties as of the Effective Date, the Parties will cooperate in good faith so as to effect the purposes and intent of this Agreement as closely as possible in a mutually acceptable manner in order that the Closing occur as promptly as practicable (and in any event prior to the Outside Date) and that the Transactions be consummated as originally contemplated to the fullest extent possible, including by amending this Agreement to the extent consistent with the foregoing. For the avoidance of doubt, if the Closing does not occur, each Local Transfer Agreement (if executed) will terminate automatically concurrently with the termination of this Agreement in accordance with its terms, and the Parties will cause their respective Affiliates that are party to each Local Transfer Agreement to take all actions necessary for the Local Transfer Agreements to be treated as void ab initio.

Section 11.16 Debt Financing Sources. Notwithstanding anything to the contrary in this Agreement, the Parties, on behalf of themselves, their respective Subsidiaries and each of their respective controlled Affiliates hereby: (a) agree that service of process upon such Debt Financing Party, its Subsidiaries or its controlled Affiliates in any such Action will be effective if notice is given in accordance with this Agreement, (b) agree that none of the Debt Financing Sources will have any liability to any Matthews Group Entity or their Representatives or Logo Group Entity or their Representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Highly Confident Letter, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and Matthews (on behalf of itself and the Matthews Group) and Logo (on behalf of itself and the Logo Group) agree not to commence any Action or proceeding against any Debt Financing Party with respect to the foregoing (and in furtherance and not in limitation of the foregoing, the parties acknowledge and agree that no Debt Financing Party will be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature) and (c) agree that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 11.16 and that such provisions (or any of the defined terms used herein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of this

Section 11.16) will not be amended in any way adverse to the Debt Financing Sources without the prior written consent of the lenders (and any such amendment, waiver or other modification without such prior written consent will be null and void).

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each Party as of the Effective Date.

MATTHEWS INTERNATIONAL CORPORATION

By:	/s/ Joseph Bartolacci
Name: Joseph Bartolacci Title: President and Chief Executive Officer

LOGO HOLDINGS II CORPORATION

By:	/s/ Matthew Gresge
Name: Matthew Gresge
Title: Chief Executive Officer, President & Vice President

PENINSULA PARENT LLC
By: Logo II Holdings Corporation, its Managing Member

By:	/s/ Matthew Gresge
Name: Matthew Gresge
Title: Chief Executive Officer, President & Vice President

[Signature Page to Contribution Agreement]

EXHIBIT A: Accounting Principles

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EXHIBIT B-1: SGK INITIAL SIGNING STATEMENT

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EXHIBIT B-2: SGS INITIAL SIGNING STATEMENT

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EXHIBIT C: FORM OF LLC AGREEMENT

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EXHIBIT D: FORM OF TRANSITION SERVICES AGREEMENT

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EXHIBIT E: SGK RESTRUCTURING PLAN

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EXHIBIT F: SGS RESTRUCTURING PLAN

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